Table of Contents

United States

Securities And Exchange Commission

Washington, D.C. 20549

FORM 1-SA

[X] SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

[_] SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended June 30, 2024

My Racehorse CA LLC

(Exact name of issuer as specified in its charter)

Nevada	83-0848007
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2456 Fortune Dr., Suite 110, Lexington, KY 40509

(Full mailing address of principal executive offices)

888-697-2234

(Issuer’s telephone number, including area code)

TABLE OF CONTENTS

MY RACEHORSE CA LLC

2

Use of Terms

Except as otherwise indicated by the context and for the purposes of this Semi-Annual Report only, references in this Semi-Annual Report to “we,” “us,” “our”, “MRH”, “our company”, or the “Company” refer to My Racehorse CA LLC, a Nevada series limited liability company.

Special Note Regarding Forward Looking Statements

Certain information contained in this Semi-Annual Report includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about our company’s development plans for our business; our strategies and business outlook; anticipated development of the Company, the Manager, each Series of the Company and the MyRacehorse™ Platform (defined below), future results, performance, liquidity, financial condition, prospects and opportunities and are based upon information currently available to our company and our management and our interpretation of what is believed to be significant factors affecting the businesses, including many assumptions regarding future events.

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words like “anticipates”, “believes”, “continue”, “could”, “estimates”, “expects”, “intends”, “may”, “might”, “plans”, “possible”, “potential”, “predicts”, “projects”, “seeks”, “should”, “will”, “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, but the absence of these words does not mean that a statement is not forward-looking. Actual results, performance, liquidity, financial condition, prospects and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties and other factors. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” included in our Offering Statement on Form 1-A (the “Offering Statement”; file no. 024-11808) filed with the Securities and Exchange Commission (the “Commission”) on February 22, 2022, and qualified by the Commission on May 2, 2022, as amended and supplemented by post-qualification amendments to date, and matters described in this Semi-Annual Report generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Semi-Annual Report will in fact occur.

Potential investors should not place undue reliance on any forward-looking statements, and should not make an investment decision based solely on these forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

Although the forward-looking statements in this Semi-Annual Report reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them. The projections, estimates and expectations are presented in this Semi-Annual Report only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on our management’s own assessment of our business, the industry in which we work and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts and opportunities. Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the Company cannot guarantee future results, and the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. You are urged to carefully review and consider the various disclosures made by us in this Semi-Annual Report, in the Offering Statement (and as amended and supplemented by post-qualification amendments to date) and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company was formed in the State of Nevada as a series limited liability company on December 27, 2016. Since our inception, we have been engaged primarily in acquiring a collection of horses for use in racing (each, an “Underlying Asset”). The Company, through individual Series, takes ownership in a particular racehorse or group of racehorses (all of the series of the Company offered in such racehorse(s) may collectively be referred to herein as the “Series”, and each, individually, as a “Series”; The interests of all Series in such racehorse(s) may collectively be referred to herein as the “Interests”, and each, individually, as an “Interest”). By doing so, the Company’s goal is to democratize the ownership of such racehorses, and allow fans to experience the thrill, perks and benefits of racehorse ownership at a fraction of the historical cost. This includes everything from the behind the scenes engagements with the racehorse, the jockey and trainers as well as exclusive on-track experiences, and a portion of financial gains that the ownership in such racehorse potentially creates if its breeding rights are sold, if it wins a “purse” at a racing event, if marketing or sponsorship ads are sold, or if it is claimed or sold.

3

We are managed by Experiential Squared, Inc. (“Experiential” or the “Manager”), a Delaware corporation incorporated in 2016. Experiential provides expert horse racing management services and owns and operates a mobile app-based crowd-funding platform called MyRacehorse™ (the MyRacehorse™ platform and any successor platform used by the Company for the offer and sale of Series interests, is referred to as the “MyRacehorse™ Platform”), which is licensed to the Company pursuant to the terms of that certain Management Services Agreement (the “Management Agreement”), through which Investors may indirectly invest, through Series of the Company’s interests, in fractional racehorse ownership interests that have been historically difficult to access for many market participants. Through the use of the MyRacehorse™ Platform, Investors can browse and screen racehorses, make potential investments in such racehorses, and sign legal documents electronically. It is the intent of the Company and its Manager to manage and retain decision-making authority over the initial due diligence and subsequent training, maintenance and upkeep of the racehorses.

Experiential employs a team of horse racing experts that has allowed the Company to become one of the most successful horse racing stables in the United States over the past few years. The team has collectively over 100 years of experience buying, managing, and analyzing racehorses. This depth of expertise has led to over 181 wins since launching the stable in June of 2018 through June 2024. The wins have been achieved at the highest level in US horse racing including winning the Breeders’ Cup Classic, The Preakness Stakes and the Kentucky Derby. Experiential is considered a highly active racing manager through its strategically located staff in California, New York, and Kentucky (the three major markets for horse racing) and other racing markets as well. Experiential is in daily contact with the trainers and partners regarding all aspects of the racehorses under their management. Experiential also has retained a world-renowned resident veterinarian to actively review the horses in their stable for health and performance. In addition, they have access to several premium data sources that allows their horse racing experts to review speed figures, race results, pedigrees, and conditions to maximize performance of their bloodstock.

We have completed many offerings of Interests as set forth in the table below under “Operating Results” and continue to launch subsequent offerings for other series on an ongoing basis. The information contained in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” is in relation to the Company as a whole, which is made up of a number of separate series and Underlying Assets. The purchase of membership interests in a Series of the Company is an investment only in such Series and not an investment in the Company as a whole or any other Series.

As of June 30, 2024, officers of the Manager have loaned the Company a total of $583,090 (excluding accrued interest) in connection with the acquisition of these Underlying Assets. See Note 4 to Unaudited Financial Statements as of June 30, 2024 – Advances from Manager and Note 7 - Related Party Transactions of the Notes to the Financial Statements for more information regarding the loans/advances from officers of the Manager or the Manager.

There is limited historical financial information about us upon which to base an evaluation of our performance. We are an emerging growth business with limited operating history, and we are considered to be a development stage company, since we are devoting substantially all of our efforts to establishing our business, and our planned principal operations have only recently commenced. We cannot guarantee that we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources and possible cost overruns, such as increases in marketing costs, increases in administration expenditures associated with daily operations, increases in accounting and audit fees, and increases in legal fees related to filings and regulatory compliance.

4

Operating Results

As of June 30, 2024, the following Series and related race horses have been created and either have or are currently being offered pursuant to either (i) Rule 506(c) of Regulation D, (ii) a California intrastate permit or (iii) the Offering Statement:

Series-Series Name	Underlying Asset	Interests Offered (1)	Interests Sold (1)	Interests Remaining (1)	Asset Cost/Interest (2)	Operating Expense Reserve/Interest (2)	Due Diligence Fee/Interest (2)	Owed to Series (3)	Owed to Experiential (4)	Paid to Experiential (5)	Price Per Interest (6)	$ Sold (7)	$ Offered (7)	$ Remaining (7)
Series Action Bundle	Action Bundle	10,000	10,000	–	$4.50	$21.85	$4.65	–	–	46,500.00	31.00	310,000.00	310,000.00	–
Series Adaay in Asia	Adaay in Asia	5,100	5,100	–	$42.00	$21.55	$18.45	–	–	94,095.00	82.00	418,200.00	418,200.00	–
Series Adjust 20	Jai Ho	10	10		$9,646.90	$1,923.70	$1,929.40	–	–	19,294.00	13,500.00	135,000.00	135,000.00	–
Series Alliford Bay 21	Sweet Voyage	3,750	3,750	–	$36.88	$35.20	$20.92			78,450.00	93.00	348,750.00	348,750.00	–
Series Amandrea	Amandrea	550	550	–	210.00	40.00	45.00	–	–	24,750.00	295.00	162,250.00	162,250.00	–
Series Ambleside Park 19	Lookwhogotlucky	410	410	–	115.00	59.25	30.75	–	–	12,607.50	205.00	84,050.00	84,050.00	–
Series Amers	Amers	75	75	–	82.00	37.00	21.00	–	–	1,575.00	140.00	10,500.00	10,500.00	–
Series Apple Down Under 19	Howboutdemapples	600	600	–	100.00	47.05	25.95	–	–	15,570.00	173.00	103,800.00	103,800.00	–
Series Arch Support 20	Captain Sparrow	10	10	–	7,717.50	1,939.00	1,543.50	–	–	15,435.00	11,200.00	112,000.00	112,000.00	–
Series Ari the Adventurer 19	Kanthari	5,100	5,100	–	57.50	14.75	12.75	–	–	65,025.00	85.00	433,500.00	433,500.00	–
Series Athenian Beauty 19	Quantum Theory	1,800	1,800	–	25.00	14.95	7.05	–	–	12,690.00	47.00	84,600.00	84,600.00	–
Series Authentic	Authentic	12,500	12,500	–	151.54	23.56	30.90	–	–	386,250.00	206.00	2,575,000.00	2,575,000.00	–
Series Awe Hush 19	Can't Hush This	1,800	1,800	–	110.00	29.40	24.60	–	–	44,280.00	164.00	295,200.00	295,200.00	–
Series Bajan Bashert	Bajan Bashert	16	16	–	7,000.00	1,600.00	1,400.00	–	–	22,400.00	10,000.00	160,000.00	160,000.00	–
Series Balletic	Balletic	10,000	10,000	–	45.00	23.00	12.00	–	–	120,000.00	80.00	800,000.00	800,000.00	–
Series Bella Chica	Bella Chica	100	100	–	250.00	73.00	57.00	–	–	5,700.00	380.00	38,000.00	38,000.00	–
Series Big Mel	Big Mel	6,000	6,000	–	89.00	14.00	18.00	–	–	108,000.00	121.00	726,000.00	726,000.00	–
Series Black Escort 19	Halofied	20	20	–	2,750.00	1,660.00	590.00	–	–	11,800.00	5,000.00	100,000.00	100,000.00	–
Series Blue Curl 22	Isle Blue	5,100	5,100	–	41.34	21.43	18.23	–	–	92,973.00	81.00	413,100.00	413,100.00	–
Series Blue Devil	Blue Devil	5,100	1,073	4,027	36.75	21.38	16.87	86,097.26	147,992.25	18,101.51	75.00	80,475.00	382,500.00	302,025.00
Series Brandy 22	Brandy '22	9,000	9,000	–	46.10	19.78	19.12			172,080.00	85.00	765,000.00	765,000.00	–
Series Bullion	Bullion	25	25	–	240.00	–	230.00	–	–	5,750.00	470.00	11,750.00	11,750.00	–
Series Bullish Sentiment 21	Identity Crisis	3,000	–	–	35.70	37.15	21.15	–	–	–	94.00	–	282,000.00	–
Series Cairo Kiss	Cairo Kiss	80	80	–	347.50	124.25	83.25	–	–	6,660.00	555.00	44,400.00	44,400.00	–
Series Carrothers	Carrothers	5,100	5,100	–	60.20	25.65	15.15	–	–	77,265.00	101.00	515,100.00	515,100.00	–
Series Cayala 19	Provocateur	4,100	4,100	–	60.00	17.35	13.65	–	–	55,965.00	91.00	373,100.00	373,100.00	–
Series Celestial Moon	Celestial Moon	20	20	–	7,993.15	2,056.85	1,450.00			29,000.00	11,500.00	230,000.00	230,000.00	–
Series Chad Brown Bundle	Chad Brown Bundle	5,000	5,000	–	120.69	78.21	35.10	–	–	175,500.00	234.00	1,170,000.00	1,170,000.00	–
Series Classic Cut	Classic Cut	10,000	10,000	–	24.00	19.35	7.65	–	–	76,500.00	51.00	510,000.00	510,000.00	–
Series Claire De Lune 22	Moonlight Courage	5,000	–	5,000	23.05	37.13	22.82		115,250.00	–	83.00	–	415,000.00	415,000.00
Series Classofsixtythree 19	Sixtythreecaliber	1,000	1,000	–	125.00	39.05	28.95	–	–	28,950.00	193.00	193,000.00	193,000.00	–
Series Co Cola 19	Search Engine	5,100	5,100	–	62.50	27.60	15.90	–	–	81,090.00	106.00	540,600.00	540,600.00	–
Series Collusion Illusion	Collusion Illusion	25,000	25,000	–	22.00	3.50	4.50	–	–	112,500.00	30.00	750,000.00	750,000.00	–
Series Consecrate 19	Sacred Beauty	410	410	–	80.00	53.45	23.55	–	–	9,655.50	157.00	64,370.00	64,370.00	–
Series Courtisane 19	Tap the Gavel	10,000	10,000	–	23.00	18.65	7.35	–	–	73,500.00	49.00	490,000.00	490,000.00	–
Series Crown It 21	Normandy Queen	15	15	–	10,198.15	2,451.85	1,850.00	–	–	27,750.00	14,500.00	217,500.00	217,500.00	–
Series Daddys Joy	Daddy's Joy	600	600	–	80.00	73.00	27.00	–	–	16,200.00	180.00	108,000.00	108,000.00	–
Series Dancing Crane	Dancing Crane	20	20	–	4,250.00	926.00	924.00	–	–	18,480.00	6,100.00	122,000.00	122,000.00	–

5

Series Daring Dancer 20	Boppy	750	750	–	60.00	54.75	20.25	–	–	15,187.50	135.00	101,250.00	101,250.00	–
Series De Mystique 17	Dancing Destroyer	250	250	–	71.50	47.50	21.00	–	–	5,250.00	140.00	35,000.00	35,000.00	–
Series Deep Cover	Deep Cover	800	800	–	100.00	87.00	33.00	–	–	26,400.00	220.00	176,000.00	176,000.00	–
Series Demogorgon	Demogorgon	20	20	–	4,500.00	917.00	983.00	–	–	19,660.00	6,400.00	128,000.00	128,000.00	–
Series Desire Street 19	Always Hopeful	1,020	1,020	–	80.00	90.85	30.15	–	–	30,753.00	201.00	205,020.00	205,020.00	–
Series Echo Warrior 19	Hero Status	6,000	6,000	–	27.00	22.30	8.70	–	–	52,200.00	58.00	348,000.00	348,000.00	–
Series Edge Classic Colts Package	Classic Colts Package	40	40	–	11,046.00	1,983.00	1,209.00	–	–	48,360.00	14,238.00	569,520.00	569,520.00	–
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	50	50	–	3,400.00	1,100.00	500.00	–	–	25,000.00	5,000.00	250,000.00	250,000.00	–
Series Elarose 21	Secret Crush	10,000	10,000	–	31.50	18.10	14.40	–	–	144,000.00	64.00	640,000.00	640,000.00	–
Series Enchante 21	Simply Enchanting	6,000	6,000	–	54.74	21.98	22.28	–	–	133,680.00	99.00	594,000.00	594,000.00	–
Series Escape Route	Escape Route	10	10	–	4,512.80	733.00	1,049.20	–	–	10,492.00	6,295.00	62,952.00	62,952.00	–
Series Essential Rose 20	Rosie's Alibi	10,000	10,000	–	62.50	26.75	15.75	–	–	157,500.00	105.00	1,050,000.00	1,050,000.00	–
Series Exonerated 19	Above Suspicion	820	820	–	105.00	38.65	25.35	–	–	20,787.00	169.00	138,580.00	138,580.00	–
Series Fenwick Hall 20	Inspector	1,200	1,200	–	78.75	82.85	40.40	–	–	48,480.00	202.00	242,400.00	242,400.00	–
Series Flora Dora 20	Spun Intended	10	10		6,890.60	1,731.30	1,378.10	–	–	13,781.00	10,000.00	100,000.00	100,000.00	–
Series Forever Rose	Forever Rose	–	–	–	99.24	50.36	37.40	–	–	–	187.00	–	–	–
Series Frosted Oats	Frosted Oats	4,100	4,100	–	25.00	10.70	6.30	–	–	25,830.00	42.00	172,200.00	172,200.00	–
Series Future Stars Stable	Future Stars Stable	10,000	10,000	–	33.55	8.95	7.50	–	–	75,000.00	50.00	500,000.00	500,000.00	–
Series Gentleman Gerry	Gentleman Gerry	20	20	–	5,000.00	1,750.00	1,000.00	–	–	20,000.00	7,750.00	155,000.00	155,000.00	–
Series Giant Mover 21	Sweet as Sin	110	110	–	455.10	345.48	232.42			25,566.20	1,033.00	113,630.00	113,630.00	–
Series Going to Vegas	Going to Vegas	5,100	5,100	–	50.00	23.10	12.90	–	–	65,790.00	86.00	438,600.00	438,600.00	–
Series Got Stormy	Got Stormy	5,100	5,100	–	24.51	13.74	6.75	–	–	34,425.00	45.00	229,500.00	229,500.00	–
Series Grand Traverse Bay 19	Cornice Traverse	750	750	–	200.00	179.95	67.05	–	–	50,287.50	447.00	335,250.00	335,250.00	–
Series Grand Traverse Bay 20	Sun Valley Road	750	750	–	50.00	52.85	18.15	–	–	13,612.50	121.00	90,750.00	90,750.00	–
Series Heaven Street	Heaven Street	20	20	–	5,300.00	1,200.00	1,000.00	–	–	20,000.00	7,500.00	150,000.00	150,000.00	–
Series Helicopter Money	Helicopter Money	3,000	3,000	–	13.13	40.47	13.40	–	–	40,200.00	67.00	201,000.00	201,000.00	–
Series High Speed Goldie 21	Flamekeeper	13	13	–	6,360.00	2,368.00	1,272.00	–	–	16,536.00	10,000.00	130,000.00	130,000.00	–
Series Im a Looker 20	Pioneer Prince	4,000	4,000	–	72.03	43.97	29.00	–	–	116,000.00	145.00	580,000.00	580,000.00	–
Series Into Summer 19	Malibu Mayhem	650	650	–	140.00	188.10	57.90	–	–	37,635.00	386.00	250,900.00	250,900.00	–
Series Ishvana 21	Ishvana 21	–	–	–	–	–	–	–	–	–	–	–	–	–
Series Just Louise 19	Forbidden Kingdom	1,020	1,020	–	150.00	44.65	34.35	–	–	35,037.00	229.00	233,580.00	233,580.00	–
Series Keertana 18	American Heiress	5,100	5,100	–	72.00	13.00	15.00	–	–	76,500.00	100.00	510,000.00	510,000.00	–
Series Kiana's Love	Kiana's Love	200	200	–	55.00	47.00	18.00	–	–	3,600.00	120.00	24,000.00	24,000.00	–
Series Kichiro	Kichiro	200	200	–	77.50	33.00	19.50	–	–	3,900.00	130.00	26,000.00	26,000.00	–
Series Kindle 21	Kindle 21	5,500	5,500	–	34.57	20.45	15.98	–	–	87,890.00	71.00	390,500.00	390,500.00	–
Series Knarsdale 21	Knarsdale 21	5,100	5,100	–	63.39	23.41	25.20	–	–	128,520.00	112.00	571,200.00	571,200.00	–
Series Lane Way	Lane Way	6,000	6,000	–	61.00	15.50	13.50	–	–	81,000.00	90.00	540,000.00	540,000.00	–
Series Latte Da 19	Inalattetrouble	4,100	4,100	–	19.50	10.25	5.25	–	–	21,525.00	35.00	143,500.00	143,500.00	–
Series Lazy Daisy	Lazy Daisy	1,250	1,250	–	90.00	7.00	18.00	–	–	22,500.00	115.00	143,750.00	143,750.00	–
Series Le Relais 20	Show Your Cards	3,000	3,000	–	92.20	39.80	33.00	–	–	99,000.00	165.00	495,000.00	495,000.00	–
Series Lost Empire 19	Laforgia	10,200	10,200	–	22.50	7.25	5.25	–	–	53,550.00	35.00	357,000.00	357,000.00	–
Series Lovesick 21	Here's the Kicker	13,333	13,333	–	19.69	10.54	8.77	–	–	116,930.41	39.00	519,987.00	519,987.00	–

6

Series Madarnas	Madarnas	50	50	–	204.00	93.00	53.00	–	–	2,650.00	350.00	17,500.00	17,500.00	–
Series Madiera Wine	Madeira Wine	20	20	–	1,872.50	253.00	374.50	–	–	7,490.00	2,500.00	50,000.00	50,000.00	–
Series Major Implications	Major Implications	20	20	–	128.00	67.00	35.00	–	–	700.00	230.00	4,600.00	4,600.00	–
Series Man Among Men	Man Among Men	820	820	–	180.00	52.05	40.95	–	–	33,579.00	273.00	223,860.00	223,860.00	–
Series Margaret Reay 19	A Mo Reay	820	820	–	200.00	55.85	45.15	–	–	37,023.00	301.00	246,820.00	246,820.00	–
Series Margarita Friday 19	Straight No Chaser	2,000	2,000	–	55.00	86.10	24.90	–	–	49,800.00	166.00	332,000.00	332,000.00	–
Series Martita Sangrita 17	Carpe Vinum	600	600	–	200.00	72.00	48.00	–	–	28,800.00	320.00	192,000.00	192,000.00	–
Series Mayan Milagra 19	Tepeu	20	20	–	5,500.00	1,846.00	1,154.00	–	–	23,080.00	8,500.00	170,000.00	170,000.00	–
Series Midnight Sweetie 19	Dolce Notte	820	820	–	90.00	35.80	22.20	–	–	18,204.00	148.00	121,360.00	121,360.00	–
Series Miss Puzzle	Miss Tapit	125	125	–	109.84	102.66	37.50	–	–	4,687.50	250.00	31,250.00	31,250.00	–
Series Miss Sakamoto	Miss Sakamoto	6,000	6,000	–	25.00	20.90	8.10	–	–	48,600.00	54.00	324,000.00	324,000.00	–
Series Mo Mischief	Mo Mischief	5,100	5,100	–	50.00	14.00	11.00	–	–	56,100.00	75.00	382,500.00	382,500.00	–
Series Mo Temptation	Mo Temptation	3,500	3,500	–	34.58	35.02	17.40	–	–	60,900.00	87.00	304,500.00	304,500.00	–
Series Monomoy Girl	Monomoy Girl	10,200	10,200	–	29.41	9.69	6.90	–	–	70,380.00	46.00	469,200.00	469,200.00	–
Series Moonbow 20	Moonbow 20	2,500	2,500	–	21.69	47.11	17.20	–	–	43,000.00	86.00	215,000.00	215,000.00	–
Series Moonless Sky	Moonless Sky	200	200	–	60.00	33.50	16.50	–	–	3,300.00	110.00	22,000.00	22,000.00	–
Series More Than Magic 21	More Than Magic 21	12	12	–	10,500.00	2,400.00	2,100.00	–	–	25,200.00	15,000.00	180,000.00	180,000.00	–
Series Motion Emotion	Motion Emotion	1,020	1,020	–	24.51	46.89	12.60	–	–	12,852.00	84.00	85,680.00	85,680.00	–
Series Mrs Whistler	Mrs Whistler	2,000	2,000	–	40.00	76.45	20.55	–	–	41,100.00	137.00	274,000.00	274,000.00	–
Series My Fast One 20	One Fast Dream	2,000	2,000	–	55.50	76.50	33.00	–	–	66,000.00	165.00	330,000.00	330,000.00	–
Series Naismith	Naismith	2,000	2,000	–	75.00	54.20	22.80	–	–	45,600.00	152.00	304,000.00	304,000.00	–
Series National Road	National Road	20	20		5,000.00	1,000.00	1,000.00	–	–	20,000.00	7,000.00	140,000.00	140,000.00	–
Series New York Claiming Package	New York Claiming Package	510	510	–	72.00	54.00	14.00	–	–	7,140.00	140.00	71,400.00	71,400.00	–
Series Night of Idiots	Night of Idiots	80	80	–	112.00	100.00	38.00	–	–	3,040.00	250.00	20,000.00	20,000.00	–
Series Nileist	Nileist	45	45	–	260.00	190.00	80.00	–	–	3,600.00	530.00	23,850.00	23,850.00	–
Series Noble Goddess	Noble Goddess	300	300	–	62.00	31.00	17.00	–	–	5,100.00	110.00	33,000.00	33,000.00	–
Series Northern Smile 20	Pep Rally	20	20	–	4,500.00	1,600.00	900.00	–	–	18,000.00	7,000.00	140,000.00	140,000.00	–
Series NY Exacta	NY Exacta	2,000	2,000	–	107.50	86.30	34.20	–	–	68,400.00	228.00	456,000.00	456,000.00	–
Series One Last Night 21	Fancy Quality	3,000	3,000	–	47.82	39.75	25.43	–	–	76,290.00	113.00	339,000.00	339,000.00	–
Series Our Jenny B 21	Vino Grigio	20	20	–	2,782.00	2,661.60	556.40	–	–	11,128.00	6,000.00	120,000.00	120,000.00	–
Series Our Miss Jones 19	Celebrity News	1,200	1,200	–	50.00	82.60	23.40	–	–	28,080.00	156.00	187,200.00	187,200.00	–
Series Palace Foal	Palace Foal	510	–	510	31.00	71.00	18.00	36,210.00	15,810.00	–	120.00	–	61,200.00	61,200.00
Series Patsys Kim 21	Lady Blitz	5,000	5,000	–	67.20	35.88	29.92	–	–	149,600.00	133.00	665,000.00	665,000.00
Series Popular Demand	Popular Demand	1,020	1,020	–	145.00	63.00	36.00	–	–	36,720.00	244.00	248,880.00	248,880.00	–
Series Power Up Paynter	Power Up Paynter	600	600	–	100.00	61.00	29.00	–	–	17,400.00	190.00	114,000.00	114,000.00	–
Series Queen Amira 19	Regal Rebel	2,000	2,000	–	60.00	80.25	24.75	–	–	49,500.00	165.00	330,000.00	330,000.00	–

7

Series Race Hunter 19	Chasing Time	10,000	10,000	–	25.00	19.20	7.80	–	–	78,000.00	52.00	520,000.00	520,000.00	–
Series Salute to America	Salute to America	1,000	1,000	–	80.00	152.05	40.95	–	–	40,950.00	273.00	273,000.00	273,000.00	–
Series Sarrocchi 21	Legitify	5,000	5,000	–	63.39	35.81	28.80	–	–	144,000.00	128.00	640,000.00	640,000.00	–
Series Sauce On Side	Sauce On the Side	125	125	–	130.00	74.00	36.00	–	–	4,500.00	240.00	30,000.00	30,000.00	–
Series Savvy Sassy 22	Real Savvy	3,750	3,750	–	75.60	39.10	33.30	–	–	124,875.00	148.00	555,000.00	555,000.00	–
Series Shake It Up Baby	Shake It Up Baby	250	250	–	44.00	66.50	19.50	–	–	4,875.00	130.00	32,500.00	32,500.00	–
Series Sigesmund	Sigesmund	200	200	–	50.00	35.00	15.00	–	–	3,000.00	100.00	20,000.00	20,000.00	–
Series Silverpocketsfull 19	Iron Works	5,100	5,100	–	55.00	20.65	13.35	–	–	68,085.00	89.00	453,900.00	453,900.00	–
Series Smart Shopping 21	Seize the Grey	5,000	5,000	–	63.00	35.43	28.57	–	–	142,850.00	127.00	635,000.00	635,000.00	–
Series Social Dilemma	Social Dilemma	510	510	–	49.02	92.93	25.05	–	–	12,775.50	167.00	85,170.00	85,170.00	–
Series Song of Bernadette 20	Cable Boss	5,100	5,100	–	55.00	27.45	14.55	–	–	74,205.00	97.00	494,700.00	494,700.00	–
Series Song of the Lark 21	Fireball Birdie	2,550	2,550	–	66.60	39.58	30.82	–	–	78,591.00	137.00	349,350.00	349,350.00	–
Series Soul Beam	Soul Beam	65	65	–	355.00	163.50	91.50	–	–	5,947.50	610.00	39,650.00	39,650.00	–
Series Speightstown Belle 19	Ancient Royalty	900	900	–	85.00	33.15	20.85	–	–	18,765.00	139.00	125,100.00	125,100.00	–
Series Spirit 20	Phantom Ride	3,000	3,000	–	33.60	33.60	16.80	–	–	50,400.00	84.00	252,000.00	252,000.00	–
Series Squared Straight	Squared Straight	150	150	–	150.00	79.50	40.50	–	–	6,075.00	270.00	40,500.00	40,500.00	–
Series Stay Fabulous	Stay Fabulous	2,500	2,500	–	49.95	49.25	24.80	–	–	62,000.00	124.00	310,000.00	310,000.00	–
Series Storm Shooter	Storm Shooter	2,000	2,000	–	90.00	48.00	24.00	–	–	48,000.00	162.00	324,000.00	324,000.00	–
Series Street Band	Street Band	50	50	–	918.00	127.00	185.00	–	–	9,250.00	1,230.00	61,500.00	61,500.00	–
Series Sunny 18	Solar Strike	6,000	6,000	–	40.30	14.69	10.01	–	–	60,060.00	65.00	390,000.00	390,000.00	–
Series Sunsanddrinkinhand	Sunsanddrinkinhand	20	20	–	3,500.00	781.10	718.90	–	–	14,378.00	5,000.00	100,000.00	100,000.00	–
Series Sweet Sweet Annie 19	In Due Time	20	20	–	4,750.00	1,739.00	1,011.00	–	–	20,220.00	7,500.00	150,000.00	150,000.00	–
Series Swiss Minister	Swiss Minister	50	50	–	150.00	88.00	42.00	–	–	2,100.00	280.00	14,000.00	14,000.00	–
Series Takeo Squared	Takeo Squared	100	100	–	153.00	76.00	41.00	–	–	4,100.00	270.00	27,000.00	27,000.00	–
Series Tamboz 21	Catalyst	6,500	6,500	–	58.28	21.55	23.17	–	–	150,605.00	103.00	669,500.00	669,500.00
Series Tapitry 19	Infinite Empire	820	820	–	180.00	52.05	40.95	–	–	33,579.00	273.00	223,860.00	223,860.00	–
Series Tavasco Road	Tavasco Road	80	80	–	128.00	67.00	35.00	–	–	2,800.00	230.00	18,400.00	18,400.00	–
Series Tell All 19	Walk the Talk	12	12	–	7,000.00	1,987.00	1,513.00	–	–	18,156.00	10,500.00	126,000.00	126,000.00	–
Series Tell the Duchess 19	Duke of Love	2,000	2,000	–	42.50	78.20	21.30	–	–	42,600.00	142.00	284,000.00	284,000.00	–
Series The Filly Four	The Filly Four	8,000	8,000	–	105.00	48.00	27.00	–	–	216,000.00	180.00	1,440,000.00	1,440,000.00	–
Series The Incredi-Bundle	The Incredi-Bundle	10,200	10,200	–	60.38	23.32	24.30	–	–	247,860.00	108.00	1,101,600.00	1,101,600.00	–
Series The New York Bundle	The New York Bundle	5,100	4,824	276	90.90	83.47	50.63	23,037.72	25,088.40	244,239.12	225.00	1,085,400.00	1,147,500.00	62,100.00
Series The Royal Duet	The Royal Duet	5,100	5,100	–	113.78	42.77	45.45	–	–	231,795.00	202.00	1,030,200.00	1,030,200.00
Series Thirteen Stripes	Thirteen Stripes	1,000	1,000	–	100.00	94.65	34.35	–	–	34,350.00	229.00	229,000.00	229,000.00	–
Series Timeless Trick 20	Interstellar	12	12	–	5,000.00	1,750.00	1,000.00	–	–	12,000.00	7,750.00	93,000.00	93,000.00	–
Series Tizamagician	Tizamagician	600	600	–	185.00	87.00	48.00	–	–	28,800.00	320.00	192,000.00	192,000.00	–
Series Twirl Girl 21	Twirl Girl 21	20	20	–	3,975.00	2,730.00	795.00	–	–	15,900.00	7,500.00	150,000.00	150,000.00	–
Series Tufnel	Tufnel	5,200	5,200	–	30.00	22.70	9.30	–	–	48,360.00	62.00	322,400.00	322,400.00	–
Series Two Trail Sioux 17	Annahilate	450	450	–	165.00	90.00	45.00	–	–	20,250.00	300.00	135,000.00	135,000.00	–
Series Two Trail Sioux 17K	Two Trail Sioux 17K	1	1	–	24,750.00	4,970.00	–	–	–	–	29,720.00	29,720.00	29,720.00	–

8

Series Utalknboutpractice	Utalknboutpractice	100	100	–	165.00	90.00	45.00	–	–	4,500.00	300.00	30,000.00	30,000.00	–
Series Vertical Threat	Vertical Threat	600	600	–	100.00	78.50	31.50	–	–	18,900.00	210.00	126,000.00	126,000.00	–
Series Vow	Vow	2,000	2,000	–	70.00	82.15	26.85	–	–	53,700.00	179.00	358,000.00	358,000.00	–
Series War Safe	War Safe	2,000	2,000	–	45.00	79.10	21.90	–	–	43,800.00	146.00	292,000.00	292,000.00	–
Series Wayne O	Wayne O	6,000	6,000	–	75.00	6.00	14.00	–	–	84,000.00	95.00	570,000.00	570,000.00	–
Series Who Runs the World	Who Runs the World	5,100	5,100	–	60.00	28.40	15.60	–	–	79,560.00	104.00	530,400.00	530,400.00	–
Series Whosbeeninmybed 19	Micro Share	5,100	5,100	–	45.00	17.90	11.10	–	–	56,610.00	74.00	377,400.00	377,400.00	–
Series Without Delay 19	Golden Quality	20	20	–	4,500.00	1,550.00	950.00	–	–	19,000.00	7,000.00	140,000.00	140,000.00	–
Series Wonder Upon a Star 19	Star Six Nine	10,000	10,000	–	14.00	17.45	5.55	–	–	55,500.00	37.00	370,000.00	370,000.00	–
Series Yes This Time	Yes This Time	10	10	–	10,000.00	793.00	2,159.00	–	–	21,590.00	12,952.00	129,520.00	129,520.00	–
Series You Make Luvin Fun 19	Magical Ways	6,000	6,000	–	40.00	23.75	11.25	–	–	67,500.00	75.00	450,000.00	450,000.00	–
Series Zestful	Zestful	100	100	–	194.00	78.00	48.00	–	–	4,800.00	320.00	32,000.00	32,000.00	–

(1)	Denotes total membership interests offered, sold to date and remaining to be sold in each series.
(2)	Denotes the “Cash Portion of the Asset Cost”, “Cash Reserves for Operating Expenses”, and “Due Diligence Fee” per membership interest sold.
(3)	Denotes the amount of cash held in reserve attributable to such series after deduction of “Due Diligence Fee.”
(4)	Denotes the amount owed the Manager for any loans extended on behalf of a series.
(5)	Denotes the amount of “Due Diligence Fee” or other “Management Fee” paid to Manager.
(6)	Price per membership interest of each series.
(7)	Denotes total dollar amount offered, sold to date and remaining to be sold in each series.

Revenues

Revenues are generated at the Series level. During the six-month periods ended June 30, 2024, and June 30, 2023, the Company generated $ $2,238,531 and $1,138,215 in revenues, respectively. The increase in revenue is attributed to certain Series’ Underlying Asset winning horse race purse winnings. In this period The Series Smart Shopping 21 generated total revenue of $1,740,570, which was the largest driver of the increase. Some of the Company’s horses (as more particularly described in the Offering Statement under the “Use of Proceeds” section for each Underlying Asset) have not yet begun racing, and thus, may begin to generate revenue when their racing careers commence.

During the six-month periods ended June 30, 2024, and June 30, 2023, the Company incurred costs of revenue – horse expenses of $2,098,097 and $2,077,330, respectively. The increase in costs of revenue of $20,768 – horse expenses is attributed to the expenses associated with the Series Smart Shopping 21. This increase was mitigated by the Company’s decrease in stable size and therefore the costs related to veterinary costs, transportation, jockey fees, etc. as directly related to the revenue-driving activities of such series of horses.

9

The revenues generated, and costs of revenue incurred, on a series-by-series basis as of June 30, 2024, and June 30, 2023 are as follows:

		Revenues		Cost of Revenues
Series Name	Underlying Asset	30-Jun-24	30-Jun-23	30-Jun-24	30-Jun-23
Series Action Bundle	Action Bundle	$–	$–	$–	$–
Series Adaay in Asia	Adaay in Asia	4,896	1,785	(28,322)	(15,051)
Series Adjust 20	Jai Ho	3,900	–	(12,627)	(15,120)
Series Alliford Bay 21	Alliford Bay 21	375	–	(12,773)	(6,466)
Series Arch Support 20	Captain Sparrow	–	–	(9,661)	(10,072)
Series Ari the Adventurer 19	Kanthari	49,930	29,532	(45,252)	(36,670)
Series Authentic	Authentic	–	–	(62,979)	(76,302)
Series Brandy 22	Authentic Spirit	–		(38,185)
Series Bajan Bashert	Bajan Bashert	–	23,584	(13,556)	(22,195)
Series Balletic	Balletic	–	56,000	(17,715)	(51,370)
Series Blues Corner 21	Blues Corner 21	–	–	–	(9,300)
Series Blue Devil	Blue Devil	–		(15,829)
Series Bullish Sentiment 21	Bullish Sentiment 21	–	–	–	(8,409)
Series Chad Brown Bundle	Chad Brown Bundle	–	–	(27,824)	(21,599)
Series Celestial Moon	Celestial Moon	–	–	(19,898)	–
Series Clair De Lune 22	Moonlit Courage	–		(10,565)
Series Classic Cut	Classic Cut	20,040	21,039	(29,907)	(38,131)
Series Classofsixtythree 19	Sixtythreecaliber	–	39,850	–	(35,758)
Series Co Cola 19	Search Engine	–	7,089	–	(19,859)
Series Courtisane 19	Tap the Gavel	–	–	–	(19,723)
Series Crown It 21	Crown It 21	4,860	–	(24,008)	(7,839)
Series Daring Dancer 20	Daring Dancer 20	–	3,900	–	(6,074)
Series Deep Cover	Deep Cover	–	5,400	–	(32,676)
Series Demogorgon	Demogorgon	–	5,000	–	(4,975)
Series Desire Street 19	Always Hopeful	–	–	–	(9,441)
Series Echo Warrior 19	Hero Status	23,000	44,823	(30,551)	(38,247)
Series Edge Classic Colts Package	Classic Colts Package	1,631	–	(31,168)	(14,772)
Series Edge Racing Summer Fun-d	Summer Fun	–	19,890	–	(31,125)
Series Elarose 21	Secret Crush	27,375	–	(48,208)	(26,893)
Series Enchante 21	Simply Enchanting	54,460	–	(46,365)	(20,969)
Series Escape Route	Escape Route	18,440	22,060	(27,322)	(34,363)
Series Essential Rose 20	Rosie's Alibi	43,170	–	(61,038)	(30,225)
Series Exonerated 19	Above Suspicion	–	702	–	(2,781)

10

Series Fenwick Hall 20	Inspector	–	23,622	–	(30,691)
Series Flora Dora 20	Spun Intended	–	250	(8,857)	(19,457)
Series Forever Rose	Forever Rose	4,881	–	(6,289)	(7,392)
Series Frosted Oats	Frosted Oats	–	17,995	–	(20,704)
Series Future Stars Stable	Future Stars Stable	5,042	12,889	(9,523)	(16,229)
Series Gentleman Gerry	Gentleman Gerry	–	23,530	–	(19,424)
Series Giant Mover 21	Giant Mover 21	138	–	(5,370)	(3,324)
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	–	–	(3,549)
Series Heaven Street	Heaven Street	–	19,865	–	(24,487)
Series Helicopter Money	Helicopter Money	–	5,085	–	(16,141)
Series High Speed Goldie 21	High Speed Goldie 21	–	–	(21,213)	(10,820)
Series Im A Looker 20	I'm a Looker 20	31,680	500	(42,336)	(33,277)
Series Ishvana 21	Ishvana 21	–	–	(1,378)	(11,322)
Series Blue Curl 22	Isle Blue	–		(18,286)
Series Just Louise 19	Forbidden Kingdom	255	26,520	(24,177)	(35,322)
Series Kindle 21	A Day to Remember	–	–	(16,772)	(20,571)
Series Knarsdale 21	Seismic Beauty	–	–	(18,768)	(23,559)
Series Lane Way	Lane Way	26,000	60,000	(46,609)	(44,368)
Series Lovesick 21	Lovesick 21	–	–	(25,224)	(8,531)
Series Man Among Men	Man Among Men	20,672	–	(16,840)	(8,853)
Series Margarita Friday 19	Straight No Chaser	10,770	159,400	(61,577)	(104,170)
Series Mayan Milagra 19	Tepeu	–	61,375	–	(45,852)
Series Miss Sakamoto	Miss Sakamoto	432	5,112	(7,761)	(23,269)
Series Mo Temptation	Mo Temptation	–	–	(22,946)	(16,956)
Series Moonbow 20	Cumberland Falls	16,358	27,986	(22,802)	(29,301)
Series More Than Magic 21	More Than Magic 21	–	–	(9,462)	(5,734)
Series Mrs Whistler	Mrs Whistler	–	11,800	–	(32,686)
Series My Fast One 20	One Fast Dream	1,900	14,130	(3,890)	(34,219)
Series Naismith	Naismith	–	6,840	–	(10,669)
Series National Road	National Road	–	–	–	(24,711)
Series Northern Smile 20	Pep Rally	1,140	–	(10,117)	(17,188)
Series NY Exacta	NY Exacta	–	15,330	–	(24,917)
Series One Last Night 21	One Last Night 21	–	–	(14,769)	(15,033)
Series Our Jenny B 21	Jenny B 21	–	–	(19,763)	(19,227)
Series Our Miss Jones 19	Celebrity News	–	–	–	(19,560)
Series Palace Foal	Palace Foal	–	–	–	–
Series Patsys Kim 21	Lady Blitz	–	600	(33,032)	(38,460)
Series Race Hunter 19	Chasing Time	23,588	188,343	(34,709)	(78,358)
Series Salute to America	Salute to America	–	540	–	(6,378)
Series Sarrocchi 21	Sarrocchi 21	2,800	–	(30,542)	(33,982)
Series Savvy Sassy 22	Savvy Sassy 22	–	–	(24,804)	–
Series Silverpocketsfull 19	Iron Works	–	5,642	–	(27,516)
Series Smart Shopping 21	Seize the Grey	1,740,570	–	(550,990)	(29,020)
Series Song of Bernadette 20	Cable Boss	556	–	(10,116)	(19,607)
Series Song of the Lark 21	Song of the Lark 21	15,288	–	(20,446)	(14,176)
Series Spirit 20	Phantom Ride	61,748	19,436	(28,910)	(22,947)
Series Stay Fabulous	Stay Fabulous	–	1,838	–	(7,125)

11

Series Sweet Sweet Annie 19	In Due Time	–	360	(8,861)	(21,707)
Series Tamboz 21	Tamboz 21	5,685	–	(26,527)	(6,902)
Series Tapitry 19	Infinite Empire	–	1,853	–	(6,508)
Series Tell the Duchess 19	Duke of Love	–	14,001	(44,113)	(44,245)
Series The Filly Four	The Filly Four	–	–	–	–
Series The Incredi-Bundle	The Incredi-Bundle	–		(51,872)
Series The New York Bundle	The New York Bundle	–		(79,526)
Series The Royal Duet	The Royal Duet	4,700	–	(48,427)	(56,757)
Series Thirteen Stripes	Thirteen Stripes	–	–	–	(1,923)
Series Timeless Trick 20	Interstellar	–	1,944	–	(18,246)
Series Twirl Girl 21	Twirl Girl 21	675	–	(21,050)	(16,297)
Series Tufnel	Tufnel	11,060	–	(35,147)	(21,723)
Series Vow	Vow	517	38,800	(694)	(41,516)
Series War Safe	War Safe	–	1,700	–	(18,693)
Series Who Runs the World	Who Runs the World	–	5,161	–	(19,052)
Series Whosbeeninmybed 19	Micro Share	–	19,324	147	(25,552)
Series Yes This Time	Yes This Time	–	42,300	–	(53,377)
Series You Make Luvin Fun 19	Magical Ways	–	23,490	–	(19,346)
Totals		$2,238,531	$1,138,215	$(2,098,097)	$(2,077,330)

Operating Expenses

From its formation in December 2016 until the Company commenced its planned principal operations in 2018, the Company’s efforts were focused on the development of its business model, the offering structure and marketing for fundraising. Since commencing principal operations, the Company has been focused on the business of owning, training and racing horses. During the six-month periods ended June 30, 2024, and June 30, 2023, the Company incurred $2,996,765 and $4,192,688 in operating expenses, respectively, a decrease of $1,195,924, related to general and administrative fees, management fees, depreciation, and loss on horse retirement. The decrease was primarily driven by a decrease in the loss on the retirement of certain horses, and the decrease in depreciation expense during the period. The Series Authentic saw a decrease of $699,923 due to the horse being fully depreciated in the prior period.

Operating Expenses for the Company including all of the Series for the six-month periods ended June 30, 2024, and June 30, 2023, are as follows:

Total Operating Expense
	30-Jun-24	30-Jun-23	Difference	Change
General and Administrative (1)	$292,699	$249,034	$43,665	18%
Management Fees	890,061	$721,992	$168,069	23%
Depreciation	$1,808,784	$2,744,838	$(936,054)	-34%
Loss on Horse Retirement	$5,221	$476,824	$(471,602)	-99%
Total:	$2,996,765	$4,192,689	$(1,195,924)	-29%

12

Operating Expenses - Overview

During the six-month periods ended June 30, 2024 and June 30, 2023, at the close of the respective offerings for the Series listed in the table below, each individual Series became responsible for operating expenses. All operating expenses are incurred on the books by the Series. The operating expenses for each Series are as follows:

		Operating Expenses
Series Name	Underlying Asset	30-Jun-24	30-Jun-23
Series Adaay in Asia	Adaay in Asia	$74,515	$16,533
Series Adjust 20	Jai Ho	28,447	14,583
Series Alliford Bay 21	Alliford Bay 21	26,450	9,133
Series Arch Support 20	Captain Sparrow	12,467	13,267
Series Ari the Adventurer 19	Kanthari	31,697	57,872
Series Authentic	Authentic	159,910	722,090
Series Brandy 22	Authentic Spirit	70,850	–
Series Bajan Bashert	Bajan Bashert	20,617	22,867
Series Balletic	Balletic	84,200	87,950
Series Blues Corner 21	Blues Corner 21	–	16,467
Series Blue Devil	Blue Devil	54,789	–
Series Bullish Sentiment 21	Bullish Sentiment 21	–	11,905
Series Chad Brown Bundle	Chad Brown Bundle	50,479	190,392
Series Celestial Moon	Celestial Moon	28,594	–
Series Clair De Lune 22	Moonlit Courage	13,303	–
Series Classic Cut	Classic Cut	45,600	47,704
Series Classofsixtythree 19	Sixtythreecaliber	–	27,893
Series Co Cola 19	Search Engine	–	60,265
Series Courtisane 19	Tap the Gavel	–	43,850
Series Crown It 21	Crown It 21	27,795	34,379
Series Daring Dancer 20	Daring Dancer 20	–	10,665
Series Deep Cover	Deep Cover	–	9,571
Series Demogorgon	Demogorgon	–	36,616
Series Desire Street 19	Always Hopeful	–	17,272
Series Echo Warrior 19	Hero Status	17,789	37,232
Series Edge Classic Colts Package	Classic Colts Package	66,658	79,758
Series Edge Racing Summer Fun-d	Summer Fun	–	43,958
Series Elarose 21	Secret Crush	57,950	88,630
Series Enchante 21	Simply Enchanting	53,598	130,581
Series Escape Route	Escape Route	100	8,042
Series Essential Rose 20	Rosie's Alibi	113,388	113,010
Series Exonerated 19	Above Suspicion	–	8,042
Series Fenwick Hall 20	Inspector	–	18,150
Series Flora Dora 20	Spun Intended	12,717	10,417
Series Forever Rose	Forever Rose	22,090	22,090
Series Frosted Oats	Frosted Oats	–	22,514
Series Future Stars Stable	Future Stars Stable	25,338	23,041
Series Gentleman Gerry	Gentleman Gerry	–	43,154

13

Series Giant Mover 21	Giant Mover 21	10,293	5,803
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	8,963
Series Heaven Street	Heaven Street	–	17,642
Series Helicopter Money	Helicopter Money	–	37,502
Series High Speed Goldie 21	High Speed Goldie 21	16,880	13,010
Series Im A Looker 20	I'm a Looker 20	49,235	47,400
Series Ishvana 21	Ishvana 21	(66,015)	23,833
Series Blue Curl 22	Isle Blue	65,457	–
Series Just Louise 19	Forbidden Kingdom	152,010	31,852
Series Kindle 21	A Day to Remember	30,500	116,540
Series Knarsdale 21	Seismic Beauty	57,343	49,282
Series Lane Way	Lane Way	4,900	21,105
Series Lovesick 21	Lovesick 21	49,360	16,616
Series Man Among Men	Man Among Men	90,217	27,000
Series Margarita Friday 19	Straight No Chaser	18,784	38,390
Series Mayan Milagra 19	Tepeu	–	19,488
Series Miss Sakamoto	Miss Sakamoto	41,860	30,361
Series Mo Temptation	Mo Temptation	(23,411)	21,975
Series Moonbow 20	Cumberland Falls	10,483	10,931
Series More Than Magic 21	More Than Magic 21	23,650	26,367
Series Mrs Whistler	Mrs Whistler	–	17,580
Series My Fast One 20	One Fast Dream	(34,488)	20,320
Series Naismith	Naismith	–	9,066
Series National Road	National Road	–	17,967
Series Northern Smile 20	Pep Rally	(24,971)	15,000
Series NY Exacta	NY Exacta	–	29,374
Series One Last Night 21	One Last Night 21	32,816	68,224
Series Our Jenny B 21	Jenny B 21	8,667	14,787
Series Our Miss Jones 19	Celebrity News	–	12,935
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	61,475	90,388
Series Race Hunter 19	Chasing Time	32,696	66,219
Series Salute to America	Salute to America	–	16,524
Series Sarrocchi 21	Sarrocchi 21	(63,183)	69,034
Series Savvy Sassy 22	Savvy Sassy 22	55,100	–
Series Silverpocketsfull 19	Iron Works	–	53,382
Series Smart Shopping 21	Seize the Grey	225,965	56,100
Series Song of Bernadette 20	Cable Boss	54,538	52,688
Series Song of the Lark 21	Song of the Lark 21	32,225	43,843
Series Spirit 20	Phantom Ride	20,253	19,200
Series Stay Fabulous	Stay Fabulous	(6,750)	77,131
Series Sweet Sweet Annie 19	In Due Time	7,105	13,579
Series Tamboz 21	Tamboz 21	65,169	21,706
Series Tapitry 19	Infinite Empire	–	7,581
Series Tell the Duchess 19	Duke of Love	31,855	46,362

14

Series The Incredi-Bundle	The Incredi-Bundle	355,948	–
Series The New York Bundle	The New York Bundle	281,487	–
Series The Royal Duet	The Royal Duet	96,945	320,352
Series Thirteen Stripes	Thirteen Stripes	–	12,657
Series Timeless Trick 20	Interstellar	–	10,000
Series Tizamagician	Tizamagician	–	397
Series Twirl Girl 21	Twirl Girl 21	12,500	12,500
Series Tufnel	Tufnel	38,150	37,860
Series Vow	Vow	15,038	30,955
Series War Safe	War Safe	–	48,463
Series Who Runs the World	Who Runs the World	–	57,666
Series Whosbeeninmybed 19	Micro Share	67,443	46,495
Series Yes This Time	Yes This Time	–	18,344
Series You Make Luvin Fun 19	Magical Ways	–	94,056
Totals		$2,996,764	$4,192,688

Operating Expenses – General and Administrative

For the six-months period ended June 30, 2024, and June 30, 2023, the Company incurred general and administrative fees of $292,699 and $249,034, respectively, an increase of $43,665.

The general and administrative fees incurred on a series-by-series basis as of June 30, 2024, and June 30, 2023 are as follows:

		General and Administrative Fees
Series Name	Underlying Asset	30-Jun-24	30-Jun-23
Series Adaay in Asia	Adaay in Asia	$5,450	$1,800
Series Adjust 20	Jai Ho	1,950	–
Series Alliford Bay 21	Alliford Bay 21	5,450	1,800
Series Arch Support 20	Captain Sparrow	800	1,600
Series Ari the Adventurer 19	Kanthari	3,600	3,600
Series Authentic	Authentic	21,000	22,167
Series Brandy 22	Authentic Spirit	7,850	–
Series Bajan Bashert	Bajan Bashert	1,950	–
Series Balletic	Balletic	5,450	3,600
Series Blues Corner 21	Blues Corner 21	–	1,800
Series Blue Devil	Blue Devil	5,450	–
Series Bullish Sentiment 21	Bullish Sentiment 21	–	2,400
Series Chad Brown Bundle	Chad Brown Bundle	5,450	3,886
Series Celestial Moon	Celestial Moon	1,950	–
Series Clair De Lune 22	Moonlit Courage	2,450	–
Series Classic Cut	Classic Cut	3,600	3,600
Series Classofsixtythree 19	Sixtythreecaliber	–	3,075
Series Co Cola 19	Search Engine	–	3,775
Series Courtisane 19	Tap the Gavel	–	3,600
Series Crown It 21	Crown It 21	2,300	–
Series Daring Dancer 20	Daring Dancer 20	–	2,400

15

Series Deep Cover	Deep Cover	–	2,535
Series Demogorgon	Demogorgon	–	2,100
Series Desire Street 19	Always Hopeful	–	2,992
Series Echo Warrior 19	Hero Status	3,600	4,400
Series Edge Classic Colts Package	Classic Colts Package	1,325	–
Series Edge Racing Summer Fun-d	Summer Fun	–	25
Series Elarose 21	Secret Crush	5,450	3,600
Series Enchante 21	Simply Enchanting	3,728	3,600
Series Escape Route	Escape Route	100	975
Series Essential Rose 20	Rosie's Alibi	4,013	3,635
Series Exonerated 19	Above Suspicion	–	400
Series Fenwick Hall 20	Inspector	–	2,400
Series Flora Dora 20	Spun Intended	2,300	–
Series Forever Rose	Forever Rose	2,400	2,400
Series Frosted Oats	Frosted Oats	–	3,632
Series Future Stars Stable	Future Stars Stable	5,268	3,965
Series Gentleman Gerry	Gentleman Gerry	–	1,302
Series Giant Mover 21	Giant Mover 21	2,400	1,600
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	2,400
Series Heaven Street	Heaven Street	–	975
Series Helicopter Money	Helicopter Money	–	5,200
Series High Speed Goldie 21	High Speed Goldie 21	3,100	–
Series Im A Looker 20	I'm a Looker 20	5,485	3,600
Series Into Summer 19	Malibu Mayhem	–	–
Series Ishvana 21	Ishvana 21	1,200	3,000
Series Blue Curl 22	Isle Blue	7,850	–
Series Just Louise 19	Forbidden Kingdom	10,041	3,700
Series Kindle 21	A Day to Remember	4,250	2,400
Series Knarsdale 21	Seismic Beauty	5,450	3,000
Series Lane Way	Lane Way	3,500	3,800
Series Lovesick 21	Lovesick 21	5,450	1,800
Series Man Among Men	Man Among Men	7,230	2,400
Series Margarita Friday 19	Straight No Chaser	4,250	3,200
Series Mayan Milagra 19	Tepeu	–	1,155
Series Miss Sakamoto	Miss Sakamoto	3,195	3,600
Series Mo Temptation	Mo Temptation	5,450	3,600
Series Moonbow 20	Cumberland Falls	4,119	2,400
Series More Than Magic 21	More Than Magic 21	2,650	–
Series Mrs Whistler	Mrs Whistler	–	2,400
Series My Fast One 20	One Fast Dream	1,200	2,400
Series Naismith	Naismith	–	800
Series National Road	National Road	–	800
Series Northern Smile 20	Pep Rally	3,135	–
Series NY Exacta	NY Exacta	–	175
Series One Last Night 21	One Last Night 21	5,450	3,600
Series Our Jenny B 21	Jenny B 21	–	–
Series Our Miss Jones 19	Celebrity News	–	2,435

16

Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	5,475	3,600
Series Race Hunter 19	Chasing Time	3,775	3,635
Series Salute to America	Salute to America	–	400
Series Sarrocchi 21	Sarrocchi 21	6,776	3,600
Series Savvy Sassy 22	Savvy Sassy 22	7,850	–
Series Silverpocketsfull 19	Iron Works	–	3,775
Series Smart Shopping 21	Seize the Grey	8,428	3,600
Series Song of Bernadette 20	Cable Boss	5,450	3,600
Series Song of the Lark 21	Song of the Lark 21	5,450	3,600
Series Spirit 20	Phantom Ride	5,993	2,400
Series Stay Fabulous	Stay Fabulous	–	2,277
Series Sweet Sweet Annie 19	In Due Time	(350)	797
Series Tamboz 21	Tamboz 21	5,450	1,800
Series Tapitry 19	Infinite Empire	–	2,525
Series Tell the Duchess 19	Duke of Love	20,625	30,087
Series The Incredi-Bundle	The Incredi-Bundle	5,450	–
Series The New York Bundle	The New York Bundle	5,450	–
Series The Royal Duet	The Royal Duet	5,450	3,600
Series Tizamagician	Tizamagician	–	397
Series Twirl Girl 21	Twirl Girl 21	–	–
Series Tufnel	Tufnel	5,450	3,600
Series Vow	Vow	2,857	2,575
Series War Safe	War Safe	–	2,400
Series Who Runs the World	Who Runs the World	–	3,600
Series Whosbeeninmybed 19	Micro Share	4,831	4,400
Series Yes This Time	Yes This Time	–	1,677
Series You Make Luvin Fun 19	Magical Ways	–	3,585
Totals		$292,699	$249,034

Operating Expenses – Management Fee

For the six-months period ended June 30, 2024, and June 30, 2023, the Company incurred Management Fee expenses of $890,061 and $721,992, respectively, an increase of $168,068. The increase is due primarily to the increase of offerings in this period relative to the prior period.

The Management Fee expenses on a series-by-series basis as of June 30, 2024, and June 30, 2023 are as follows:

		Management Fee
Series Name	Underlying Asset	30-Jun-24	30-Jun-23
Series Adaay in Asia	Adaay in Asia	$33,266	$–
Series Adjust 20	Jai Ho	–	–
Series Alliford Bay 21	Alliford Bay 21	–	–
Series Arch Support 20	Captain Sparrow	–	–
Series Ari the Adventurer 19	Kanthari	4,645	2,953
Series Authentic	Authentic	138,910	–
Series Brandy 22	Authentic Spirit	–	–
Series Bajan Bashert	Bajan Bashert	–	4,200
Series Balletic	Balletic	–	5,600
Series Blues Corner 21	Blues Corner 21	–	–
Series Blue Devil	Blue Devil	18,102	–

17

Series Bullish Sentiment 21	Bullish Sentiment 21	–	–
Series Chad Brown Bundle	Chad Brown Bundle	–	–
Series Celestial Moon	Celestial Moon	–	–
Series Clair De Lune 22	Moonlit Courage	7,000	–
Series Classic Cut	Classic Cut	–	2,104
Series Classofsixtythree 19	Sixtythreecaliber	–	3,985
Series Co Cola 19	Search Engine	–	709
Series Courtisane 19	Tap the Gavel	–	–
Series Crown It 21	Crown It 21	–	25,900
Series Daring Dancer 20	Daring Dancer 20	–	390
Series Deep Cover	Deep Cover	–	540
Series Demogorgon	Demogorgon	–	–
Series Desire Street 19	Always Hopeful	–	–
Series Echo Warrior 19	Hero Status	2,300	4,482
Series Edge Classic Colts Package	Classic Colts Package	–	48,360
Series Edge Racing Summer Fun-d	Summer Fun	–	1,046
Series Elarose 21	Secret Crush	–	32,530
Series Enchante 21	Simply Enchanting	–	77,111
Series Escape Route	Escape Route	–	–
Series Essential Rose 20	Rosie's Alibi	–	–
Series Exonerated 19	Above Suspicion	–	70
Series Fenwick Hall 20	Inspector	–	–
Series Flora Dora 20	Spun Intended	–	–
Series Forever Rose	Forever Rose	–	–
Series Frosted Oats	Frosted Oats	–	1,799
Series Future Stars Stable	Future Stars Stable	494	1,289
Series Gentleman Gerry	Gentleman Gerry	–	–
Series Giant Mover 21	Giant Mover 21	–	–
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	–
Series Heaven Street	Heaven Street	–	–
Series Helicopter Money	Helicopter Money	–	–
Series High Speed Goldie 21	High Speed Goldie 21	–	3,816
Series Im A Looker 20	I'm a Looker 20	–	50
Series Ishvana 21	Ishvana 21	–	–
Series Blue Curl 22	Isle Blue	22,496	–
Series Just Louise 19	Forbidden Kingdom	25	2,652
Series Kindle 21	A Day to Remember	–	87,890
Series Knarsdale 21	Seismic Beauty	–	–
Series Lane Way	Lane Way	1,400	6,000
Series Lovesick 21	Lovesick 21	158	–
Series Man Among Men	Man Among Men	2,067	–
Series Margarita Friday 19	Straight No Chaser	–	15,940
Series Mayan Milagra 19	Tepeu	–	–
Series Miss Sakamoto	Miss Sakamoto	72	511
Series Mo Temptation	Mo Temptation	–	–
Series Moonbow 20	Cumberland Falls	–	–
Series More Than Magic 21	More Than Magic 21	–	18,900
Series Mrs Whistler	Mrs Whistler	–	1,180

18

Series My Fast One 20	One Fast Dream	(420)	420
Series Naismith	Naismith	–	684
Series National Road	National Road	–	–
Series Northern Smile 20	Pep Rally	–	–
Series NY Exacta	NY Exacta	–	1,533
Series One Last Night 21	One Last Night 21	–	42,010
Series Our Jenny B 21	Jenny B 21	–	6,120
Series Our Miss Jones 19	Celebrity News	–	–
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	–	30,788
Series Race Hunter 19	Chasing Time	2,359	18,834
Series Salute to America	Salute to America	–	54
Series Sarrocchi 21	Sarrocchi 21	–	17,309
Series Savvy Sassy 22	Savvy Sassy 22	–	–
Series Silverpocketsfull 19	Iron Works	–	519
Series Smart Shopping 21	Seize the Grey	165,037	–
Series Song of Bernadette 20	Cable Boss	–	–
Series Song of the Lark 21	Song of the Lark 21	–	13,468
Series Spirit 20	Phantom Ride	–	–
Series Stay Fabulous	Stay Fabulous	–	198
Series Sweet Sweet Annie 19	In Due Time	–	–
Series Tamboz 21	Tamboz 21	–	–
Series Tapitry 19	Infinite Empire	–	188
Series Tell the Duchess 19	Duke of Love	–	1,400
Series The Incredi-Bundle	The Incredi-Bundle	247,860	–
Series The New York Bundle	The New York Bundle	244,239	–
Series The Royal Duet	The Royal Duet	–	229,613
Series Thirteen Stripes	Thirteen Stripes	–	–
Series Timeless Trick 20	Interstellar	–	–
Series Tizamagician	Tizamagician	–	–
Series Twirl Girl 21	Twirl Girl 21	–	–
Series Tufnel	Tufnel	–	–
Series Vow	Vow	52	3,880
Series War Safe	War Safe	–	170
Series Who Runs the World	Who Runs the World	–	516
Series Whosbeeninmybed 19	Micro Share	–	1,932
Series Yes This Time	Yes This Time	–	–
Series You Make Luvin Fun 19	Magical Ways	–	2,349
Totals		$890,061	$721,992

19

Operating Expenses – Depreciation

For the six-months period ended June 30, 2024, and June 30, 2023, the depreciation was $1,808,784 and $2,744,838, respectively, an increase of $936,054. The decrease is based on the value of the assets under management relative to the prior period. The method of calculating depreciation remained unchanged during the current period.

The depreciation on a series-by-series basis as of June 30, 2024 and June 30, 2023 are as follows:

		Depreciation
Series Name	Underlying Asset	30-Jun-24	30-Jun-23
Series Adaay in Asia	Adaay in Asia	$35,700	$14,733
Series Adjust 20	Jai Ho	11,055	14,583
Series Alliford Bay 21	Alliford Bay 21	21,000	7,333
Series Arch Support 20	Captain Sparrow	11,667	11,667
Series Ari the Adventurer 19	Kanthari	23,452	51,319
Series Authentic	Authentic	–	699,923
Series Brandy 22	Authentic Spirit	63,000	–
Series Bajan Bashert	Bajan Bashert	18,667	18,667
Series Balletic	Balletic	78,750	78,750
Series Blues Corner 21	Blues Corner 21	–	14,667
Series Blue Devil	Blue Devil	31,238	–
Series Bullish Sentiment 21	Bullish Sentiment 21	–	9,505
Series Chad Brown Bundle	Chad Brown Bundle	45,029	49,559
Series Celestial Moon	Celestial Moon	26,644	–
Series Clair De Lune 22	Moonlit Courage	3,853	–
Series Classic Cut	Classic Cut	42,000	42,000
Series Classofsixtythree 19	Sixtythreecaliber	–	20,833
Series Co Cola 19	Search Engine	–	55,781
Series Courtisane 19	Tap the Gavel	–	40,250
Series Crown It 21	Crown It 21	25,495	8,479
Series Daring Dancer 20	Daring Dancer 20	–	7,875
Series Deep Cover	Deep Cover	–	6,496
Series Demogorgon	Demogorgon	–	1,613
Series Desire Street 19	Always Hopeful	–	14,280
Series Echo Warrior 19	Hero Status	11,889	28,350
Series Edge Classic Colts Package	Classic Colts Package	65,333	31,398
Series Edge Racing Summer Fun-d	Summer Fun	–	9,414
Series Elarose 21	Secret Crush	52,500	52,500
Series Enchante 21	Simply Enchanting	49,870	49,870
Series Escape Route	Escape Route	–	7,067
Series Essential Rose 20	Rosie's Alibi	109,375	109,375
Series Exonerated 19	Above Suspicion	–	2,315
Series Fenwick Hall 20	Inspector	–	15,750
Series Flora Dora 20	Spun Intended	10,417	10,417
Series Forever Rose	Forever Rose	19,690	19,690
Series Frosted Oats	Frosted Oats	–	17,083
Series Future Stars Stable	Future Stars Stable	(0)	16,112
Series Gentleman Gerry	Gentleman Gerry	–	8,889
Series Giant Mover 21	Giant Mover 21	7,893	4,203

20

Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	6,563
Series Heaven Street	Heaven Street	–	16,667
Series Helicopter Money	Helicopter Money	–	5,010
Series High Speed Goldie 21	High Speed Goldie 21	13,780	9,194
Series Im A Looker 20	I'm a Looker 20	43,750	43,750
Series Ishvana 21	Ishvana 21	1,245	20,833
Series Blue Curl 22	Isle Blue	35,111	–
Series Just Louise 19	Forbidden Kingdom	–	25,500
Series Kindle 21	A Day to Remember	26,250	26,250
Series Knarsdale 21	Seismic Beauty	51,893	46,282
Series Lane Way	Lane Way	–	11,305
Series Lovesick 21	Lovesick 21	43,752	14,816
Series Man Among Men	Man Among Men	–	24,600
Series Margarita Friday 19	Straight No Chaser	14,534	19,250
Series Mayan Milagra 19	Tepeu	–	18,333
Series Miss Sakamoto	Miss Sakamoto	10,585	26,250
Series Mo Temptation	Mo Temptation	16,538	18,375
Series Moonbow 20	Cumberland Falls	8,334	8,531
Series More Than Magic 21	More Than Magic 21	21,000	7,467
Series Mrs Whistler	Mrs Whistler	–	14,000
Series My Fast One 20	One Fast Dream	4,824	17,500
Series Naismith	Naismith	–	7,821
Series National Road	National Road	–	17,167
Series Northern Smile 20	Pep Rally	4,052	15,000
Series NY Exacta	NY Exacta	–	14,077
Series One Last Night 21	One Last Night 21	27,366	22,614
Series Our Jenny B 21	Jenny B 21	8,667	8,667
Series Our Miss Jones 19	Celebrity News	–	10,500
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	56,000	56,000
Series Race Hunter 19	Chasing Time	26,562	43,750
Series Salute to America	Salute to America	–	2,032
Series Sarrocchi 21	Sarrocchi 21	38,293	48,125
Series Savvy Sassy 22	Savvy Sassy 22	47,250	–
Series Silverpocketsfull 19	Iron Works	–	49,088
Series Smart Shopping 21	Seize the Grey	52,500	52,500
Series Song of Bernadette 20	Cable Boss	49,088	49,088
Series Song of the Lark 21	Song of the Lark 21	26,775	26,775
Series Spirit 20	Phantom Ride	13,910	16,800
Series Stay Fabulous	Stay Fabulous	–	4,688
Series Sweet Sweet Annie 19	In Due Time	7,455	12,780
Series Tamboz 21	Tamboz 21	59,719	19,906
Series Tapitry 19	Infinite Empire	–	4,979
Series Tell the Duchess 19	Duke of Love	11,230	14,875
Series The Incredi-Bundle	The Incredi-Bundle	102,638	–
Series The New York Bundle	The New York Bundle	74,417	–
Series The Royal Duet	The Royal Duet	91,495	87,138

21

Series Thirteen Stripes	Thirteen Stripes	–	2,957
Series Timeless Trick 20	Interstellar	–	10,000
Series Tizamagician	Tizamagician	–	–
Series Twirl Girl 21	Twirl Girl 21	12,500	12,500
Series Tufnel	Tufnel	32,700	34,260
Series Vow	Vow	132	24,500
Series War Safe	War Safe	–	8,750
Series Who Runs the World	Who Runs the World	–	53,550
Series Whosbeeninmybed 19	Micro Share	9,925	40,163
Series Yes This Time	Yes This Time	–	16,666
Series You Make Luvin Fun 19	Magical Ways	–	25,900
Totals		$1,808,784	$2,744,838

Operating Expenses – Loss on Horse Retirement

For the six-months period ended June 30, 2024, and June 30, 2023, the loss on horse retirement was $5,221 and $476,825, respectively, an increase of $471,602. The decrease is due to the timing and the change in remaining net asset value at the close out of the respective Series in the prior period.

The loss on horse retirement on a series-by-series basis as of June 30, 2024, and June 30, 2023 are as follows:

Loss on Horse
Series Name	Underlying Asset	30-Jun-24	30-Jun-23
Series Adaay in Asia	Adaay in Asia	$–	$–
Series Adjust 20	Jai Ho	15,441	–
Series Alliford Bay 21	Alliford Bay 21	–	–
Series Arch Support 20	Captain Sparrow	–	–
Series Ari the Adventurer 19	Kanthari	–	–
Series Authentic	Authentic	–	–
Series Brandy 22	Authentic Spirit	–	–
Series Bajan Bashert	Bajan Bashert	–	–
Series Balletic	Balletic	–	–
Series Blues Corner 21	Blues Corner 21	–	–
Series Blue Devil	Blue Devil	–	–
Series Bullish Sentiment 21	Bullish Sentiment 21	–	–
Series Chad Brown Bundle	Chad Brown Bundle	–	136,947
Series Celestial Moon	Celestial Moon	–	–
Series Clair De Lune 22	Moonlit Courage	–	–
Series Classic Cut	Classic Cut	–	–
Series Classofsixtythree 19	Sixtythreecaliber	–	–
Series Co Cola 19	Search Engine	–	–
Series Courtisane 19	Tap the Gavel	–	–
Series Crown It 21	Crown It 21	–	–
Series Daring Dancer 20	Daring Dancer 20	–	–
Series Deep Cover	Deep Cover	–	–
Series Demogorgon	Demogorgon	–	32,903
Series Desire Street 19	Always Hopeful	–	–
Series Echo Warrior 19	Hero Status	–	–
Series Edge Classic Colts Package	Classic Colts Package	–	–

22

Series Edge Racing Summer Fun-d	Summer Fun	–	33,474
Series Elarose 21	Secret Crush	–	–
Series Enchante 21	Simply Enchanting	–	–
Series Escape Route	Escape Route	–	–
Series Essential Rose 20	Rosie's Alibi	–	–
Series Exonerated 19	Above Suspicion	–	5,257
Series Fenwick Hall 20	Inspector	–	–
Series Flora Dora 20	Spun Intended	–	–
Series Forever Rose	Forever Rose	–	–
Series Frosted Oats	Frosted Oats	–	–
Series Future Stars Stable	Future Stars Stable	19,577	1,675
Series Gentleman Gerry	Gentleman Gerry	–	32,963
Series Giant Mover 21	Giant Mover 21	–	–
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	–
Series Heaven Street	Heaven Street	–	–
Series Helicopter Money	Helicopter Money	–	27,292
Series High Speed Goldie 21	High Speed Goldie 21	–	–
Series Im A Looker 20	I'm a Looker 20	–	–
Series Ishvana 21	Ishvana 21	(68,460)	–
Series Blue Curl 22	Isle Blue	–	–
Series Just Louise 19	Forbidden Kingdom	141,943	–
Series Kindle 21	A Day to Remember	–	–
Series Knarsdale 21	Seismic Beauty	–	–
Series Lane Way	Lane Way	–	–
Series Lovesick 21	Lovesick 21	–	–
Series Man Among Men	Man Among Men	80,920	–
Series Margarita Friday 19	Straight No Chaser	–	–
Series Mayan Milagra 19	Tepeu	–	–
Series Miss Sakamoto	Miss Sakamoto	28,008	–
Series Mo Temptation	Mo Temptation	(45,398)	–
Series Moonbow 20	Cumberland Falls	(1,970)	–
Series More Than Magic 21	More Than Magic 21	–	–
Series Mrs Whistler	Mrs Whistler	–	–
Series My Fast One 20	One Fast Dream	(40,092)	–
Series Naismith	Naismith	–	(240)
Series National Road	National Road	–	–
Series Northern Smile 20	Pep Rally	(32,158)	–
Series NY Exacta	NY Exacta	–	13,589
Series One Last Night 21	One Last Night 21	–	–
Series Our Jenny B 21	Jenny B 21	–	–
Series Our Miss Jones 19	Celebrity News	–	–
Series Palace Foal	Palace Foal	–	–
Series Patsys Kim 21	Lady Blitz	–	–
Series Race Hunter 19	Chasing Time	–	–
Series Salute to America	Salute to America	–	14,038
Series Sarrocchi 21	Sarrocchi 21	(108,252)	–
Series Savvy Sassy 22	Savvy Sassy 22	–	–
Series Silverpocketsfull 19	Iron Works	–	–
Series Smart Shopping 21	Seize the Grey	–	–

23

Series Song of Bernadette 20	Cable Boss	–	–
Series Song of the Lark 21	Song of the Lark 21	–	–
Series Spirit 20	Phantom Ride	350	–
Series Stay Fabulous	Stay Fabulous	(6,750)	69,969
Series Sweet Sweet Annie 19	In Due Time	–	–
Series Tamboz 21	Tamboz 21	–	–
Series Tapitry 19	Infinite Empire	–	(108)
Series Tell the Duchess 19	Duke of Love	–	–
Series The Incredi-Bundle	The Incredi-Bundle	–	–
Series The New York Bundle	The New York Bundle	(42,620)	–
Series The Royal Duet	The Royal Duet	–	–
Series Thirteen Stripes	Thirteen Stripes	–	9,700
Series Timeless Trick 20	Interstellar	–	–
Series Tizamagician	Tizamagician	–	–
Series Twirl Girl 21	Twirl Girl 21	–	–
Series Tufnel	Tufnel	–	–
Series Vow	Vow	11,997	–
Series War Safe	War Safe	–	37,143
Series Who Runs the World	Who Runs the World	–	–
Series Whosbeeninmybed 19	Micro Share	52,687	–
Series Yes This Time	Yes This Time	–	–
Series You Make Luvin Fun 19	Magical Ways	–	62,222
Totals		$5,221	$476,824

As a result, the Company’s aggregate net loss across all series for the six-month periods ended June 30, 2024, and June 30, 2023 was $2,545,468,and $5,007,032, respectively.

Liquidity and Capital Resources

During the six-month periods ended June 30, 2024, and June 30, 2023, the Company has relied on advances from the Manager, raising capital to fund its operations and the issuance of securities under Regulation A offerings, as well as under Regulation D offerings, as sources of capital. The funds raised supported the repayment of Manager’s loans (advanced to obtain Underlying Assets), accrue management fees and set aside cash held by the Manager as horse reserve accounts to cover certain horse expenses.

Of the horses that were part of an offering as of June 30, 2024 that have not yet started racing and thus potential revenue-generating activities, the Company anticipates they will begin racing as follows:

Series Name	Underlying Asset	Target for Revenue Generation
Series Brandy 22	Authentic Spirit	7/31/2025
Series Clair De Lune 22	Moonlit Courage	3/31/2025
Series High Speed Goldie 21	High Speed Goldie 21	Retired
Series Blue Curl 22	Isle Blue	3/31/2025
Series Our Jenny B 21	Jenny B 21	12/31/2025
Series Savvy Sassy 22	Savvy Sassy 22	7/31/2025
Series The Incredi-Bundle	The Incredi-Bundle	8/30/2025
Series The New York Bundle	The New York Bundle	7/31/2025

The Company anticipates such horses will begin racing and, thus, potentially generating revenue as early as the above dates, which should allow such Series to maintain an ongoing reserve for Operating Expenses without the need to raise additional capital. Should such Underlying Asset need more time than anticipated in training or fails to generate sufficient revenues as expected, the Manager may loan the Series money from time-to-time to cover its Operating Expenses. The Company has purchased insurance for such Underlying Assets.

24

The Company (if viewed as if it were a separate and distinct entity apart from its Series) will not have much, if any, need for cash reserves and, instead, each Series will have liquidity needs that are built into Operating Expense reserves and covered by future revenue-generating activities. Specifically, it is the intent of the Company to reserve Operating Expenses, including Upkeep Fees, at the outset of an offering sufficient to maintain the Underlying Asset without the need to raise additional capital for such Series. The Company intends to rely on revenue generated from such Underlying Asset to provide ongoing working capital needed to fund the Operating Expenses of each such Series thereafter. Further, in the event that a Series is not fully subscribed, or needs additional funding beyond the Operating Expense reserves, (i) the Manager and/or its affiliates may exercise their right to purchase interests in the Series on the same terms and conditions as the investors, (ii) if such Underlying Asset was originally acquired by the Company or an affiliate pursuant to a Profit Participation Convertible Promissory Note, Convertible Promissory Note With Original Issue Discount, or similar instrument, such party may exercise its conversion rights, and/or (iii) the Series may obtain a loan from the Manager, affiliates or third parties to obtain sufficient working capital to operate the underlying asset.

Since inception, the Company has relied on advances from the Manager and raising capital to fund its operations. As of June 30, 2023, the Company had negative capital and will likely incur losses prior to generating positive working capital. During the next 12 months, the Company intends to fund its operations, including those of its Series with funding from a Regulation A offering campaign, loans from its Manager and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations on a series-by-series basis. The financial statements and related notes thereto included in this Semi-Annual Report do not include any adjustments that might result from these uncertainties.

Horse Reserve Funds

During the six-month periods ended June 30, 2024, and June 30, 2023, the Company had a total of $1,805,562 and $2,239,494, respectively, in reserve funds held by the Manager for each series of an Underlying Asset as outlined below.

As of June 30, 2024, the Company’s positions of borrowings and amounts owed to it by the Manager are as follows:

Series Name	Underlying Asset	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series	Horse Reserves to Last Through
Series Adaay in Asia	Adaay in Asia	$39,934	$–	39,934	12/31/2024
Series Adjust 20	Jai Ho	$59,491	$–	59,491	12/31/2024
Series Alliford Bay 21	Alliford Bay 21	$88,387	$–	88,387	4/30/2025
Series Arch Support 20	Captain Sparrow	$8,425	$–	8,425	7/30/2024
Series Ari the Adventurer 19	Kanthari	$(25,232)	$–	(25,232)	–
Series Authentic	Authentic	$(291,751)	$–	(291,751)	–
Series Brandy 22	Authentic Spirit	$135,453	$–	135,453	12/31/2025
Series Bajan Bashert	Bajan Bashert	$(8,876)	$–	(8,876)	–
Series Balletic	Balletic	$(213)	$–	(213)	–
Series Blues Corner 21	Blues Corner 21	$–	$–	–	–
Series Blue Devil	Blue Devil	$84,176	$(234,064)	(149,888)	6/30/2025
Series Bullish Sentiment 21	Bullish Sentiment 21	$–	$–	–	–
Series Chad Brown Bundle	Chad Brown Bundle	$(15,387)	$–	(15,387)	–
Series Celestial Moon	Celestial Moon	$599	$–	599	–
Series Clair De Lune 22	Moonlit Courage	$165,635	$(300,900)	(135,265)	6/30/2036
Series Classic Cut	Classic Cut	$31,583	$–	31,583	12/31/2024
Series Classofsixtythree 19	Sixtythreecaliber	$–	$–	–	–
Series Co Cola 19	Search Engine	$–	$–	–	–
Series Courtisane 19	Tap the Gavel	$–	$–	–	–
Series Crown It 21	Crown It 21	$(609)	$–	(609)	–
Series Daring Dancer 20	Daring Dancer 20	$–	$–	–	–
Series Deep Cover	Deep Cover	$–	$–	–	–

25

Series Demogorgon	Demogorgon	$–	$–	–	–
Series Desire Street 19	Always Hopeful	$–	$–	–	–
Series Echo Warrior 19	Hero Status	$(12,534)	$–	(12,534)	–
Series Edge Classic Colts Package	Classic Colts Package	$4,939	$–	4,939	7/30/2024
Series Edge Racing Summer Fun-d	Summer Fun	$–	$–	–	–
Series Elarose 21	Secret Crush	$42,863	$–	42,863	12/31/2024
Series Enchante 21	Simply Enchanting	$60,552	$–	60,552	3/31/2025
Series Escape Route	Escape Route	$741	$–	741	–
Series Essential Rose 20	Rosie's Alibi	$173	$–	173	–
Series Exonerated 19	Above Suspicion	$–	$–	–	–
Series Fenwick Hall 20	Inspector	$–	$–	–	–
Series Flora Dora 20	Spun Intended	$1,746	$–	1,746	–
Series Forever Rose	Forever Rose	$(3,808)	$–	(3,808)	–
Series Frosted Oats	Frosted Oats	$–	$–	–	–
Series Future Stars Stable	Future Stars Stable	$23,010	$–	23,010	9/30/2024
Series Gentleman Gerry	Gentleman Gerry	$–	$–	–	–
Series Giant Mover 21	Giant Mover 21	$20,962	$–	20,962	9/30/2024
Series Grand Traverse Bay 20	Grand Traverse Bay 20	$–	$–	–	–
Series Heaven Street	Heaven Street	$–	$–	–	–
Series Helicopter Money	Helicopter Money	$–	$–	–	–
Series High Speed Goldie 21	High Speed Goldie 21	$(7,169)	$–	(7,169)	–
Series Im A Looker 20	I'm a Looker 20	$54,920	$–	54,920	6/30/2025
Series Ishvana 21	Ishvana 21	$137	$–	137	–
Series Blue Curl 22	Isle Blue	$68,718	$–	68,718	12/31/2025
Series Just Louise 19	Forbidden Kingdom	$–	$–	–	–
Series Kindle 21	A Day to Remember	$70,083	$–	70,083	6/30/2025
Series Knarsdale 21	Seismic Beauty	$28,862	$–	28,862	12/31/2024
Series Lane Way	Lane Way	$22,166	$–	22,166	9/30/2024
Series Lovesick 21	Lovesick 21	$57,626	$–	57,626	6/30/2025
Series Man Among Men	Man Among Men	$–	$–	–	–
Series Margarita Friday 19	Straight No Chaser	$(36,545)	$–	(36,545)	–
Series Mayan Milagra 19	Tepeu	$–	$–	–	–
Series Miss Sakamoto	Miss Sakamoto	$18,866	$–	18,866	9/30/2024
Series Mo Temptation	Mo Temptation	$10,553	$–	10,553	9/30/2024
Series Moonbow 20	Cumberland Falls	$50,408	$–	50,408	3/31/2025
Series More Than Magic 21	More Than Magic 21	$82	$–	82	–
Series Mrs Whistler	Mrs Whistler	$–	$–	–	–
Series My Fast One 20	One Fast Dream	$–	$–	–	–
Series Naismith	Naismith	$–	$–	–	–
Series National Road	National Road	$–	$–	–	–
Series Northern Smile 20	Pep Rally	$–	$–	–	–
Series NY Exacta	NY Exacta	$–	$–	–	–
Series One Last Night 21	One Last Night 21	$31,873	$–	31,873	12/31/2024
Series Our Jenny B 21	Jenny B 21	$9,606	$–	9,606	7/30/2024
Series Our Miss Jones 19	Celebrity News	$–	$–	–	–

26

Series Palace Foal	Palace Foal	$(6,171)	$–	(6,171)	–
Series Patsys Kim 21	Lady Blitz	$17,960	$–	17,960	9/30/2024
Series Race Hunter 19	Chasing Time	$1,567	$–	1,567	–
Series Salute to America	Salute to America	$–	$–	–	–
Series Sarrocchi 21	Sarrocchi 21	$77,690	$–	77,690	6/30/2025
Series Savvy Sassy 22	Savvy Sassy 22	$87,996	$–	87,996	9/30/2025
Series Silverpocketsfull 19	Iron Works	$–	$–	–	–
Series Smart Shopping 21	Seize the Grey	$32,656	$–	32,656	12/31/2024
Series Song of Bernadette 20	Cable Boss	$8,967	$–	8,967	7/30/2024
Series Song of the Lark 21	Song of the Lark 21	$37,846	$–	37,846	12/31/2024
Series Spirit 20	Phantom Ride	$59,320	$–	59,320	3/31/2025
Series Stay Fabulous	Stay Fabulous	$–	$–	–	–
Series Sweet Sweet Annie 19	In Due Time	$(3,252)	$–	(3,252)	–
Series Tamboz 21	Tamboz 21	$92,012	$–	92,012	12/31/2025
Series Tapitry 19	Infinite Empire	$–	$–	–	–
Series Tell the Duchess 19	Duke of Love	$25,436	$–	25,436	9/30/2024
Series The Incredi-Bundle	The Incredi-Bundle	$175,003	$–	175,003	12/31/2025
Series The New York Bundle	The New York Bundle	$359,530	$(48,126)	311,404	12/31/2025
Series The Royal Duet	The Royal Duet	$61,759	$–	61,759	9/30/2024
Series Thirteen Stripes	Thirteen Stripes	$–	$–	–	–
Series Timeless Trick 20	Interstellar	$–	$–	–	–
Series Tizamagician	Tizamagician	$–	$–	–	–
Series Twirl Girl 21	Twirl Girl 21	$7,280	$–	7,280	7/30/2024
Series Tufnel	Tufnel	$(39,514)	$–	(39,514)	–
Series Vow	Vow	$–	$–	–	–
Series War Safe	War Safe	$–	$–	–	–
Series Who Runs the World	Who Runs the World	$–	$–	–	–
Series Whosbeeninmybed 19	Micro Share	$19,031	$–	19,031	9/30/2024
Series Yes This Time	Yes This Time	$–	$–	–	–
Series You Make Luvin Fun 19	Magical Ways	$–	$–	–	–
Totals		1,805,562	(583,090)	1,222,471

The cash reserves for Operating Expenses, including Upkeep Fees, for each Series are estimated to last through the time period set forth in the table above in “Liquidity and Capital Resources”. The purchase price of such Underlying Assets typically includes such reserves for Operating Expenses through at least through the time period set forth in the table above. In the Offerings, it is the intent of the Company to reserve Operating Expenses, including Upkeep Fees, at the outset of an offering sufficient to maintain the Underlying Asset without the need to raise additional capital for such series. The Company intends to rely on revenue generated from such Underlying Asset to provide ongoing working capital needed to fund the Operating Expenses of each such Series thereafter.

27

Series Interests

As of June 30, 2024, the Company raised a total of $49,063,684 in gross proceeds in exchange for series interests in various Underlying Assets (See our financial statements and “Note 6 – Members’ Equity” for more detail):

Underlying Asset	Units Offered	Units Tendered	Subscription Amount
Bajan Bashert	16	16	$160,000
Captain Sparrow	10	10	112,000
Celestial Moon	20	20	230,000
Edge Classic Colts	40	40	569,520
Escape Route	10	10	62,952
Flamekeeper	13	13	130,000
In Due Time	20	20	150,000
Jai Ho	10	10	135,000
National Road	20	20	140,000
Normandy Queen	15	15	217,500
Spun Intended	10	10	100,000
Time is Magic	12	12	180,000
Twirl Girl 21	20	20	150,000
Vino Grigio	20	20	120,000
A Day to Remember	5,500	5,500	390,500
Adaay in Asia	5,100	5,100	418,200
Authentic	12,500	12,500	2,575,000
Authentic Spirit	9,000	9,000	765,000
Balletic	10,000	10,000	800,000
Blue Devil	5,100	1,073	80,475
Cable Boss	5,100	5,100	494,700
Catalyst	6,500	6,500	669,500
Chad Brown Bundle	5,000	5,000	1,170,000
Chasing Time	10,000	10,000	520,000
Moonlit Courage	5,000	-	-
Classic Cut	10,000	10,000	510,000
Cumberland Falls	2,500	2,500	215,000
Duke of Love	2,000	2,000	284,000
Fancy Quality	3,000	3,000	339,000
Fireball Birdie	2,550	2,550	349,350
Forever Rose	-	-	-
Future Stars Stable	10,000	10,000	500,000
Here's the Kicker	13,333	13,333	519,987
Hero Status	6,000	6,000	348,000
Ishvana 21	-	-	-
Isle Blue	5,100	5,100	413,100
Kanthari	5,100	5,100	433,500
Lady Blitz	5,000	5,000	665,000
Lane Way	6,000	6,000	540,000
Legitify	5,000	5,000	640,000
Micro Share	5,100	5,100	377,400
Miss Sakamoto	6,000	6,000	324,000
Mo Temptation	3,500	3,500	304,500

28

Palace Foal	510	-	-
One Fast Dream	2,000	2,000	330,000
Phantom Ride	3,000	3,000	252,000
Pioneer Prince	4,000	4,000	580,000
Real Savvy	3,750	3,750	555,000
Rosie's Alibi	10,000	10,000	1,050,000
Secret Crush	10,000	10,000	640,000
Seismic Beauty	5,100	5,100	571,200
Seize the Grey	5,000	5,000	635,000
Simply Enchanting	6,000	6,000	594,000
Straight No Chaser	2,000	2,000	332,000
Sweet as Sin	110	110	113,630
Sweet Voyage	3,750	3,750	348,750
The Incredi-Bundle	10,200	10,200	1,101,600
The New York Bundle	5,100	4,824	1,085,400
The Royal Duet	5,100	5,100	1,030,200
Tufnel	5,200	5,200	322,400
Vow	2,000	2,000	358,000
Pep Rally	20	20	140,000
Above Suspicion	820	820	138,580
Always Hopeful	1,020	1,020	205,020
Boppy	750	750	101,250
Celebrity News	1,200	1,200	187,200
Frosted Oats	4,100	4,100	172,200
Forbidden Kingdom	1,020	1,020	233,580
Infinite Empire	820	820	223,860
Inspector	1,200	1,200	242,400
Iron Works	5,100	5,100	453,900
Magical Ways	6,000	6,000	450,000
Man Among Men	820	820	223,860
Mrs Whistler	2,000	2,000	274,000
Naismith	2,000	2,000	304,000
NY Exacta	2,000	2,000	456,000
Salute to America	1,000	1,000	273,000
Search Engine	5,100	5,100	540,600
Sixtythreecaliber	1,000	1,000	193,000
Stay Fabulous	2,500	2,500	310,000
Sun Valley Road	750	750	90,750
Tap the Gavel	10,000	10,000	490,000
Thirteen Stripes	1,000	1,000	229,000
Tizamagician	600	600	192,000
War Safe	2,000	2,000	292,000
Who Runs the World	5,100	5,100	530,400
Action Bundle	10,000	10,000	310,000
Dancing Crane	20	20	122,000
Demogorgon	20	20	128,000
Gentleman Gerry	20	20	155,000
Golden Quality	20	20	140,000
Halofied	20	20	100,000

29

Heaven Street	20	20	150,000
Interstellar	12	12	93,000
Madiera Wine	20	20	50,000
Edge Racing Summer Fun-d	50	50	250,000
Sunsanddrinkinhand	20	20	100,000
Tepeu	20	20	170,000
Walk the Talk	12	12	126,000
Yes This Time	10	10	129,520
Motion Emotion	1,020	1,020	85,680
A Mo Reay	820	820	246,820
Amandrea	550	550	162,250
American Heiress	5,100	5,100	510,000
Ancient Royalty	900	900	125,100
Annahilate	450	450	135,000
Bella Chica	100	100	38,000
Big Mel	6,000	6,000	726,000
Can't Hush This	1,800	1,800	295,200
Carpe Vinum	600	600	192,000
Carrothers	5,100	5,100	515,100
Collusion Illusion	25,000	25,000	750,000
Cornice Traverse	750	750	335,250
Cuvier	-	-	-
Daddy's Joy	600	600	108,000
Deep Cover	800	800	176,000
Dolce Notte	820	820	121,360
The Filly Four	8,000	8,000	1,440,000
Going to Vegas	5,100	5,100	438,600
Got Stormy	5,100	5,100	229,500
Helicopter Money	3,000	3,000	201,000
Howboutdemapples	600	600	103,800
Inalattetrouble	4,100	4,100	143,500
Kichiro	200	200	26,000
Laforgia	10,200	10,200	357,000
Lazy Daisy	1,250	1,250	143,750
Lookwhogotlucky	410	410	84,050
Malibu Mayhem	650	650	250,900
Miss Puzzle	125	125	31,250
Mo Mischief	5,100	5,100	382,500
Monomoy Girl	10,200	10,200	469,200
Popular Demand	1,020	1,020	248,880
Power Up Paynter	600	600	114,000
Provocateur	4,100	4,100	373,100
Quantum Theory	1,800	1,800	84,600
Regal Rebel	2,000	2,000	330,000
Sacred Beauty	410	410	64,370
Show Your Cards	3,000	3,000	495,000
Sigesmund	200	200	20,000
Social Dilemma	510	510	85,170
Solar Strike	6,000	6,000	390,000

30

Squared Straight	150	150	40,500
Star Six Nine	10,000	10,000	370,000
Storm Shooter	2,000	2,000	324,000
Two Trail Sioux 17K	1	1	29,720
Vertical Threat	600	600	126,000
Wayne O	6,000	6,000	570,000
Amers	75	75	10,500
Bullion	25	25	11,750
Cairo Kiss	80	80	44,400
Dancing Destroyer	250	250	35,000
Kiana's Love	200	200	24,000
Madarnas	50	50	17,500
Major Implications	20	20	4,600
Moonless Sky	200	200	22,000
Night of Idiots	80	80	20,000
Nileist	45	45	23,850
Noble Goddess	300	300	33,000
Sauce On Side	125	125	30,000
Shake It Up Baby	250	250	32,500
Soul Beam	65	65	39,650
Street Band	50	50	61,500
Swiss Minister	50	50	14,000
Takeo Squared	100	100	27,000
Tavasco Road	80	80	18,400
Utalknboutpractice	100	100	30,000
Zestful	100	100	32,000
New York Claiming Package	510	510	71,400
	465,304	455,491	$49,063,684

Advances From Manager

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase horse assets, the Manager has covered the expenses and costs of the Company and its series thus far on a non-interest-bearing extension of revolving credit. The Company will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company will repay the Manager for funds extended to acquire horse assets from the series subscription proceeds (less the applicable management fee), as they are received.

Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations (See Note 4).

Related Party Transactions

The Company’s Manager has advanced funds to and holds cash reserves on behalf of various of the Company’s series funds. See Note 4, Note 5, and Note 7 to Financial Statements as of June 30, 2024 for further discussions. Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations.

31

Series Cash Reserves

During the six-month period ended June 30, 2024, the Company had a total of $1,805,562 in reserve held by the Manager for each series of an Underlying Asset as outlined below. In addition, the Manager is owed $583,090 for acquisition loans made by the Manager as outlined below.

As of June 30, 2024, the Company’s positions of reserve funds and borrowings are as follows:

Series Name	Underlying Asset	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
Series Adaay in Asia	Adaay in Asia	$39,934	$0	$39,934
eries Adjust 20	Jai Ho	59,491	–	59,491
Series Alliford Bay 21	Alliford Bay 21	88,387	–	88,387
Series Arch Support 20	Captain Sparrow	8,425	–	8,425
Series Ari the Adventurer 19	Kanthari	(25,232)	–	(25,232)
Series Authentic	Authentic	(291,751)	–	(291,751)
Series Brandy 22	Authentic Spirit	135,453	–	135,453
Series Bajan Bashert	Bajan Bashert	(8,876)	–	(8,876)
Series Balletic	Balletic	(213)	–	(213)
Series Blues Corner 21	Blues Corner 21	–	–	–
Series Blue Devil	Blue Devil	84,176	(234,064)	(149,888)
Series Bullish Sentiment 21	Bullish Sentiment 21	–	–	–
Series Chad Brown Bundle	Chad Brown Bundle	(15,387)	–	(15,387)
Series Celestial Moon	Celestial Moon	599	–	599
Series Clair De Lune 22	Moonlit Courage	165,635	(300,900)	(135,265)
Series Classic Cut	Classic Cut	31,583	–	31,583
Series Classofsixtythree 19	Sixtythreecaliber	–	–	–
Series Co Cola 19	Search Engine	–	–	–
Series Courtisane 19	Tap the Gavel	–	–	–
Series Crown It 21	Crown It 21	(609)	–	(609)
Series Daring Dancer 20	Daring Dancer 20	–	–	–
Series Deep Cover	Deep Cover	–	–	–
Series Demogorgon	Demogorgon	–	–	–
Series Desire Street 19	Always Hopeful	–	–	–
Series Echo Warrior 19	Hero Status	(12,534)	–	(12,534)
Series Edge Classic Colts Package	Classic Colts Package	4,939	–	4,939
Series Edge Racing Summer Fun-d	Summer Fun	–	–	–
Series Elarose 21	Secret Crush	42,863	–	42,863
Series Enchante 21	Simply Enchanting	60,552	–	60,552
Series Escape Route	Escape Route	741	–	741
Series Essential Rose 20	Rosie's Alibi	173	–	173
Series Exonerated 19	Above Suspicion	–	–	–
Series Fenwick Hall 20	Inspector	–	–	–
Series Flora Dora 20	Spun Intended	1,746	–	1,746
Series Forever Rose	Forever Rose	(3,808)	–	(3,808)
Series Frosted Oats	Frosted Oats	–	–	–
Series Future Stars Stable	Future Stars Stable	23,010	–	23,010
Series Gentleman Gerry	Gentleman Gerry	–	–	–
Series Giant Mover 21	Giant Mover 21	20,962	–	20,962
Series Grand Traverse Bay 20	Grand Traverse Bay 20	–	–	–
Series Heaven Street	Heaven Street	–	–	–

32

Series Helicopter Money	Helicopter Money	–	–	–
Series High Speed Goldie 21	High Speed Goldie 21	(7,169)	–	(7,169)
Series Im A Looker 20	I'm a Looker 20	54,920	–	54,920
Series Ishvana 21	Ishvana 21	137	–	137
Series Blue Curl 22	Isle Blue	68,718	–	68,718
Series Just Louise 19	Forbidden Kingdom	–	–	–
Series Kindle 21	A Day to Remember	70,083	–	70,083
Series Knarsdale 21	Seismic Beauty	28,862	–	28,862
Series Lane Way	Lane Way	22,166	–	22,166
Series Lovesick 21	Lovesick 21	57,626	–	57,626
Series Man Among Men	Man Among Men	–	–	–
Series Margarita Friday 19	Straight No Chaser	(36,545)	–	(36,545)
Series Mayan Milagra 19	Tepeu	–	–	–
Series Miss Sakamoto	Miss Sakamoto	18,866	–	18,866
Series Mo Temptation	Mo Temptation	10,553	–	10,553
Series Moonbow 20	Cumberland Falls	50,408	–	50,408
Series More Than Magic 21	More Than Magic 21	82	–	82
Series Mrs Whistler	Mrs Whistler	–	–	–
Series My Fast One 20	One Fast Dream	–	–	–
Series Naismith	Naismith	–	–	–
Series National Road	National Road	–	–	–
Series Northern Smile 20	Pep Rally	–	–	–
Series NY Exacta	NY Exacta	–	–	–
Series One Last Night 21	One Last Night 21	31,873	–	31,873
Series Our Jenny B 21	Jenny B 21	9,606	–	9,606
Series Our Miss Jones 19	Celebrity News	–	–	–
Series Palace Foal	Palace Foal	(6,171)	–	(6,171)
Series Patsys Kim 21	Lady Blitz	17,960	–	17,960
Series Race Hunter 19	Chasing Time	1,567	–	1,567
Series Salute to America	Salute to America	–	–	–
Series Sarrocchi 21	Sarrocchi 21	77,690	–	77,690
Series Savvy Sassy 22	Savvy Sassy 22	87,996	–	87,996
Series Silverpocketsfull 19	Iron Works	–	–	–
Series Smart Shopping 21	Seize the Grey	32,656	–	32,656
Series Song of Bernadette 20	Cable Boss	8,967	–	8,967
Series Song of the Lark 21	Song of the Lark 21	37,846	–	37,846
Series Spirit 20	Phantom Ride	59,320	–	59,320
Series Stay Fabulous	Stay Fabulous	–	–	–
Series Sweet Sweet Annie 19	In Due Time	(3,252)	–	(3,252)
Series Tamboz 21	Tamboz 21	92,012	–	92,012
Series Tapitry 19	Infinite Empire	–	–	–
Series Tell the Duchess 19	Duke of Love	25,436	–	25,436
Series The Incredi-Bundle	The Incredi-Bundle	175,003	–	175,003
Series The New York Bundle	The New York Bundle	359,530	(48,126)	311,404
Series The Royal Duet	The Royal Duet	61,759	–	61,759
Series Thirteen Stripes	Thirteen Stripes	–	–	–
Series Timeless Trick 20	Interstellar	–	–	–

33

Series Tizamagician	Tizamagician	–	–	–
Series Twirl Girl 21	Twirl Girl 21	7,280	–	7,280
Series Tufnel	Tufnel	(39,514)	–	(39,514)
Series Vow	Vow	–	–	–
Series War Safe	War Safe	–	–	–
Series Who Runs the World	Who Runs the World	–	–	–
Series Whosbeeninmybed 19	Micro Share	19,031	–	19,031
Series Yes This Time	Yes This Time	–	–	–
Series You Make Luvin Fun 19	Magical Ways	–	–	–
Totals		$1,805,562	$583,090	$1,222,471

In order to fund the Company’s activities as well as to advance funds on behalf of a Series in order to acquire an Underlying Asset prior to establishing and issuing securities in the Series for holding such Underlying Asset, the Company has borrowed a total of $41,196,503, as of June 30, 2024, from the Manager in the form of profit participation convertible promissory notes as follows:

Series Name	Underlying Asset	Principal Borrowed from Manager (1)
Series Action Bundle (1)	Action Bundle	$263,500
Series Adaay in Asia	Adaay in Asia	$324,105
Series Adjust 20	Jai Ho	$115,706
Series Alliford Bay 21	Sweet Voyage	$270,300
Series Amandrea	Amandrea	$137,500
Series Ambleside Park 19	Lookwhogotlucky	$71,443
Series Amers	Amers	$8,925
Series Apple Down Under 19	Howboutdemapples	$88,230
Series Arch Support 20	Captain Sparrow	$96,565
Series Ari the Adventurer 19	Kanthari	$368,475
Series Athenian Beauty 19	Quantum Theory	$71,910
Series Authentic	Authentic	$2,188,750
Series Awe Hush 19	Can't Hush This	$250,920
Series Bajan Bashert	Bajan Bashert	$137,600
Series Balletic	Balletic	$680,000
Series Bella Chica	Bella Chica	$32,300
Series Big Mel	Big Mel	$618,000
Series Black Escort 19	Halofied	$88,200
Series Blue Curl 22	Isle Blue	$320,127
Series Blue Devil	Blue Devil	$364,398
Series Brandy 22	Brandy '22	$592,920
Series Bullion	Bullion	$6,000
Series Bullish Sentiment 21	Identity Crisis	$–
Series Cairo Kiss	Cairo Kiss	$37,740
Series Carrothers	Carrothers	$437,835
Series Cayala 19	Provocateur	$317,135
Series Celestial Moon	Celestial Moon	$201,000
Series Chad Brown Bundle	Chad Brown Bundle	$994,500
Series Classic Cut	Classic Cut	$433,500
Series Claire De Lune 22	Moonlight Courage	$–
Series Classofsixtythree 19	Sixtythreecaliber	$164,050
Series Co Cola 19	Search Engine	$459,510

34

Series Collusion Illusion	Collusion Illusion	$637,500
Series Consecrate 19	Sacred Beauty	$54,715
Series Courtisane 19	Tap the Gavel	$416,500
Series Crown It 21	Normandy Queen	$189,750
Series Daddys Joy	Daddy's Joy	$91,800
Series Dancing Crane	Dancing Crane	$103,520
Series Daring Dancer 20	Boppy	$86,063
Series De Mystique 17	Dancing Destroyer	$29,750
Series Deep Cover	Deep Cover	$149,600
Series Demogorgon	Demogorgon	$108,340
Series Desire Street 19	Always Hopeful	$174,267
Series Echo Warrior 19	Hero Status	$295,800
Series Edge Classic Colts Package	Classic Colts Package	$521,160
Series Edge Racing Summer Fun-d	Edge Racing Summer Fun-d	$225,000
Series Elarose 21	Secret Crush	$496,000
Series Enchante 21	Simply Enchanting	$460,320
Series Escape Route	Escape Route	$52,460
Series Essential Rose 20	Rosie's Alibi	$892,500
Series Exonerated 19	Above Suspicion	$117,793
Series Fenwick Hall 20	Inspector	$193,920
Series Flora Dora 20	Spun Intended	$86,219
Series Forever Rose	Forever Rose	$–
Series Frosted Oats	Frosted Oats	$146,370
Series Future Stars Stable	Future Stars Stable	$425,000
Series Gentleman Gerry	Gentleman Gerry	$135,000
Series Giant Mover 21	Sweet as Sin	$88,064
Series Going to Vegas	Going to Vegas	$372,810
Series Got Stormy	Got Stormy	$195,075
Series Grand Traverse Bay 19	Cornice Traverse	$284,963
Series Grand Traverse Bay 20	Sun Valley Road	$77,138
Series Heaven Street	Heaven Street	$130,000
Series Helicopter Money	Helicopter Money	$160,800
Series High Speed Goldie 21	Flamekeeper	$113,464
Series Im a Looker 20	Pioneer Prince	$464,000
Series Into Summer 19	Malibu Mayhem	$213,265
Series Ishvana 21	Ishvana 21	$–
Series Just Louise 19	Forbidden Kingdom	$198,543
Series Keertana 18	American Heiress	$433,500
Series Kiana's Love	Kiana's Love	$20,400
Series Kichiro	Kichiro	$22,100
Series Kindle 21	Kindle 21	$302,610
Series Knarsdale 21	Knarsdale 21	$442,680
Series Lane Way	Lane Way	$459,000
Series Latte Da 19	Inalattetrouble	$121,975
Series Lazy Daisy	Lazy Daisy	$121,250
Series Le Relais 20	Show Your Cards	$396,000
Series Lost Empire 19	Laforgia	$303,450
Series Lovesick 21	Here's the Kicker	$403,057
Series Madarnas	Madarnas	$14,850
Series Madiera Wine	Madeira Wine	$42,510

35

Series Major Implications	Major Implications	$3,900
Series Man Among Men	Man Among Men	$190,281
Series Margaret Reay 19	A Mo Reay	$209,797
Series Margarita Friday 19	Straight No Chaser	$282,200
Series Martita Sangrita 17	Carpe Vinum	$163,200
Series Mayan Milagra 19	Tepeu	$146,920
Series Midnight Sweetie 19	Dolce Notte	$103,156
Series Miss Puzzle	Miss Tapit	$26,563
Series Miss Sakamoto	Miss Sakamoto	$275,400
Series Mo Mischief	Mo Mischief	$326,400
Series Mo Temptation	Mo Temptation	$243,600
Series Monomoy Girl	Monomoy Girl	$398,820
Series Moonbow 20	Moonbow 20	$172,000
Series Moonless Sky	Moonless Sky	$18,700
Series More Than Magic 21	More Than Magic 21	$154,800
Series Motion Emotion (2)	Motion Emotion	$72,828
Series Mrs Whistler	Mrs Whistler	$232,900
Series My Fast One 20	One Fast Dream	$264,000
Series Naismith	Naismith	$258,400
Series National Road	National Road	$120,000
Series New York Claiming Package	New York Claiming Package	$64,260
Series Night of Idiots	Night of Idiots	$16,960
Series Nileist	Nileist	$20,250
Series Noble Goddess	Noble Goddess	$27,900
Series Northern Smile 20	Pep Rally	$122,000
Series NY Exacta	NY Exacta	$387,600
Series One Last Night 21	Fancy Quality	$262,710
Series Our Jenny B 21	Vino Grigio	$108,872
Series Our Miss Jones 19	Celebrity News	$159,120
Series Palace Foal (3)	Palace Foal	$61,200
Series Patsys Kim 21	Lady Blitz	$515,400
Series Popular Demand	Popular Demand	$212,160
Series Power Up Paynter	Power Up Paynter	$96,600
Series Queen Amira 19	Regal Rebel	$280,500
Series Race Hunter 19	Chasing Time	$442,000
Series Salute to America	Salute to America	$232,050
Series Sarrocchi 21	Legitify	$496,000
Series Sauce On Side	Sauce On the Side	$25,500
Series Savvy Sassy 22	Real Savvy	$430,125
Series Shake It Up Baby	Shake It Up Baby	$27,625
Series Sigesmund	Sigesmund	$17,000
Series Silverpocketsfull 19	Iron Works	$385,815
Series Smart Shopping 21	Seize the Grey	$492,150
Series Social Dilemma	Social Dilemma	$72,395
Series Song of Bernadette 20	Cable Boss	$420,495
Series Song of the Lark 21	Fireball Birdie	$270,759
Series Soul Beam	Soul Beam	$33,703
Series Speightstown Belle 19	Ancient Royalty	$106,335

36

Series Spirit 20	Phantom Ride	$201,600
Series Squared Straight	Squared Straight	$34,425
Series Stay Fabulous	Stay Fabulous	$248,000
Series Storm Shooter	Storm Shooter	$276,000
Series Street Band	Street Band	$52,250
Series Sunny 18	Solar Strike	$329,940
Series Sunsanddrinkinhand	Sunsanddrinkinhand	$85,622
Series Sweet Sweet Annie 19	In Due Time	$129,780
Series Swiss Minister	Swiss Minister	$11,900
Series Takeo Squared	Takeo Squared	$22,900
Series Tamboz 21	Catalyst	$518,895
Series Tapitry 19	Infinite Empire	$190,281
Series Tavasco Road	Tavasco Road	$15,600
Series Tell All 19	Walk the Talk	$107,844
Series Tell the Duchess 19	Duke of Love	$241,400
Series The Filly Four	The Filly Four	$1,224,000
Series The Incredi-Bundle	The Incredi-Bundle	$853,740
Series The New York Bundle	The New York Bundle	$903,261
Series The Royal Duet	The Royal Duet	$798,405
Series Thirteen Stripes	Thirteen Stripes	$194,650
Series Timeless Trick 20	Interstellar	$81,000
Series Tizamagician	Tizamagician	$163,200
Series Twirl Girl 21	Twirl Girl 21	$134,100
Series Tufnel	Tufnel	$274,040
Series Two Trail Sioux 17	Annahilate	$114,750
Series Two Trail Sioux 17K	Two Trail Sioux 17K	$29,720
Series Utalknboutpractice	Utalknboutpractice	$25,500
Series Vertical Threat	Vertical Threat	$107,100
Series Vow	Vow	$304,300
Series War Safe	War Safe	$248,200
Series Wayne O	Wayne O	$486,000
Series Who Runs the World	Who Runs the World	$450,840
Series Whosbeeninmybed 19	Micro Share	$320,790
Series Without Delay 19	Golden Quality	$121,000
Series Wonder Upon a Star 19	Star Six Nine	$314,500
Series Yes This Time	Yes This Time	$107,930
Series You Make Luvin Fun 19	Magical Ways	$382,500
Series Zestful	Zestful	$27,200
Total		$41,196,503

(1)	On April 2, 2021, the Series Action Bundle Offering was terminated prior to any securities being offered. The Manager converted its profit participation convertible promissory note into 100% ownership in the series.
(2)	On April 2, 2021, the Series Motion Emotion Offering was terminated prior to any securities being offered. The Manager converted its profit participation convertible promissory note into 100% ownership in the series.
(3)	MRH Retired Series - MRH Palace Foal

37

As of June 30, 2024 the Company owes the following to related parties:

– $672,568 to Spendthrift in connection with Series Authentic associated with the “kicker” balance due.

– $239,871 to the Manager in connection with Series Authentic.

The Company acquired the horse asset in Series Palace Foal via a $15,606 convertible profit participating loan from Michael Behrens, a principal of the Manager of the Company. The profit participation convertible promissory note bears a 2.38 percent per annum interest rate and is due either when Series Palace Foal is fully subscribed or converted into the unsold units of Series Palace Foal. During the time the profit participation convertible promissory note is outstanding, the underlying cash flow of Series Palace Foal series accrues to the loan holder.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

Trend Information

The Company’s main focus over the next twelve months is to continue to launch subsequent Offerings of Series Interests. The table below shows the launched and closed Offerings for the year as of June 30, 2024:

	# of Offerings Launched	# of Offerings Closed
As of June 30, 2024	3	3

(1) data represents number of Offerings for Series Interests of each state of offering process in the given period.

(2) offerings launched as of June 30, 2024 either through (i) a Regulation A offering or (ii) a Regulation D offering.

The Company plans to launch approximately 10 additional offerings in the next twelve months, as of the date of this filing, including offerings for increasingly higher value underlying assets.  The Company will commence such offerings within two calendar days of qualification with the SEC as provided in Rule 251(d)(3)(i)(F). The proceeds from any offerings closed during the next twelve months will be used to acquire additional race horses. We believe that launching a larger number of offerings in 2024-2025 and beyond will help us from a number of perspectives:

1) Continue to grow the user base on the Platform by attracting more Investors into our ecosystem.

2) Enable the Company to reduce operating expenses for each series, as we negotiate better contracts for training, upkeep, insurance and other operating expenses with a larger collection of underlying assets.

3) Attract a larger community of Horse Sellers with high quality underlying assets to the Platform who may view us as a more efficient method of transacting than the traditional syndication processes.

38

In addition to more offerings, we also intend to continue to develop Membership Experience Programs, which allow Investors to enjoy the collection of racehorses acquired and managed by the Company through events, race day visits and other programs.

Outside of the trends mentioned above, we believe that the Company is also dependent on the general economic environment and investing climate, the horse racing industry at large (including ongoing concerns of horse safety), in particular in the United States. In addition, since we are reliant on our Manager to support the Company and the Series, we are dependent on the general fundraising environment and our Manager’s continued ability to raise capital.

Off-Balance Sheet Arrangements

As of June 30, 2024, we did not have any off-balance sheet arrangements.

Critical Accounting Policies

The preparation of financial statements in accordance with GAAP requires management to use judgement in the application of accounting policies, including making estimates and assumptions. These assumptions will affect the reported amounts of assets and liabilities and our disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. With different estimates or assumptions, materially different amounts could be reported in our financial statements. Additionally, other companies may utilize different estimates that may impact the comparability of our results of operations to those of companies in similar businesses.

Please refer to “Note 2 — Summary of Significant Accounting Policies” to our financial statements included in this Semiannual Report for more discussion of our accounting policies and procedures.

Item 2. Other Information

We have no information to disclose that was required to be in a report on Form 1-U during the semiannual period covered by this Form 1-SA, but was not reported.

39

Item 3. Financial Statements

Index to Financial Statements

My Racehorse CA LLC

A Nevada Series Limited Liability Company

Consolidated and Consolidating Financial Statements (Unaudited)

As of June 30, 2024 and December 31, 2023

and for the six-month periods ended June 30, 2024 and 2023

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (Unaudited)	F-1

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS (Unaudited)	F-45

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS ’ EQUITY (DEFICIT) (Unaudited)	F-88

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (Unaudited)	F-131

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (Unaudited)	F-174

40

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	59,491	–	–	–	–	(25,232)	–
Total Current Assets	–	59,491	–	–	–	–	(25,232)	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$59,491	$–	$–	$–	$–	$(25,232)	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	1,734	–
Total Long-term Liabilities	–	–	–	–	–	–	1,734	–

Total Liabilities	–	–	–	–	–	–	1,734	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	45,955	24,272	33,786	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	147,299	131,531	157,908	74,719	8,998	77,255	407,286	125,935
Retained deficit	(147,299)	(117,995)	(182,180)	(108,505)	(8,998)	(77,255)	(434,252)	(125,935)
Total Members' Equity/(Deficit)	–	59,491	–	–	–	–	(26,966)	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$59,491	$–	$–	$–	$–	$(25,232)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-1

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(291,751)	–	(8,876)	(213)	–	–	–
Total Current Assets	–	(291,751)	–	(8,876)	(213)	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	53,491	16,935	–	–	–
Total Non-Current Assets	–	–	–	53,491	16,935	–	–	–

TOTAL ASSETS	$–	$(291,751)	$–	$44,615	$16,723	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	1,892	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	1,892	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	912,440	–	–	–	–	–	–
Total Long-term Liabilities	–	912,440	–	–	–	–	–	–

Total Liabilities	–	914,332	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	24,527	–	40,192	43,404	–	16,469	48,373	36,000
Subscriptions in series, net of distributions (See Note 6)	66,401	1,957,708	264,846	112,174	757,700	38,000	726,000	84,467
Retained deficit	(90,928)	(3,163,791)	(305,037)	(110,964)	(740,977)	(54,469)	(774,373)	(120,467)
Total Members' Equity/(Deficit)	–	(1,206,083)	–	44,615	16,723	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(291,751)	$–	$44,615	$16,723	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-2

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Celestial Moon
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	651
Horse reserve funds receivable from Manager (see Note 4)	–	8,967	–	–	–	8,425	(15,387)	599
Total Current Assets	–	8,967	–	–	–	8,425	(15,387)	1,250

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	10,556	–	–	–	20,824	20,463	107,864
Total Non-Current Assets	–	10,556	–	–	–	20,824	20,463	107,864

TOTAL ASSETS	$–	$19,524	$–	$–	$–	$29,250	$5,076	$109,115

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	47,318	–	30,000
Subscriptions in series, net of distributions (See Note 6)	11,750	492,456	44,400	470,927	283,931	102,102	967,950	154,085
Retained deficit	(11,750)	(472,932)	(44,400)	(470,927)	(283,931)	(120,171)	(962,874)	(74,971)
Total Members' Equity/(Deficit)	–	19,524	–	–	–	29,250	5,076	109,115

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$19,524	$–	$–	$–	$29,250	$5,076	$109,115

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-3

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	31,583	–	–	–	–	–	–	–
Total Current Assets	31,583	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	8,806	–	–	–	–	–	–	–
Total Non-Current Assets	8,806	–	–	–	–	–	–	–

TOTAL ASSETS	$40,389	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	60,000
Subscriptions in series, net of distributions (See Note 6)	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711
Retained deficit	(456,411)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Total Members' Equity/(Deficit)	40,389	0	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$40,389	$0	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-4

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	1,610	–	2,730
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	(12,534)	–	60,552
Total Current Assets	–	–	–	–	–	(10,924)	–	63,282

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	119,965
Total Non-Current Assets	–	–	–	–	–	–	–	119,965

TOTAL ASSETS	$–	$–	$–	$–	$–	$(10,924)	$–	$183,247

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	48,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	84,118	26,026	176,000	84,305	188,980	272,040	164,938	560,520
Retained deficit	(84,118)	(26,026)	(176,000)	(132,305)	(188,980)	(282,964)	(164,938)	(377,273)
Total Members' Equity/(Deficit)	–	–	–	–	–	(10,924)	–	183,247

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$(10,924)	$–	$183,247

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-5

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	42,863	741	–	–	(3,808)	1,746	–	23,010
Total Current Assets	42,863	741	–	–	(3,808)	1,746	–	23,010

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	126,000	–	–	–	36,444	15,009	–	–
Total Non-Current Assets	126,000	–	–	–	36,444	15,009	–	–

TOTAL ASSETS	$168,863	$741	$–	$–	$32,636	$16,755	$–	$23,010

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	56,134	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	56,134	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	56,134	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	129,453	–	–	–	46,359	–	–
Subscriptions in series, net of distributions (See Note 6)	622,200	(67,763)	129,991	176,843	–	79,553	126,676	391,000
Retained deficit	(453,337)	(60,949)	(129,991)	(176,843)	(23,498)	(109,158)	(126,676)	(367,990)
Total Members' Equity/(Deficit)	168,863	741	–	–	(23,498)	16,755	–	23,010

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$168,863	$741	$–	$–	$32,636	$16,755	$–	$23,010

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-6

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	70,083	28,862
Total Current Assets	–	–	–	–	–	–	70,083	28,862

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	63,292	125,162
Total Non-Current Assets	–	–	–	–	–	–	63,292	125,162

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$133,375	$154,024

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	12,000	–	–	–	–	7,500	–	–
Subscriptions in series, net of distributions (See Note 6)	107,144	(236,882)	70,877	268,087	71,626	21,121	382,800	571,200
Retained deficit	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(249,425)	(417,176)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	133,375	154,024

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$133,375	$154,024

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-7

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	2,559	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	54,920	–	137	–	–	–	–	–
Total Current Assets	57,479	–	137	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	82,153	–	–	–	–	–	–	–
Total Non-Current Assets	82,153	–	–	–	–	–	–	–

TOTAL ASSETS	$139,632	$–	$137	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	35	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	35	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	35	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	10,973
Subscriptions in series, net of distributions (See Note 6)	571,655	199,520	–	204,850	44,768	426,088	20,025	26,000
Retained deficit	(432,058)	(199,520)	137	(204,850)	(44,768)	(426,088)	(20,025)	(36,973)
Total Members' Equity/(Deficit)	139,597	–	137	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$139,632	$–	$137	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-8

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	26,586	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	22,166	–	–	–	–	–	–	–
Total Current Assets	48,752	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$48,752	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	24,906	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	24,906	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	24,906	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	6,446	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	488,242	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Retained deficit	(464,396)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Total Members' Equity/(Deficit)	23,846	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$48,752	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-9

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	1,680	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	(36,545)	–	–	–	–	18,866
Total Current Assets	–	–	(34,865)	–	–	–	–	18,866

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$(34,865)	$–	$–	$–	$–	$18,866

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	7,756	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	7,756	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	7,756	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	93,000	–	734	–
Subscriptions in series, net of distributions (See Note 6)	198,842	132,253	216,100	179,649	(22,517)	83,877	31,250	304,260
Retained deficit	(198,842)	(132,253)	(258,721)	(179,649)	(70,484)	(83,877)	(31,984)	(285,394)
Total Members' Equity/(Deficit)	–	–	(42,621)	–	–	–	–	18,866

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$(34,865)	$–	$–	$–	$–	$18,866

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-10

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	10,553	–	50,408	–	–	–	–
Total Current Assets	–	10,553	–	50,408	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$10,553	$–	$50,408	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	355,378	304,500	223,434	194,350	21,628	26,129	240,886	238,466
Retained deficit	(355,378)	(293,947)	(223,434)	(143,942)	(21,628)	(26,129)	(240,886)	(238,466)
Total Members' Equity/(Deficit)	–	10,553	–	50,408	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$10,553	$–	$50,408	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-11

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	–	–	–	–
Total Current Assets	–	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	16,634	83,294	–	–	–	–	66,747	55,909
Subscriptions in series, net of distributions (See Note 6)	304,000	84,613	21,100	20,000	23,850	33,000	136,250	454,720
Retained deficit	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(202,997)	(510,629)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-12

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	31,873	–	9,606	(6,171)	17,960	–	–	–
Total Current Assets	31,873	–	9,606	(6,171)	17,960	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	52,872	–	21,137	–	123,441	–	–	–
Total Non-Current Assets	52,872	–	21,137	–	123,441	–	–	–

TOTAL ASSETS	$84,745	$–	$30,743	$(6,171)	$141,401	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	23	–	–	–	–
Total Current Liabilities	–	–	–	23	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	15,606	–	–	–	–
Total Long-term Liabilities	–	–	–	15,606	–	–	–	–

Total Liabilities	–	–	–	15,629	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	32,301	–	–	1,741	30,389	–
Subscriptions in series, net of distributions (See Note 6)	339,000	158,462	115,353	–	654,400	248,880	95,535	219,885
Retained deficit	(254,255)	(158,462)	(116,912)	(21,801)	(512,999)	(250,621)	(125,924)	(219,885)
Total Members' Equity/(Deficit)	84,745	–	30,743	(21,801)	141,401	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$84,745	$–	$30,743	$(6,171)	$141,401	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-13

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silverpocketsfull 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	1,567	173	–	77,690	–	–	–	–
Total Current Assets	1,567	173	–	77,690	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	22,933	–	–	–	–	–	–
Total Non-Current Assets	–	22,933	–	–	–	–	–	–

TOTAL ASSETS	$1,567	$23,107	$–	$77,690	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	22,953	–
Subscriptions in series, net of distributions (See Note 6)	294,400	998,800	170,755	640,000	23,290	19,776	20,000	386,662
Retained deficit	(292,833)	(975,693)	(170,755)	(562,310)	(23,290)	(19,776)	(42,953)	(386,662)
Total Members' Equity/(Deficit)	1,567	23,107	–	77,690	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$1,567	$23,107	$–	$77,690	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-14

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	32,656	–	37,846	–	–	59,320	–	–
Total Current Assets	32,656	–	37,846	–	–	59,320	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	115,726	–	64,409	–	–	–	–	–
Total Non-Current Assets	115,726	–	64,409	–	–	–	–	–

TOTAL ASSETS	$148,382	$–	$102,255	$–	$–	$59,320	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	25,979	–
Subscriptions in series, net of distributions (See Note 6)	(494,450)	28,570	339,533	34,881	44,555	196,770	40,500	265,079
Retained deficit	642,832	(28,570)	(237,278)	(34,881)	(44,555)	(137,450)	(66,479)	(265,079)
Total Members' Equity/(Deficit)	148,382	–	102,255	–	–	59,320	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$148,382	$–	$102,255	$–	$–	$59,320	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-15

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	(3,252)	–	–	–	–
Total Current Assets	–	–	–	(3,252)	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$(3,252)	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	12,000	94,425	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	(3,317)	373,619	98,606	(201,336)	14,000	11,983	210,745	16,483
Retained deficit	3,317	(373,619)	(110,606)	103,660	(14,000)	(11,983)	(210,745)	(16,483)
Total Members' Equity/(Deficit)	–	–	–	(3,252)	–	0	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$(3,252)	$–	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-16

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	64	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	25,436	–	61,759	–	–	–	(39,514)
Total Current Assets	–	25,436	–	61,824	–	–	–	(39,514)

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	220,001	–	–	–	8,175
Total Non-Current Assets	–	–	–	220,001	–	–	–	8,175

TOTAL ASSETS	$–	$25,436	$–	$281,824	$–	$–	$–	$(31,339)

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	21,600	–	–	–	–	27,000	–	–
Subscriptions in series, net of distributions (See Note 6)	126,000	106,360	995,885	1,027,574	229,000	84,954	16,165	322,400
Retained deficit	(147,600)	(80,924)	(995,885)	(745,750)	(229,000)	(111,954)	(16,165)	(353,739)
Total Members' Equity/(Deficit)	–	25,436	–	281,824	–	–	–	(31,339)

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$25,436	$–	$281,824	$–	$–	$–	$(31,339)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-17

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	7,280	–	–	–	–	–	–	–
Total Current Assets	7,280	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	30,556	–	–	–	–	–	–	–
Total Non-Current Assets	30,556	–	–	–	–	–	–	–

TOTAL ASSETS	$37,835	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	23,154	7,724	–	–	–	–	–	33,825
Subscriptions in series, net of distributions (See Note 6)	143,707	135,000	40,069	21,569	(35,487)	272,397	242,990	550,381
Retained deficit	(129,025)	(142,724)	(40,069)	(21,569)	35,487	(272,397)	(242,990)	(584,206)
Total Members' Equity/(Deficit)	37,835	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$37,835	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-18

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	19,031	–	–	–	–	–	–
Total Current Assets	–	19,031	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$–	$19,031	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	36,000	–	99,000	–	–	11,843
Subscriptions in series, net of distributions (See Note 6)	478,235	310,080	110,389	261,791	(197,843)	382,204	25,194	–
Retained deficit	(478,235)	(291,049)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Total Members' Equity/(Deficit)	–	19,031	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$19,031	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-19

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	MRH Blue Devil	MRH Brandy 22	MRH Catalyst
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	53	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	4,939	(609)	(7,169)	82	39,934	84,176	135,453	92,012
Total Current Assets	4,939	(609)	(7,169)	82	39,987	84,176	135,453	92,012

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	229,935	92,633	48,082	76,533	127,330	151,821	264,532	217,973
Total Non-Current Assets	229,935	92,633	48,082	76,533	127,330	151,821	264,532	217,973

TOTAL ASSETS	$234,875	$92,024	$40,913	$76,615	$167,317	$235,997	$399,985	$309,985

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$234,064	$–	$–
Accrued expense	–	–	–	–	–	–	3,622	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	234,064	3,622	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	234,064	3,622	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	38,115	21,000	17,144	13,500	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	485,693	206,196	126,369	171,601	415,701	80,475	765,000	669,500
Retained deficit	(288,933)	(135,172)	(102,600)	(108,486)	(248,384)	(78,542)	(368,637)	(359,515)
Total Members' Equity/(Deficit)	234,875	92,024	40,913	76,615	167,317	1,933	396,363	309,985

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$234,875	$92,024	$40,913	$76,615	$167,317	$235,997	$399,985	$309,985

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-20

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	MRH Here's the Kicker	MRH Incredi-Bundle	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	MRH Clair De Lune 22
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	26	–
Horse reserve funds receivable from Manager (see Note 4)	57,626	175,003	68,718	359,530	87,996	20,962	88,387	165,635
Total Current Assets	57,626	175,003	68,718	359,530	87,996	20,962	88,414	165,635

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	159,452	498,840	147,428	312,774	200,177	27,157	76,300	111,397
Total Non-Current Assets	159,452	498,840	147,428	312,774	200,177	27,157	76,300	111,397

TOTAL ASSETS	$217,079	$673,844	$216,146	$672,303	$288,174	$48,119	$164,714	$277,032

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$48,126	$–	$–	$–	$300,900
Accrued expense	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	48,126	–	–	–	300,900

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	48,126	–	–	–	300,900

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	519,987	1,101,600	413,100	1,085,400	555,000	113,630	348,750	–
Retained deficit	(302,909)	(427,756)	(196,954)	(461,223)	(266,826)	(65,511)	(184,036)	(23,868)
Total Members' Equity/(Deficit)	217,079	673,844	216,146	624,177	288,174	48,119	164,714	(23,868)

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$217,079	$673,844	$216,146	$672,303	$288,174	$48,119	$164,714	$277,032

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-21

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS (UNAUDITED)

As of June 30, 2024 (Continued)

	MRH Raven's Lady 21	6.30.2024 Consolidated Total
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–
Accounts receivable	–	35,960
Horse reserve funds receivable from Manager (see Note 4)	–	1,805,562
Total Current Assets	–	1,841,522

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	4,208,581
Total Non-Current Assets	–	4,208,581

TOTAL ASSETS	$–	$6,050,103

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$583,090
Accrued expense	–	94,345
Interest payable	–	23
Total Current Liabilities	–	677,458

Long-term Liabilities:
Long-term debt - related party	–	929,780
Total Long-term Liabilities	–	929,780

Total Liabilities	–	1,607,238

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	1,597,037
Subscriptions in series, net of distributions (See Note 6)	–	38,832,515
Retained deficit	–	(35,986,687)
Total Members' Equity/(Deficit)	–	4,442,865

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$6,050,103

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-22

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	3,000	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(1,287)	–	–	–	–	(21,666)	–
Total Current Assets	–	1,713	–	–	–	–	(21,666)	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	40,614	–	–	–	–	23,452	–
Total Non-Current Assets	–	40,614	–	–	–	–	23,452	–

TOTAL ASSETS	$–	$42,327	$–	$–	$–	$–	$1,786	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–		1,734	–
Total Long-term Liabilities	–	–	–	–	–	–	1,734	–

Total Liabilities	–	–	–	–	–	–	1,734	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	22,500	24,272	33,786		–	–	–
Subscriptions in series, net of distributions (See Note 6)	147,299	131,531	157,908	74,719	8,998	77,255	407,286	125,935
Retained earnings/(Accumulated deficit)	(147,299)	(111,704)	(182,180)	(108,505)	(8,998)	(77,255)	(407,233)	(125,935)
Total Members' Equity/(Deficit)	–	42,327	–	–	–	–	53	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$42,327	$–	$–	$–	$–	$1,786	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-23

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	1,500	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	(19,777)	–	1,679	22,952	–	–	–
Total Current Assets	–	(19,777)	–	3,179	22,952	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	72,158	95,685	–	–	–
Total Non-Current Assets	–	–	–	72,158	95,685	–	–	–

TOTAL ASSETS	$–	$(19,777)	$–	$75,337	$118,638	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	1,892	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	1,892	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	961,526	–	–	–	–	–	–
Total Long-term Liabilities	–	961,526	–	–	–	–	–	–

Total Liabilities	–	963,418	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	24,527	–	40,192	24,000	–	16,469	48,373	36,000
Subscriptions in series, net of distributions (See Note 6)	66,401	1,957,708	264,846	128,128	757,700	38,000	726,000	84,467
Retained earnings/(Accumulated deficit)	(90,928)	(2,940,902)	(305,037)	(76,791)	(639,062)	(54,469)	(774,373)	(120,467)
Total Members' Equity/(Deficit)	–	(983,195)	–	75,337	118,638	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(19,777)	$–	$75,337	$118,638	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-24

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	750	–	651
Horse reserve funds receivable from Manager (see Note 4)	–	23,978	–	–	–	787	17,886	6,662
Total Current Assets	–	23,978	–	–	–	1,537	17,886	7,313

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	59,644	–	–	–	32,491	65,492	134,508
Total Non-Current Assets	–	59,644	–	–	–	32,491	65,492	134,508

TOTAL ASSETS	$–	$83,621	$–	$–	$–	$34,028	$83,378	$141,821

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	22,500	–	–
Subscriptions in series, net of distributions (See Note 6)	11,750	492,456	44,400	470,927	283,931	109,571	967,950	168,300
Retained earnings/(Accumulated deficit)	(11,750)	(408,835)	(44,400)	(470,927)	(283,931)	(98,043)	(884,572)	(26,479)
Total Members' Equity/(Deficit)	–	83,621	–	–	–	34,028	83,378	141,821

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$83,621	$–	$–	$–	$34,028	$83,378	$141,821

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-25

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Classic Cut	Series Classof sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	45,050	12,579	47,539	–	–	257	–	–
Total Current Assets	45,050	12,579	47,539	–	–	257	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	50,806	–	–	–	–	–	–	–
Total Non-Current Assets	50,806	–	–	–	–	–	–	–

TOTAL ASSETS	$95,856	$12,579	$47,539	$–	$–	$257	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	12,579	47,539			257
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	12,579	47,539	–	–	257	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	12,579	47,539	–	–	257	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	60,000
Subscriptions in series, net of distributions (See Note 6)	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711
Retained earnings/(Accumulated deficit)	(400,944)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Total Members' Equity/(Deficit)	95,856	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$95,856	$12,579	$47,539	$–	$–	$257	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-26

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	13,323	–	–	–	8,818	2,528	12,083	92,395
Total Current Assets	13,323	–	–	–	8,818	2,528	12,083	92,395

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	11,889	–	169,835
Total Non-Current Assets	–	–	–	–	–	11,889	–	169,835

TOTAL ASSETS	$13,323	$–	$–	$–	$8,818	$14,417	$12,083	$262,230

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	13,323	–	–	–	8,818	–	12,083	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	13,323	–	–	–	8,818	–	12,083	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	13,323	–	–	–	8,818	–	12,083	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	48,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	84,118	26,026	176,000	84,305	188,980	272,040	164,938	594,000
Retained earnings/(Accumulated deficit)	(84,118)	(26,026)	(176,000)	(132,305)	(188,980)	(257,623)	(164,938)	(331,770)
Total Members' Equity/(Deficit)	–	–	–	–	–	14,417	–	262,230

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$13,323	$–	$–	$–	$8,818	$14,417	$12,083	$262,230

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-27

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	3,900	–	–	–	–	–	599
Horse reserve funds receivable from Manager (see Note 4)	86,946	(34,353)	–	–	(40,618)	(33,456)	8,829	34,749
Total Current Assets	86,946	(30,453)	–	–	(40,618)	(33,456)	8,829	35,348

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	178,500	–	–	–	56,134	25,426	–	–
Total Non-Current Assets	178,500	–	–	–	56,134	25,426	–	–

TOTAL ASSETS	$265,446	$(30,453)	$–	$–	$15,516	$(8,030)	$8,829	$35,348

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$118,142	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	599
Distributions payable	–	–	–	–	–	–	8,829	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	118,142	–	8,829	599

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	30,865
Total Long-term Liabilities	–	–	–	–	–	–	–	30,865

Total Liabilities	–	–	–	–	118,142	–	8,829	31,464

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	87,000	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	640,000	(65,486)	129,991	176,843	–	79,553	126,676	391,000
Retained earnings/(Accumulated deficit)	(374,554)	(51,967)	(129,991)	(176,843)	(102,626)	(87,584)	(126,676)	(387,116)
Total Members' Equity/(Deficit)	265,446	(30,453)	–	–	(102,626)	(8,030)	–	3,884

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$265,446	$(30,453)	$–	$–	$15,516	$(8,030)	$8,829	$35,348

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-28

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	–	18,981	–	91,105	53,080
Total Current Assets	–	–	–	–	18,981	–	91,105	53,080

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	89,542	177,055
Total Non-Current Assets	–	–	–	–	–	–	89,542	177,055

TOTAL ASSETS	$–	$–	$–	$–	$18,981	$–	$180,646	$230,134

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	18,981	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	18,981	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	18,981	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	12,000	–	–	–	–	7,500	–	–
Subscriptions in series, net of distributions (See Note 6)	107,144	(236,882)	70,877	268,087	71,626	21,121	382,800	571,200
Retained earnings/(Accumulated deficit)	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(202,154)	(341,066)
Total Members' Equity/(Deficit)	–	–	–	–	–	–	180,646	230,134

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$–	$18,981	$–	$180,646	$230,134

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-29

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	377	–	–	–	11,006	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	81,588	–	(46,275)	6,750	6,490	–	–	–
Total Current Assets	81,965	–	(46,275)	6,750	17,496	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	125,903	–	73,205	–	–	–	–	–
Total Non-Current Assets	125,903	–	73,205	–	–	–	–	–

TOTAL ASSETS	$207,868	$–	$26,930	$6,750	$17,496	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$125,000	$–	$–	$–	$–	$–
Accrued expense	35	–	–	–	7,716	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	35	–	125,000	–	7,716	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	129,790	–	–	–
Total Long-term Liabilities	–	–	–	–	129,790	–	–	–

Total Liabilities	35	–	125,000	–	137,506	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	10,973
Subscriptions in series, net of distributions (See Note 6)	580,000	199,520	–	204,850	44,768	426,088	20,025	26,000
Retained earnings/(Accumulated deficit)	(372,167)	(199,520)	(98,070)	(198,100)	(164,778)	(426,088)	(20,025)	(36,973)
Total Members' Equity/(Deficit)	207,833	–	(98,070)	6,750	(120,010)	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$207,868	$–	$26,930	$6,750	$17,496	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-30

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	24,906	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	49,355	–	–	–	–	–	–	–
Total Current Assets	74,261	–	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	–	–
Total Non-Current Assets	–	–	–	–	–	–	–	–

TOTAL ASSETS	$74,261	$–	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	24,906	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	24,906	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	24,906	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	6,446	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	488,242	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Retained earnings/(Accumulated deficit)	(438,887)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Total Members' Equity/(Deficit)	49,355	–	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$74,261	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-31

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	1,515	–	7,756	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	3,690	–	18,511	–	23,720	–	–	(4,030)
Total Current Assets	5,206	–	26,267	–	23,720	–	–	(4,030)

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	14,534	–	–	–	–	16,076
Total Non-Current Assets	–	–	14,534	–	–	–	–	16,076

TOTAL ASSETS	$5,206	$–	$40,801	$–	$23,720	$–	$–	$12,047

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$(46)
Accrued expense	1,515	–	13,832	–	–	–	–	–
Distributions payable	–	–	–	–	23,720	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	1,515	–	13,832	–	23,720	–	–	(46)

Long-term Liabilities:
Long-term debt - related party	70,246	–	–	–	–	–	–	–
Total Long-term Liabilities	70,246	–	–	–	–	–	–	–

Total Liabilities	71,761	–	13,832	–	23,720	–	–	(46)

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	93,000	–	734	–
Subscriptions in series, net of distributions (See Note 6)	209,395	132,253	216,100	179,649	(22,517)	83,877	31,250	304,314
Retained earnings/(Accumulated deficit)	(275,951)	(132,253)	(189,131)	(179,649)	(70,484)	(83,877)	(31,984)	(292,222)
Total Members' Equity/(Deficit)	(66,556)	–	26,969	–	–	–	–	12,092

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$5,206	$–	$40,801	$–	$23,720	$–	$–	$12,047

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-32

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	49,711	–	48,946	–	–	25,454	68,214
Total Current Assets	–	49,711	–	48,946	–	–	25,454	68,214

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	51,173	–	23,805	–	–	–	50,167
Total Non-Current Assets	–	51,173	–	23,805	–	–	–	50,167

TOTAL ASSETS	$–	$100,884	$–	$72,751	$–	$–	$25,454	$118,380

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	25,454	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	25,454	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	25,454	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	355,378	304,500	223,434	195,825	21,628	26,129	240,886	309,160
Retained earnings/(Accumulated deficit)	(355,378)	(203,616)	(223,434)	(123,074)	(21,628)	(26,129)	(240,886)	(190,780)
Total Members' Equity/(Deficit)	–	100,884	–	72,751	–	–	–	118,380

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$100,884	$–	$72,751	$–	$–	$25,454	$118,380

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-33

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	3,750	–	–	–	–	18,750	–
Horse reserve funds receivable from Manager (see Note 4)	–	(36,044)	–	–	–	–	(24,635)	–
Total Current Assets	–	(32,294)	–	–	–	–	(5,885)	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	–	–	–	36,210	–
Total Non-Current Assets	–	–	–	–	–	–	36,210	–

TOTAL ASSETS	$–	$(32,294)	$–	$–	$–	$–	$30,325	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	16,634	51,000	–	–	–	–	45,000	55,909
Subscriptions in series, net of distributions (See Note 6)	304,000	84,613	21,100	20,000	23,850	33,000	140,000	454,720
Retained earnings/(Accumulated deficit)	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(154,675)	(510,629)
Total Members' Equity/(Deficit)	–	(32,294)	–	–	–	–	30,325	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$(32,294)	$–	$–	$–	$–	$30,325	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-34

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	59,868	20,602	1,714	(6,171)	56,467	–	–	–
Total Current Assets	59,868	20,602	1,714	(6,171)	56,467	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	72,462	–	29,804	–	179,441	–	–	–
Total Non-Current Assets	72,462	–	29,804	–	179,441	–	–	–

TOTAL ASSETS	$132,330	$20,602	$31,518	$(6,171)	$235,908	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	20,602	–	–	–	–	–	–
Interest payable	–	–	–	23	–	–	–	–
Total Current Liabilities	–	20,602	–	23	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	15,606	–	–	–	–
Total Long-term Liabilities	–	–	–	15,606	–	–	–	–

Total Liabilities	–	20,602	–	15,629	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	1,741	30,389	–
Subscriptions in series, net of distributions (See Note 6)	339,000	158,462	120,000	–	654,400	248,880	95,535	219,885
Retained earnings/(Accumulated deficit)	(206,670)	(158,462)	(88,482)	(21,801)	(418,492)	(250,621)	(125,924)	(219,885)
Total Members' Equity/(Deficit)	132,330	–	31,518	(21,801)	235,908	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$132,330	$20,602	$31,518	$(6,171)	$235,908	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-35

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver pocketsfull 19
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	18,823	22,054	–	95,396	–	–	–	29,032
Total Current Assets	18,823	22,054	–	95,396	–	–	–	29,032

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	26,562	132,308	–	163,358	–	–	–	–
Total Non-Current Assets	26,562	132,308	–	163,358	–	–	–	–

TOTAL ASSETS	$45,385	$154,362	$–	$258,753	$–	$–	$–	$29,032

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	29,032
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	29,032

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	29,032

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	22,953	–
Subscriptions in series, net of distributions (See Note 6)	294,400	998,800	170,755	640,000	23,290	19,776	20,000	386,662
Retained earnings/(Accumulated deficit)	(249,015)	(844,438)	(170,755)	(381,247)	(23,290)	(19,776)	(42,953)	(386,662)
Total Members' Equity/(Deficit)	45,385	154,362	–	258,753	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$45,385	$154,362	$–	$258,753	$–	$–	$–	$29,032

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-36

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	83,591	–	58,272	–	–	28,805	–	–
Total Current Assets	83,591	–	58,272	–	–	28,805	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	168,226	–	91,184	–	–	43,960	–	–
Total Non-Current Assets	168,226	–	91,184	–	–	43,960	–	–

TOTAL ASSETS	$251,817	$–	$149,456	$–	$–	$72,765	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	25,979	–
Subscriptions in series, net of distributions (See Note 6)	572,600	28,570	349,350	34,881	44,555	223,500	40,500	265,079
Retained earnings/(Accumulated deficit)	(320,783)	(28,570)	(199,894)	(34,881)	(44,555)	(150,735)	(66,479)	(265,079)
Total Members' Equity/(Deficit)	251,817	–	149,456	–	–	72,765	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$251,817	$–	$149,456	$–	$–	$72,765	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-37

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	15,600	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	(27,965)	–	–	–	–
Total Current Assets	–	–	–	(12,365)	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	7,455	–	–	–	–
Total Non-Current Assets	–	–	–	7,455	–	–	–	–

TOTAL ASSETS	$–	$–	$–	$(4,910)	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	1,800	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	1,800	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	1,800	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	12,000	75,000	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	(3,317)	373,619	98,606	(201,336)	14,000	11,983	210,745	16,483
Retained earnings/(Accumulated deficit)	3,317	(373,619)	(110,606)	119,626	(14,000)	(11,983)	(210,745)	(16,483)
Total Members' Equity/(Deficit)	–	–	–	(6,710)	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$(4,910)	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-38

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	90,173	–	113,626	–	3,366	–	(9,977)
Total Current Assets	–	90,173	–	113,626	–	3,366	–	(9,977)

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	11,230	–	311,496	–	–	–	40,875
Total Non-Current Assets	–	11,230	–	311,496	–	–	–	40,875

TOTAL ASSETS	$–	$101,404	$–	$425,122	$–	$3,366	$–	$30,898

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	3,366	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	3,366	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	3,366	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	21,600	–	–	–	–	27,000	–	–
Subscriptions in series, net of distributions (See Note 6)	126,000	106,360	995,885	1,030,200	229,000	84,954	16,165	322,400
Retained earnings/(Accumulated deficit)	(147,600)	(4,956)	(995,885)	(605,078)	(229,000)	(111,954)	(16,165)	(291,502)
Total Members' Equity/(Deficit)	–	101,404	–	425,122	–	–	–	30,898

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$101,404	$–	$425,122	$–	$3,366	$–	$30,898

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-39

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	10,793	–	–	–	–	24,089	–	–
Total Current Assets	10,793	–	–	–	–	24,089	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	43,056	–	–	–	–	15,134	–	–
Total Non-Current Assets	43,056	–	–	–	–	15,134	–	–

TOTAL ASSETS	$53,849	$–	$–	$–	$–	$39,223	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	7,724	–	–	–	–	–	33,825
Subscriptions in series, net of distributions (See Note 6)	150,000	135,000	40,069	21,569	(35,487)	320,400	242,990	550,381
Retained earnings/(Accumulated deficit)	(96,151)	(142,724)	(40,069)	(21,569)	35,487	(281,177)	(242,990)	(584,206)
Total Members' Equity/(Deficit)	53,849	–	–	–	–	39,223	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$53,849	$–	$–	$–	$–	$39,223	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-40

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series Who Runs the World	Series Who'sbeen inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	1,165	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	46,708	44,832	–	–	–	–	–	–
Total Current Assets	46,708	45,997	–	–	–	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	24,597	–	–	–	–	–	–
Total Non-Current Assets	–	24,597	–	–	–	–	–	–

TOTAL ASSETS	$46,708	$70,594	$–	$–	$–	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$–	$–	$–	$–
Accrued expense	–	308	–	–	–	–	–	–
Distributions payable	46,708	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	46,708	308	–	–	–	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	93,134	–	–	–	–	–	–
Total Long-term Liabilities	–	93,134	–	–	–	–	–	–

Total Liabilities	46,708	93,443	–	–	–	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	36,000	–	99,000	–	–	11,843
Subscriptions in series, net of distributions (See Note 6)	478,235	310,080	110,389	261,791	(197,843)	382,204	25,194	–
Retained earnings/(Accumulated deficit)	(478,235)	(332,929)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Total Members' Equity/(Deficit)	–	(22,849)	–	–	–	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$46,708	$70,594	$–	$–	$–	$–	–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-41

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	81,514	11,142	3,631	7,093	71,362	–	–	–
Total Current Assets	81,514	11,142	3,631	7,093	71,362	–	–	–

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	295,269	118,128	61,862	97,533	163,030	–	–	–
Total Non-Current Assets	295,269	118,128	61,862	97,533	163,030	–	–	–

TOTAL ASSETS	$376,782	$129,271	$65,492	$104,627	$234,392	$–	$–	$–

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$–	$114,581	$–	$–	$–
Accrued expense	–	–	–	–	–	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	–	114,581	–	–	–

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	–	114,581	–	–	–

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	569,520	217,500	130,000	180,000	270,354	–	–	–
Retained earnings/(Accumulated deficit)	(192,738)	(88,229)	(64,508)	(75,373)	(150,543)	–	–	–
Total Members' Equity/(Deficit)	376,782	129,271	65,492	104,627	119,811	–	–	–

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$376,782	$129,271	$65,492	$104,627	$234,392	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-42

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	MRH Blue Devil	MRH Brandy 22	MRH Catalyst	MRH Here's the Kicker	MRH Incredi-Bundle
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	–	–	–
Horse reserve funds receivable from Manager (see Note 4)	–	–	–	105,456	181,488	118,304	88,256	232,326
Total Current Assets	–	–	–	105,456	181,488	118,304	88,256	232,326

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	–	–	–	183,058	327,532	277,692	203,204	601,478
Total Non-Current Assets	–	–	–	183,058	327,532	277,692	203,204	601,478

TOTAL ASSETS	$–	$–	$–	$288,514	$509,020	$395,996	$291,460	$833,803

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$–	$–	$–	$296,438	$–	$–	$500	$853,740
Accrued expense	–	–	–	–	3,622	–	–	–
Distributions payable	–	–	–	–	–	–	–	–
Interest payable	–	–	–	–	–	–	–	–
Total Current Liabilities	–	–	–	296,438	3,622	–	500	853,740

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	–	–	–
Total Long-term Liabilities	–	–	–	–	–	–	–	–

Total Liabilities	–	–	–	296,438	3,622	–	500	853,740

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	–	–	–
Subscriptions in series, net of distributions (See Note 6)	–	–	–	–	765,000	669,500	519,285	–
Retained earnings/(Accumulated deficit)	–	–	–	(7,923)	(259,602)	(273,504)	(228,325)	(19,937)
Total Members' Equity/(Deficit)	–	–	–	(7,923)	505,398	395,996	290,960	(19,937)

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$–	$–	$–	$288,514	$509,020	$395,996	$291,460	$833,803

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-43

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING BALANCE SHEETS

As of December 31, 2023 (Continued)

	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	12.31.2023 Consolidated Total
ASSETS
Current Assets:
Cash and cash equivalents	$–	$–	$–	$–	$–	$–
Accounts receivable	–	–	–	–	–	95,226
Horse reserve funds receivable from Manager (see Note 4)	94,854	421,540	120,650	28,594	106,261	3,159,062
Total Current Assets	94,854	421,540	120,650	28,594	106,261	3,254,288

Non-Current Assets:
Horse assets, net of accumulated depreciation (see Note 2)	182,539	452,777	247,427	35,049	97,300	6,379,331
Total Non-Current Assets	182,539	452,777	247,427	35,049	97,300	6,379,331

TOTAL ASSETS	$277,393	$874,317	$368,077	$63,644	$203,561	$9,633,619

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Acquisition advances payable to Manager (see Note 4)	$77,458	$889,287	$–	$–	$–	$2,475,100
Accrued expense	–	–	–	–	–	56,226
Distributions payable	–	–	–	–	–	271,292
Interest payable	–	–	–	–	–	23
Total Current Liabilities	77,458	889,287	–	–	–	2,802,641

Long-term Liabilities:
Long-term debt - related party	–	–	–	–	–	1,302,901
Total Long-term Liabilities	–	–	–	–	–	1,302,901

Total Liabilities	77,458	889,287	–	–	–	4,105,542

Members' Equity/(Deficit):
Membership in My Racehorse CA, LLC	–	–	–	–	–	1,191,867
Subscriptions in series, net of distributions (See Note 6)	313,146	–	555,000	113,630	348,750	37,777,430
Retained earnings/(Accumulated deficit)	(113,211)	(14,970)	(186,922)	(49,986)	(145,189)	(33,441,220)
Total Members' Equity/(Deficit)	199,935	(14,970)	368,078	63,644	203,561	5,528,077

TOTAL LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)	$277,393	$874,317	$368,078	$63,644	$203,561	$9,633,619

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-44

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20

Revenues	$–	$3,900	$–	$–	$–	$–	$49,930	$–
Cost of revenues	–	(12,627)	–	–	–	–	(45,252)	–
Gross Profit/(Loss)	–	(8,727)	–	–	–	–	4,678	–

Operating Expenses:
Depreciation	–	11,055	–	–	–	–	23,452	–
Management charges	–	–	–	–	–	–	4,645	–
General and administrative	–	1,950	–	–	–	–	3,600	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	13,005	–	–	–	–	31,697	–

Income/(Loss) from Operations	–	(21,732)	–	–	–	–	(27,019)	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	15,441	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	15,441	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(6,291)	$–	$–	$–	$–	$(27,019)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-45

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(62,979)	–	(13,556)	(17,715)	–	–	–
Gross Profit/(Loss)	–	(62,979)	–	(13,556)	(17,715)	–	–	–

Operating Expenses:
Depreciation	–	–	–	18,667	78,750	–	–	–
Management charges	–	138,910	–	–	–	–	–	–
General and administrative	–	21,000	–	1,950	5,450	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	159,910	–	20,617	84,200	–	–	–

Income/(Loss) from Operations	–	(222,888)	–	(34,172)	(101,915)	–	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(222,888)	$–	$(34,172)	$(101,915)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-46

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Celestial Moon

Revenues	$–	$556	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(10,116)	–	–	–	(9,661)	(27,824)	(19,898)
Gross Profit/(Loss)	–	(9,560)	–	–	–	(9,661)	(27,824)	(19,898)

Operating Expenses:
Depreciation	–	49,088	–	–	–	11,667	45,029	26,644
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	5,450	–	–	–	800	5,450	1,950
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	54,538	–	–	–	12,467	50,479	28,594

Income/(Loss) from Operations	–	(64,098)	–	–	–	(22,128)	(78,302)	(48,492)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(64,098)	$–	$–	$–	$(22,128)	$(78,302)	$(48,492)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-47

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane

Revenues	$20,040	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(29,907)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(9,867)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	42,000	–	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	3,600	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	45,600	–	–	–	–	–	–	–

Income/(Loss) from Operations	(55,467)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(55,467)	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-48

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21

Revenues	$–	$–	$–	$–	$–	$23,000	$–	$54,460
Cost of revenues	–	–	–	–	–	(30,551)	–	(46,365)
Gross Profit/(Loss)	–	–	–	–	–	(7,551)	–	8,095

Operating Expenses:
Depreciation	–	–	–	–	–	11,889	–	49,870
Management charges	–	–	–	–	–	2,300	–	–
General and administrative	–	–	–	–	–	3,600	–	3,728
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	17,789	–	53,598

Income/(Loss) from Operations	–	–	–	–	–	(25,340)	–	(45,503)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$(25,340)	$–	$(45,503)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-49

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable

Revenues	$27,375	$18,440	$–	$–	$4,881	$–	$–	$5,042
Cost of revenues	(48,208)	(27,322)	–	–	(6,289)	(8,857)	–	(9,523)
Gross Profit/(Loss)	(20,833)	(8,882)	–	–	(1,408)	(8,857)	–	(4,481)

Operating Expenses:
Depreciation	52,500	–	–	–	19,690	10,417	–	–
Management charges	–	–	–	–	–	–	–	494
General and administrative	5,450	100	–	–	2,400	2,300	–	5,268
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	57,950	100	–	–	22,090	12,717	–	5,762

Income/(Loss) from Operations	(78,783)	(8,982)	–	–	(23,498)	(21,574)	–	(10,243)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	19,577
Debt forgiveness	–	–	–	–	102,626	–	–	9,793
Total Other Income/(Expenses)	–	–	–	–	102,626	–	–	29,370

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(78,783)	$(8,982)	$–	$–	$79,128	$(21,574)	$–	$19,127

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-50

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	–	–	–	(16,772)	(18,768)
Gross Profit/(Loss)	–	–	–	–	–	–	(16,772)	(18,768)

Operating Expenses:
Depreciation	–	–	–	–	–	–	26,250	51,893
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	4,250	5,450
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	30,500	57,343

Income/(Loss) from Operations	–	–	–	–	–	–	(47,272)	(76,110)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(47,272)	$(76,110)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-51

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro

Revenues	$31,680	$–	$–	$–	$255	$–	$–	$–
Cost of revenues	(42,336)	–	(1,378)	–	(24,177)	–	–	–
Gross Profit/(Loss)	(10,656)	–	(1,378)	–	(23,922)	–	–	–

Operating Expenses:
Depreciation	43,750	–	1,245	–	–	–	–	–
Management charges	–	–	–	–	25	–	–	–
General and administrative	5,485	–	1,200	–	10,041	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	49,235	–	2,445	–	10,066	–	–	–

Income/(Loss) from Operations	(59,891)	–	(3,823)	–	(33,988)	–	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	(68,460)	(6,750)	141,943	–	–	–
Debt forgiveness	–	–	170,490	–	12,055	–	–	–
Total Other Income/(Expenses)	–	–	102,030	(6,750)	153,998	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(59,891)	$–	$98,207	$(6,750)	$120,010	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-52

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications

Revenues	$26,000	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(46,609)	–	–	–	–	–	–	–
Gross Profit/(Loss)	(20,609)	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	–	–
Management charges	1,400	–	–	–	–	–	–	–
General and administrative	3,500	–	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	4,900	–	–	–	–	–	–	–

Income/(Loss) from Operations	(25,509)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(25,509)	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-53

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto

Revenues	$20,672	$–	$10,770	$–	$–	$–	$–	$432
Cost of revenues	(16,840)	–	(61,577)	–	–	–	–	(7,761)
Gross Profit/(Loss)	3,832	–	(50,807)	–	–	–	–	(7,329)

Operating Expenses:
Depreciation	–	–	14,534	–	–	–	–	10,585
Management charges	2,067	–	–	–	–	–	–	72
General and administrative	7,230	–	4,250	–	–	–	–	3,195
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	9,297	–	18,784	–	–	–	–	13,851

Income/(Loss) from Operations	(5,465)	–	(69,590)	–	–	–	–	(21,180)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	80,920	–	–	–	–	–	–	28,008
Debt forgiveness	1,654	–	–	–	–	–	–	–
Total Other Income/(Expenses)	82,574	–	–	–	–	–	–	28,008

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$77,109	$–	$(69,590)	$–	$–	$–	$–	$6,828

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-54

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20

Revenues	$–	$–	$–	$16,358	$–	$–	$–	$1,900
Cost of revenues	–	(22,946)	–	(22,802)	–	–	–	(3,890)
Gross Profit/(Loss)	–	(22,946)	–	(6,444)	–	–	–	(1,990)

Operating Expenses:
Depreciation	–	16,538	–	8,334	–	–	–	4,824
Management charges	–	–	–	–	–	–	–	(420)
General and administrative	–	5,450	–	4,119	–	–	–	1,200
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	21,988	–	12,453	–	–	–	5,604

Income/(Loss) from Operations	–	(44,933)	–	(18,897)	–	–	–	(7,594)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	(45,398)	–	(1,970)	–	–	–	(40,092)
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	(45,398)	–	(1,970)	–	–	–	(40,092)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(90,331)	$–	$(20,868)	$–	$–	$–	$(47,686)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-55

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta

Revenues	$–	$–	$–	$–	$–	$–	$1,140	$–
Cost of revenues	–	–	–	–	–	–	(10,117)	–
Gross Profit/(Loss)	–	–	–	–	–	–	(8,977)	–

Operating Expenses:
Depreciation	–	–	–	–	–	–	4,052	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	–	–	–	3,135	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	–	–	–	7,187	–

Income/(Loss) from Operations	–	–	–	–	–	–	(16,164)	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	(32,158)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	(32,158)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(48,322)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-56

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(14,769)	–	(19,763)	–	(33,032)	–	–	–
Gross Profit/(Loss)	(14,769)	–	(19,763)	–	(33,032)	–	–	–

Operating Expenses:
Depreciation	27,366	–	8,667	–	56,000	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	5,450	–	–	–	5,475	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	32,816	–	8,667	–	61,475	–	–	–

Income/(Loss) from Operations	(47,585)	–	(28,429)	–	(94,507)	–	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(47,585)	$–	$(28,429)	$–	$(94,507)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-57

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19

Revenues	$23,588	$43,170	$–	$2,800	$–	$–	$–	$–
Cost of revenues	(34,709)	(61,038)	–	(30,542)	–	–	–	–
Gross Profit/(Loss)	(11,122)	(17,868)	–	(27,742)	–	–	–	–

Operating Expenses:
Depreciation	26,562	109,375	–	38,293	–	–	–	–
Management charges	2,359	–	–	–	–	–	–	–
General and administrative	3,775	4,013	–	6,776	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	32,696	113,388	–	45,069	–	–	–	–

Income/(Loss) from Operations	(43,818)	(131,256)	–	(72,811)	–	–	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	(108,252)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	(108,252)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(43,818)	$(131,256)	$–	$(181,063)	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-58

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter

Revenues	$1,740,570	$–	$15,288	$–	$–	$61,748	$–	$–
Cost of revenues	(550,990)	–	(20,446)	–	–	(28,910)	–	–
Gross Profit/(Loss)	1,189,580	–	(5,159)	–	–	32,838	–	–

Operating Expenses:
Depreciation	52,500	–	26,775	–	–	13,910	–	–
Management charges	165,037	–	–	–	–	–	–	–
General and administrative	8,428	–	5,450	–	–	5,993	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	225,965	–	32,225	–	–	19,903	–	–

Income/(Loss) from Operations	963,615	–	(37,384)	–	–	12,935	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	350	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	350	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$963,615	$–	$(37,384)	$–	$–	$13,285	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-59

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	–	–	(8,861)	–	–	–	–
Gross Profit/(Loss)	–	–	–	(8,861)	–	–	–	–

Operating Expenses:
Depreciation	–	–	–	7,455	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	–	–	(350)	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	–	–	7,105	–	–	–	–

Income/(Loss) from Operations	–	–	–	(15,966)	–	–	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$(15,966)	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-60

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel

Revenues	$–	$–	$–	$4,700	$–	$–	$–	$11,060
Cost of revenues	–	(44,113)	–	(48,427)	–	–	–	(35,147)
Gross Profit/(Loss)	–	(44,113)	–	(43,726)	–	–	–	(24,087)

Operating Expenses:
Depreciation	–	11,230	–	91,495	–	–	–	32,700
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	20,625	–	5,450	–	–	–	5,450
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	31,855	–	96,945	–	–	–	38,150

Income/(Loss) from Operations	–	(75,968)	–	(140,672)	–	–	–	(62,237)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(75,968)	$–	$(140,672)	$–	$–	$–	$(62,237)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-61

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O

Revenues	$675	$–	$–	$–	$–	$517	$–	$–
Cost of revenues	(21,050)	–	–	–	–	(694)	–	–
Gross Profit/(Loss)	(20,375)	–	–	–	–	(177)	–	–

Operating Expenses:
Depreciation	12,500	–	–	–	–	132	–	–
Management charges	–	–	–	–	–	52	–	–
General and administrative	–	–	–	–	–	2,857	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	12,500	–	–	–	–	3,040	–	–

Income/(Loss) from Operations	(32,874)	–	–	–	–	(3,217)	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	11,997	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	11,997	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(32,874)	$–	$–	$–	$–	$8,780	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-62

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	147	–	–	–	–	–	–
Gross Profit/(Loss)	–	147	–	–	–	–	–	–

Operating Expenses:
Depreciation	–	9,925	–	–	–	–	–	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	4,831	–	–	–	–	–	–
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	–	14,756	–	–	–	–	–	–

Income/(Loss) from Operations	–	(14,609)	–	–	–	–	–	–

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	52,687	–	–	–	–	–	–
Debt forgiveness	–	3,802	–	–	–	–	–	–
Total Other Income/(Expenses)	–	56,488	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$41,879	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-63

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	MRH Blue Devil	Brandy 22	MRH Catalyst

Revenues	$1,631	$4,860	$–	$–	$4,896	$–	$–	$5,685
Cost of revenues	(31,168)	(24,008)	(21,213)	(9,462)	(28,322)	(15,829)	(38,185)	(26,527)
Gross Profit/(Loss)	(29,537)	(19,148)	(21,213)	(9,462)	(23,426)	(15,829)	(38,185)	(20,842)

Operating Expenses:
Depreciation	65,333	25,495	13,780	21,000	35,700	31,238	63,000	59,719
Management charges	–	–	–	–	33,266	18,102	–	–
General and administrative	1,325	2,300	3,100	2,650	5,450	5,450	7,850	5,450
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	66,658	27,795	16,880	23,650	74,416	54,789	70,850	65,169

Income/(Loss) from Operations	(96,195)	(46,943)	(38,093)	(33,112)	(97,843)	(70,618)	(109,035)	(86,011)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(96,195)	$(46,943)	$(38,093)	$(33,112)	$(97,843)	$(70,618)	$(109,035)	$(86,011)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-64

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	MRH Here's the Kicker	MRH The Incredi- Bundle	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	MRH Clair De Lune 22

Revenues	$–	$–	$–	$–	$–	$138	$375	$–
Cost of revenues	(25,224)	(51,872)	(18,286)	(79,526)	(24,804)	(5,370)	(12,773)	(10,565)
Gross Profit/(Loss)	(25,224)	(51,872)	(18,286)	(79,526)	(24,804)	(5,233)	(12,398)	(10,565)

Operating Expenses:
Depreciation	43,752	102,638	35,111	74,417	47,250	7,893	21,000	3,853
Management charges	158	247,860	22,496	244,239	–	–	–	7,000
General and administrative	5,450	5,450	7,850	5,450	7,850	2,400	5,450	2,450
Sales and marketing	–	–	–	–	–	–	–	–
Total Operating Expenses	49,360	355,948	65,457	324,106	55,100	10,293	26,450	13,303

Income/(Loss) from Operations	(74,584)	(407,820)	(83,742)	(403,633)	(79,904)	(15,525)	(38,848)	(23,868)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	–	–	(42,620)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	(42,620)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(74,584)	$(407,820)	$(83,742)	$(446,252)	$(79,904)	$(15,525)	$(38,848)	$(23,868)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-65

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

(UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	MRH Raven's Lady 21	6.30.2024 Consolidated Total

Revenues	$–	$2,238,531
Cost of revenues	–	(2,098,097)
Gross Profit/(Loss)	–	140,434

Operating Expenses:
Depreciation	–	1,808,784
Management charges	–	890,061
General and administrative	–	292,699
Sales and marketing	–	–
Total Operating Expenses	–	2,991,544

Income/(Loss) from Operations	–	(2,851,110)

Other Income/(Expense):
Gain/(Loss) on Disposition of Horse	–	5,221
Debt forgiveness	–	300,421
Total Other Income/(Expenses)	–	305,642

Provision for Income Taxes	–	–

Net Income/(Loss)	$–	$(2,545,468)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-66

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20

Revenues	$–	$–	$–	$–	$–	$–	$29,532	$5,085
Cost of revenues	–	(15,120)	–	–	–	–	(36,670)	(16,141)
Gross Profit/(Loss)	–	(15,120)	–	–	–	–	(7,138)	(11,056)

Operating Expenses:
Depreciation	–	14,583	–	–	–	–	51,319	5,010
Management charges	–	–	–	–	–	–	2,953	–
General and administrative	–	–	–	–	–	–	3,600	5,200
Total Operating Expenses	–	14,583	–	–	–	–	57,872	10,210

Income/(Loss) from Operations	–	(29,703)	–	–	–	–	(65,010)	(21,266)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	(27,292)
Debt forgiveness	–	–	–	–	–	–	68,660	–
Total Other Income/(Expenses)	–	–	–	–	–	–	68,660	(27,292)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(29,703)	$–	$–	$–	$–	$3,650	$(48,558)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-67

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19

Revenues	$–	$–	$–	$23,584	$56,000	$–	$–	$–
Cost of revenues	–	(76,302)	–	(22,195)	(51,370)	–	–	–
Gross Profit/(Loss)	–	(76,302)	–	1,389	4,630	–	–	–

Operating Expenses:
Depreciation	–	699,923	–	18,667	78,750	–	–	–
Management charges	–	–	–	4,200	5,600	–	–	–
General and administrative	–	22,167	–	–	3,600	–	–	–
Total Operating Expenses	–	722,090	–	22,867	87,950	–	–	–

Income/(Loss) from Operations	–	(798,391)	–	(21,478)	(83,320)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(798,391)	$–	$(21,478)	$(83,320)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-68

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20

Revenues	$–	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	–	(19,607)	–	–	–	(10,072)	(21,599)	–
Gross Profit/(Loss)	–	(19,607)	–	–	–	(10,072)	(21,599)	–

Operating Expenses:
Depreciation	–	49,088	–	–	–	11,667	49,559	–
Management charges	–	–	–	–	–	–	–	–
General and administrative	–	3,600	–	–	–	1,600	3,886	–
Total Operating Expenses	–	52,688	–	–	–	13,267	53,445	–

Income/(Loss) from Operations	–	(72,295)	–	–	–	(23,339)	(75,044)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	(136,947)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	(136,947)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(72,295)	$–	$–	$–	$(23,339)	$(211,991)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-69

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane

Revenues	$21,039	$39,850	$7,089	$–	$–	$–	$–	$–
Cost of revenues	(38,131)	(35,758)	(19,859)	–	–	(19,723)	–	–
Gross Profit/(Loss)	(17,092)	4,092	(12,770)	–	–	(19,723)	–	–

Operating Expenses:
Depreciation	42,000	20,833	55,781	–	–	40,250	–	–
Management charges	2,104	3,985	709	–	–	–	–	–
General and administrative	3,600	3,075	3,775	–	–	3,600	–	–
Total Operating Expenses	47,704	27,893	60,265	–	–	43,850	–	–

Income/(Loss) from Operations	(64,796)	(23,801)	(73,035)	–	–	(63,573)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(64,796)	$(23,801)	$(73,035)	$–	$–	$(63,573)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-70

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21

Revenues	$3,900	$–	$5,400	$5,000	$–	$44,823	$19,890	$–
Cost of revenues	(6,074)	–	(32,676)	(4,975)	(9,441)	(38,247)	(31,125)	(20,969)
Gross Profit/(Loss)	(2,174)	–	(27,276)	25	(9,441)	6,576	(11,235)	(20,969)

Operating Expenses:
Depreciation	7,875	–	6,496	1,613	14,280	28,350	9,414	49,870
Management charges	390	–	540	–	–	4,482	1,046	77,111
General and administrative	2,400	–	2,535	2,100	2,992	4,400	25	3,600
Total Operating Expenses	10,665	–	9,571	3,713	17,272	37,232	10,485	130,581

Income/(Loss) from Operations	(12,839)	–	(36,848)	(3,688)	(26,712)	(30,656)	(21,720)	(151,550)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(32,903)	–	–	(33,474)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	(32,903)	–	–	(33,474)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(12,839)	$–	$(36,848)	$(36,592)	$(26,712)	$(30,656)	$(55,193)	$(151,550)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-71

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable

Revenues	$–	$22,060	$702	$23,622	$–	$250	$17,995	$12,889
Cost of revenues	(26,893)	(34,363)	(2,781)	(30,691)	(7,392)	(19,457)	(20,704)	(16,229)
Gross Profit/(Loss)	(26,893)	(12,303)	(2,079)	(7,069)	(7,392)	(19,207)	(2,710)	(3,340)

Operating Expenses:
Depreciation	52,500	7,067	2,315	15,750	19,690	10,417	17,083	16,112
Management charges	32,530	–	70	–	–	–	1,799	1,289
General and administrative	3,600	975	400	2,400	2,400	–	3,632	3,965
Total Operating Expenses	88,630	8,042	2,785	18,150	22,090	10,417	22,514	21,365

Income/(Loss) from Operations	(115,523)	(20,345)	(4,863)	(25,219)	(29,483)	(29,624)	(25,224)	(24,705)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	(5,257)	–	–	–	–	(1,675)
Debt forgiveness	–	–	42,894	–	–	–	–	–
Total Other Income/(Expenses)	–	–	37,638	–	–	–	–	(1,675)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(115,523)	$(20,345)	$32,774	$(25,219)	$(29,483)	$(29,624)	$(25,224)	$(26,380)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-72

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21

Revenues	$23,530	$–	$–	$–	$–	$19,865	$–	$–
Cost of revenues	(19,424)	–	–	–	(3,549)	(24,487)	(20,571)	(23,559)
Gross Profit/(Loss)	4,107	–	–	–	(3,549)	(4,622)	(20,571)	(23,559)

Operating Expenses:
Depreciation	8,889	–	–	–	6,563	16,667	26,250	46,282
Management charges	–	–	–	–	–	–	87,890	–
General and administrative	1,302	–	–	–	2,400	975	2,400	3,000
Total Operating Expenses	10,191	–	–	–	8,963	17,642	116,540	49,282

Income/(Loss) from Operations	(6,084)	–	–	–	(12,512)	(22,264)	(137,111)	(72,842)

Other Income/(Expense):
Gain/(loss) on disposition of horses	(32,963)	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	(32,963)	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(39,047)	$–	$–	$–	$(12,512)	$(22,264)	$(137,111)	$(72,842)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-73

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro

Revenues	$500	$–	$–	$1,838	$26,520	$–	$–	$–
Cost of revenues	(33,277)	–	(11,322)	(7,125)	(35,322)	–	–	–
Gross Profit/(Loss)	(32,777)	–	(11,322)	(5,288)	(8,802)	–	–	–

Operating Expenses:
Depreciation	43,750	–	20,833	4,688	25,500	–	–	–
Management charges	50	–	–	198	2,652	–	–	–
General and administrative	3,600	–	3,000	2,277	3,700	–	–	–
Total Operating Expenses	47,400	–	23,833	7,162	31,852	–	–	–

Income/(Loss) from Operations	(80,177)	–	(35,155)	(12,450)	(40,654)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(69,969)	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	(69,969)	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(80,177)	$–	$(35,155)	$(82,419)	$(40,654)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-74

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications

Revenues	$60,000	$–	$–	$–	$–	$–	$–	$–
Cost of revenues	(44,368)	–	–	–	–	–	–	–
Gross Profit/(Loss)	15,632	–	–	–	–	–	–	–

Operating Expenses:
Depreciation	11,305	–	–	–	–	–	–	–
Management charges	6,000	–	–	–	–	–	–	–
General and administrative	3,800	–	–	–	–	–	–	–
Total Operating Expenses	21,105	–	–	–	–	–	–	–

Income/(Loss) from Operations	(5,473)	–	–	–	–	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(5,473)	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-75

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto

Revenues	$–	$–	$159,400	$–	$61,375	$–	$–	$5,112
Cost of revenues	(8,853)	–	(104,170)	–	(45,852)	–	–	(23,269)
Gross Profit/(Loss)	(8,853)	–	55,230	–	15,523	–	–	(18,157)

Operating Expenses:
Depreciation	24,600	–	19,250	–	18,333	–	–	26,250
Management charges	–	–	15,940	–	–	–	–	511
General and administrative	2,400	–	3,200	–	1,155	–	–	3,600
Total Operating Expenses	27,000	–	38,390	–	19,488	–	–	30,361

Income/(Loss) from Operations	(35,853)	–	16,840	–	(3,966)	–	–	(48,518)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(35,853)	$–	$16,840	$–	$(3,966)	$–	$–	$(48,518)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-76

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20

Revenues	$–	$–	$–	$27,986	$–	$–	$11,800	$14,130
Cost of revenues	–	(16,956)	–	(29,301)	–	–	(32,686)	(34,219)
Gross Profit/(Loss)	–	(16,956)	–	(1,314)	–	–	(20,886)	(20,089)

Operating Expenses:
Depreciation	–	18,375	–	8,531	–	–	14,000	17,500
Management charges	–	–	–	–	–	–	1,180	420
General and administrative	–	3,600	–	2,400	–	–	2,400	2,400
Total Operating Expenses	–	21,975	–	10,931	–	–	17,580	20,320

Income/(Loss) from Operations	–	(38,931)	–	(12,246)	–	–	(38,466)	(40,409)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(38,931)	$–	$(12,246)	$–	$–	$(38,466)	$(40,409)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-77

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta

Revenues	$6,840	$–	$–	$–	$–	$–	$–	$15,330
Cost of revenues	(10,669)	(24,711)	–	–	–	–	(17,188)	(24,917)
Gross Profit/(Loss)	(3,829)	(24,711)	–	–	–	–	(17,188)	(9,587)

Operating Expenses:
Depreciation	7,821	17,167	–	–	–	–	15,000	14,077
Management charges	684	–	–	–	–	–	–	1,533
General and administrative	800	800	–	–	–	–	–	175
Total Operating Expenses	9,305	17,967	–	–	–	–	15,000	15,785

Income/(Loss) from Operations	(13,134)	(42,677)	–	–	–	–	(32,188)	(25,372)

Other Income/(Expense):
Gain/(loss) on disposition of horses	240	–	–	–	–	–	–	(13,589)
Debt forgiveness	–	–	–	–	–	–	–	17
Total Other Income/(Expenses)	240	–	–	–	–	–	–	(13,572)

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(12,894)	$(42,677)	$–	$–	$–	$–	$(32,188)	$(38,944)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-78

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19

Revenues	$–	$–	$–	$–	$600	$–	$–	$–
Cost of revenues	(15,033)	(19,560)	(19,227)	–	(38,460)	–	–	–
Gross Profit/(Loss)	(15,033)	(19,560)	(19,227)	–	(37,860)	–	–	–

Operating Expenses:
Depreciation	22,614	10,500	8,667	–	56,000	–	–	–
Management charges	42,010	–	6,120	–	30,788	–	–	–
General and administrative	3,600	2,435	–	–	3,600	–	–	–
Total Operating Expenses	68,224	12,935	14,787	–	90,388	–	–	–

Income/(Loss) from Operations	(83,257)	(32,495)	(34,014)	–	(128,247)	–	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(83,257)	$(32,495)	$(34,014)	$–	$(128,247)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-79

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19

Revenues	$188,343	$–	$540	$–	$–	$–	$–	$5,642
Cost of revenues	(78,358)	(30,225)	(6,378)	(33,982)	–	–	–	(27,516)
Gross Profit/(Loss)	109,985	(30,225)	(5,838)	(33,982)	–	–	–	(21,874)

Operating Expenses:
Depreciation	43,750	109,375	2,032	48,125	–	–	–	49,088
Management charges	18,834	–	54	17,309	–	–	–	519
General and administrative	3,635	3,635	400	3,600	–	–	–	3,775
Total Operating Expenses	66,219	113,010	2,486	69,034	–	–	–	53,382

Income/(Loss) from Operations	43,766	(143,235)	(8,324)	(103,016)	–	–	–	(75,255)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	(14,038)	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	(14,038)	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$43,766	$(143,235)	$(22,362)	$(103,016)	$–	$–	$–	$(75,255)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-80

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter

Revenues	$–	$–	$–	$–	$–	$19,436	$–	$–
Cost of revenues	(29,020)	–	(14,176)	–	–	(22,947)	–	–
Gross Profit/(Loss)	(29,020)	–	(14,176)	–	–	(3,511)	–	–

Operating Expenses:
Depreciation	52,500	–	26,775	–	–	16,800	–	–
Management charges	–	–	13,468	–	–	–	–	–
General and administrative	3,600	–	3,600	–	–	2,400	–	–
Total Operating Expenses	56,100	–	43,843	–	–	19,200	–	–

Income/(Loss) from Operations	(85,120)	–	(58,019)	–	–	(22,711)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(85,120)	$–	$(58,019)	$–	$–	$(22,711)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-81

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road

Revenues	$–	$–	$–	$360	$–	$–	$1,853	$–
Cost of revenues	–	–	–	(21,707)	–	–	(6,508)	–
Gross Profit/(Loss)	–	–	–	(21,347)	–	–	(4,655)	–

Operating Expenses:
Depreciation	–	–	–	12,780	–	–	4,979	–
Management charges	–	–	–	–	–	–	185	–
General and administrative	–	–	–	799	–	–	2,525	–
Total Operating Expenses	–	–	–	13,579	–	–	7,689	–

Income/(Loss) from Operations	–	–	–	(34,926)	–	–	(12,344)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	108	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	108	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$–	$–	$(34,926)	$–	$–	$(12,236)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-82

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel

Revenues	$–	$14,001	$–	$–	$–	$1,944	$–	$–
Cost of revenues	–	(44,245)	–	(56,757)	(1,923)	(18,246)	–	(21,723)
Gross Profit/(Loss)	–	(30,244)	–	(56,757)	(1,923)	(16,302)	–	(21,723)

Operating Expenses:
Depreciation	–	14,875	–	87,138	2,957	10,000	–	34,260
Management charges	–	1,400	–	229,613	–	–	–	–
General and administrative	–	30,087	–	3,600	–	–	397	3,600
Total Operating Expenses	–	46,362	–	320,352	2,957	10,000	397	37,860

Income/(Loss) from Operations	–	(76,606)	–	(377,109)	(4,880)	(26,302)	(397)	(59,583)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	(9,700)	–	–	–
Debt forgiveness	–	–	–	–	13,200	–	–	–
Total Other Income/(Expenses)	–	–	–	–	3,500	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$–	$(76,606)	$–	$(377,109)	$(1,380)	$(26,302)	$(397)	$(59,583)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-83

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O

Revenues	$–	$–	$–	$–	$–	$38,800	$1,700	$–
Cost of revenues	(16,297)	–	–	–	–	(41,516)	(18,693)	–
Gross Profit/(Loss)	(16,297)	–	–	–	–	(2,716)	(16,993)	–

Operating Expenses:
Depreciation	12,500	–	–	–	–	24,500	8,750	–
Management charges	–	–	–	–	–	3,880	170	–
General and administrative	–	–	–	–	–	2,575	2,400	–
Total Operating Expenses	12,500	–	–	–	–	30,955	11,320	–

Income/(Loss) from Operations	(28,797)	–	–	–	–	(33,670)	(28,313)	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	(37,143)	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	(37,143)	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(28,797)	$–	$–	$–	$–	$(33,670)	$(65,456)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-84

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	Retired MRH Series

Revenues	$5,161	$19,324	$–	$–	$42,300	$23,490	$–	$–
Cost of revenues	(19,052)	(25,552)	–	–	(53,377)	(19,346)	–	–
Gross Profit/(Loss)	(13,891)	(6,228)	–	–	(11,077)	4,144	–	–

Operating Expenses:
Depreciation	53,550	40,163	–	–	16,667	25,900	–	–
Management charges	516	1,932	–	–	–	2,349	–	–
General and administrative	3,600	4,400	–	–	1,677	3,585	–	–
Total Operating Expenses	57,666	46,495	–	–	18,344	31,834	–	–

Income/(Loss) from Operations	(71,557)	(52,723)	–	–	(29,421)	(27,690)	–	–

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	(62,222)	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	(62,222)	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(71,557)	$(52,723)	$–	$–	$(29,421)	$(89,912)	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-85

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Total Series Total Edge Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21

Revenues	$–	$–	$–	$–	$1,785	$–	$–	$–
Cost of revenues	(14,772)	(7,839)	(10,820)	(5,734)	(15,051)	(6,466)	(9,300)	(8,409)
Gross Profit/(Loss)	(14,772)	(7,839)	(10,820)	(5,734)	(13,266)	(6,466)	(9,300)	(8,409)

Operating Expenses:
Depreciation	31,398	8,479	9,194	7,467	14,733	7,333	14,667	9,505
Management charges	48,360	25,900	3,816	18,900	–	–	–	–
General and administrative	–	–	–	–	1,800	1,800	1,800	2,400
Total Operating Expenses	79,758	34,379	13,010	26,367	16,533	9,133	16,467	11,905

Income/(Loss) from Operations	(94,530)	(42,218)	(23,830)	(32,100)	(29,799)	(15,599)	(25,767)	(20,315)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	–	–	–	–	–
Debt forgiveness	–	–	–	–	–	–	–	–
Total Other Income/(Expenses)	–	–	–	–	–	–	–	–

Provision for Income Taxes	–	–	–	–	–	–	–	–

Net Income/(Loss)	$(94,530)	$(42,218)	$(23,830)	$(32,100)	$(29,799)	$(15,599)	$(25,767)	$(20,315)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-86

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF OPERATIONS

For the six-month period ended June 30, 2023 (Continued)

	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	06.30.2023 Consolidated Total

Revenues	$–	$–	$–	$1,138,215
Cost of revenues	(3,324)	(8,531)	(6,902)	(2,077,330)
Gross Profit/(Loss)	(3,324)	(8,531)	(6,902)	(939,115)

Operating Expenses:
Depreciation	4,203	14,816	19,906	2,744,838
Management charges	–	–	–	721,992
General and administrative	1,600	1,800	1,800	249,034
Total Operating Expenses	5,803	16,616	21,706	3,715,864

Income/(Loss) from Operations	(9,126)	(25,147)	(28,608)	(4,654,979)

Other Income/(Expense):
Gain/(loss) on disposition of horses	–	–	–	(476,824)
Debt forgiveness	–	–	–	124,772
Total Other Income/(Expenses)	–	–	–	(352,052)

Provision for Income Taxes	–	–	–	–

Net Income/(Loss)	$(9,126)	$(25,147)	$(28,608)	$(5,007,031)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements.

F-87

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$24,272	$33,786	$–	$–	$–	$–
Contributions by manager	–	22,500	–	–	–	–	–	–
Balance at December 31, 2023	–	22,500	24,272	33,786	–	–	–	–
Contributions by manager	–	23,455	–	–	–	–	–	–
Balance at June 30, 2024	–	45,955	24,272	33,786	–	–	–	–

Subscriptions in Series
Balance at December 31, 2022	147,299	135,000	157,908	74,719	8,998	77,255	421,566	200,850
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(74,915)
Balance at December 31, 2023	147,299	131,531	157,908	74,719	8,998	77,255	407,286	125,935
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2024	147,299	131,531	157,908	74,719	8,998	77,255	407,286	125,935

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(147,299)	(52,782)	(182,180)	(108,505)	(8,998)	(77,255)	(325,393)	(76,777)
Net income/(loss)	–	(58,922)	–	–	–	–	(81,840)	(49,158)
Balance at December 31, 2023	(147,299)	(111,704)	(182,180)	(108,505)	(8,998)	(77,255)	(407,233)	(125,935)
Net income/(loss)	–	(6,291)	–	–	–	–	(27,019)	–
Balance at June 30, 2024	(147,299)	(117,995)	(182,180)	(108,505)	(8,998)	(77,255)	(434,252)	(125,935)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	82,218	–	–	–	–	96,173	124,073
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(74,915)
Contributions by manager	–	22,500	–	–	–	–	–	–
Net income/(loss)	–	(58,922)	–	–	–	–	(81,840)	(49,158)
Balance at December 31, 2023	–	42,327	–	–	–	–	53	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	23,455	–	–	–	–	–	–
Net income/(loss)	–	(6,291)	–	–	–	–	(27,019)	–
Balance at June 30, 2024	$–	$59,491	$–	$–	$–	$–	$(26,966)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-88

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$24,527	$–	$40,192	$–	$–	$16,469	$48,373	$36,000
Contributions by manager	–	–	–	24,000	–	–	–	–
Balance at December 31, 2023	24,527	–	40,192	24,000	–	16,469	48,373	36,000
Contributions by manager	–	–	–	19,404	–	–	–	–
Balance at June 30, 2024	24,527	–	40,192	43,404	–	16,469	48,373	36,000

Subscriptions in Series
Balance at December 31, 2022	66,401	2,099,833	264,846	130,000	794,100	38,000	726,000	84,467
Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	(142,125)	–	(31,872)	(36,400)	–	–	–
Balance at December 31, 2023	66,401	1,957,708	264,846	128,128	757,700	38,000	726,000	84,467
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(15,954)	–	–	–	–
Balance at June 30, 2024	66,401	1,957,708	264,846	112,174	757,700	38,000	726,000	84,467

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(90,928)	(3,161,443)	(305,037)	(25,416)	(453,666)	(54,469)	(774,373)	(120,467)
Net income/(loss)	–	220,541	–	(51,375)	(185,396)	–	–	–
Balance at December 31, 2023	(90,928)	(2,940,902)	(305,037)	(76,791)	(639,062)	(54,469)	(774,373)	(120,467)
Net income/(loss)	–	(222,888)	–	(34,172)	(101,915)	–	–	–
Balance at June 30, 2024	(90,928)	(3,163,791)	(305,037)	(110,964)	(740,977)	(54,469)	(774,373)	(120,467)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	(1,061,611)	–	104,584	340,434	–	–	–
Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	(142,125)	–	(31,872)	(36,400)	–	–	–
Contributions by manager	–	–	–	24,000	–	–	–	–
Net income/(loss)	–	220,541	–	(51,375)	(185,396)	–	–	–
Balance at December 31, 2023	–	(983,195)	–	75,337	118,638	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(15,954)	–	–	–	–
Contributions by manager	–	–	–	19,404	–	–	–	–
Net income/(loss)	–	(222,888)	–	(34,172)	(101,915)	–	–	–
Balance at June 30, 2024	$–	$(1,206,083)	$–	$44,615	$16,723	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-89

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Celestial Moon
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	22,500	–	–
Balance at December 31, 2023	–	–	–	–	–	22,500	–	–
Contributions by manager	–	–	–	–	–	24,818	–	30,000
Balance at June 30, 2024	–	–	–	–	–	47,318	–	30,000

Subscriptions in Series
Balance at December 31, 2022	11,750	494,700	44,400	470,927	283,931	110,111	1,170,000	–
Subscriptions received in horse series	–	–	–	–	–	–	–	230,000
Distributions from horse series	–	(2,244)	–	–	–	(540)	(202,050)	(61,700)
Balance at December 31, 2023	11,750	492,456	44,400	470,927	283,931	109,571	967,950	168,300
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(7,469)	–	(14,215)
Balance at June 30, 2024	11,750	492,456	44,400	470,927	283,931	102,102	967,950	154,085

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(11,750)	(273,774)	(44,400)	(470,927)	(283,931)	(46,571)	(603,289)	–
Net income/(loss)	–	(135,061)	–	–	–	(51,471)	(281,282)	(26,479)
Balance at December 31, 2023	(11,750)	(408,835)	(44,400)	(470,927)	(283,931)	(98,043)	(884,572)	(26,479)
Net income/(loss)	–	(64,098)	–	–	–	(22,128)	(78,302)	(48,492)
Balance at June 30, 2024	(11,750)	(472,932)	(44,400)	(470,927)	(283,931)	(120,171)	(962,874)	(74,971)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	220,926	–	–	–	63,539	566,711	–
Subscriptions received in horse series	–	–	–	–	–	–	–	230,000
Distributions from horse series	–	(2,244)	–	–	–	(540)	(202,050)	(61,700)
Contributions by manager	–	–	–	–	–	22,500	–	–
Net income/(loss)	–	(135,061)	–	–	–	(51,471)	(281,282)	(26,479)
Balance at December 31, 2023	–	83,621	–	–	–	34,028	83,378	141,821
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(7,469)	–	(14,215)
Contributions by manager	–	–	–	–	–	24,818	–	30,000
Net income/(loss)	–	(64,098)	–	–	–	(22,128)	(78,302)	(48,492)
Balance at June 30, 2024	$–	$19,524	$–	$–	$–	$29,250	$5,076	$109,115

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-90

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$60,000
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	60,000
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	–	–	–	–	–	60,000

Subscriptions in Series
Balance at December 31, 2022	510,000	58,960	505,563	686,309	46,629	457,099	106,872	39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(65,639)	(52,384)	–	–	(257)	–	–
Balance at December 31, 2023	496,800	-6,679	453,179	686,309	46,629	456,841	106,872	39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2024	496,800	(6,679)	453,179	686,309	46,629	456,841	106,872	39,711

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(275,800)	(128,175)	(316,514)	(686,309)	(46,629)	(300,382)	(106,872)	(99,711)
Net income/(loss)	(125,144)	134,854	(136,665)	–	–	(156,459)	–	–
Balance at December 31, 2023	(400,944)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)
Net income/(loss)	(55,467)	–	–	–	–	–	–	–
Balance at June 30, 2024	(456,411)	6,679	(453,179)	(686,309)	(46,629)	(456,841)	(106,872)	(99,711)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	234,200	(69,215)	189,049	–	–	156,716	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(65,639)	(52,384)	–	–	(257)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(125,144)	134,854	(136,665)	–	–	(156,459)	–	–
Balance at December 31, 2023	95,856	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(55,467)	–	–	–	–	–	–	–
Balance at June 30, 2024	$40,389	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-91

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$48,000	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	48,000	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	–	48,000	–	–	–	–

Subscriptions in Series
Balance at December 31, 2022	101,250	26,026	176,000	110,840	197,798	289,860	250,000	243,639
Subscriptions received in horse series	–	–	–	–	–	–	–	350,361
Distributions from horse series	(17,133)	–	–	(26,535)	(8,818)	(17,820)	(85,062)	–
Balance at December 31, 2023	84,118	26,026	176,000	84,305	188,980	272,040	164,938	594,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(33,480)
Balance at June 30, 2024	84,118	26,026	176,000	84,305	188,980	272,040	164,938	560,520

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(52,683)	(26,026)	(166,774)	(95,714)	(132,253)	(179,267)	(77,962)	(102,745)
Net income/(loss)	(31,434)	–	(9,226)	(36,592)	(56,728)	(78,356)	(86,976)	(229,025)
Balance at December 31, 2023	(84,118)	(26,026)	(176,000)	(132,305)	(188,980)	(257,623)	(164,938)	(331,770)
Net income/(loss)	–	–	–	–	–	(25,340)	–	(45,503)
Balance at June 30, 2024	(84,118)	(26,026)	(176,000)	(132,305)	(188,980)	(282,964)	(164,938)	(377,273)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	48,567	–	9,226	63,126	65,546	110,593	172,038	140,894
Subscriptions received in horse series	–	–	–	–	–	–	–	350,361
Distributions from horse series	(17,133)	–	–	(26,535)	(8,818)	(17,820)	(85,062)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(31,434)	–	(9,226)	(36,592)	(56,728)	(78,356)	(86,976)	(229,025)
Balance at December 31, 2023	–	–	–	–	–	14,417	–	262,230
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(33,480)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	(25,340)	–	(45,503)
Balance at June 30, 2024	$–	$–	$–	$–	$–	$(10,924)	$–	$183,247

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-92

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$72,000	$–	$–	$–	$–	$–	$–
Contributions by manager	–	15,000	–	–	–	–	–	–
Balance at December 31, 2023	–	87,000	–	–	–	–	–	–
Contributions by manager	–	42,453	–	–	–	46,359	–	–
Balance at June 30, 2024	–	129,453	–	–	–	46,359	–	–

Subscriptions in Series							8,036
Balance at December 31, 2022	495,424	(38,426)	137,137	240,300	–	79,553	144,402	469,700
Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(27,060)	(7,146)	(63,457)	–	–	(17,726)	(78,700)
Balance at December 31, 2023	640,000	-65,486	129,991	176,843	–	79,553	126,676	391,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,800)	(2,277)	–	–	–	–	–	–
Balance at June 30, 2024	622,200	(67,763)	129,991	176,843	–	79,553	126,676	391,000

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(166,275)	(27,241)	(162,199)	(102,629)	(41,095)	(32,033)	(160,610)	(406,854)
Net income/(loss)	(208,280)	(24,726)	32,208	(74,214)	(61,531)	(55,551)	33,933	19,738
Balance at December 31, 2023	(374,554)	(51,967)	(129,991)	(176,843)	(102,626)	(87,584)	(126,676)	(387,116)
Net income/(loss)	(78,783)	(8,982)	–	–	79,128	(21,574)	–	19,127
Balance at June 30, 2024	(453,337)	(60,949)	(129,991)	(176,843)	(23,498)	(109,158)	(126,676)	(367,990)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	329,149	6,333	(25,062)	137,671	(41,095)	47,521	(16,208)	62,846
Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(27,060)	(7,146)	(63,457)	–	–	(17,726)	(78,700)
Contributions by manager	–	15,000	–	–	–	–	–	–
Net income/(loss)	(208,280)	(24,726)	32,208	(74,214)	(61,531)	(55,551)	33,933	19,738
Balance at December 31, 2023	265,446	(30,453)	–	–	(102,626)	(8,030)	–	3,884
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,800)	(2,277)	–	–	–	–	–	–
Contributions by manager	–	42,453	–	–	–	46,359	–	–
Net income/(loss)	(78,783)	(8,982)	–	–	79,128	(21,574)	–	19,127
Balance at June 30, 2024	$168,863	$741	$–	$–	$(23,498)	$16,755	$–	$23,010

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-93

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	12,000	–	–	–	–	7,500	–	–
Balance at December 31, 2023	12,000	–	–	–	–	7,500	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	12,000	–	–	–	–	7,500	–	–

Subscriptions in Series
Balance at December 31, 2022	155,000	(236,882)	70,877	268,087	90,729	144,965	–	–
Subscriptions received in horse series	–	–	–	–	(121)	–	390,500	571,200
Distributions from horse series	(47,856)	–	–	–	(18,981)	(123,845)	(7,700)	–
Balance at December 31, 2023	107,144	-236,882	70,877	268,087	71,626	21,121	382,800	571,200
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2024	107,144	(236,882)	70,877	268,087	71,626	21,121	382,800	571,200

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(80,096)	236,882	(70,877)	(268,087)	(48,617)	(48,054)	(26,748)	(44,864)
Net income/(loss)	(39,047)	–	–	–	(23,009)	19,433	(175,406)	(296,202)
Balance at December 31, 2023	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(202,154)	(341,066)
Net income/(loss)	–	–	–	–	–	–	(47,272)	(76,110)
Balance at June 30, 2024	(119,144)	236,882	(70,877)	(268,087)	(71,626)	(28,621)	(249,425)	(417,176)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	74,904	–	–	–	42,112	96,911	(26,748)	(44,864)
Subscriptions received in horse series	–	–	–	–	(121)	–	390,500	571,200
Distributions from horse series	(47,856)	–	–	–	(18,981)	(123,845)	(7,700)	–
Contributions by manager	12,000	–	–	–	–	7,500	–	–
Net income/(loss)	(39,047)	–	–	–	(23,009)	19,433	(175,406)	(296,202)
Balance at December 31, 2023	–	–	–	–	–	–	180,646	230,134
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	(47,272)	(76,110)
Balance at June 30, 2024	$–	$–	$–	$–	$–	$–	$133,375	$154,024

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-94

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$10,973
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	10,973
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	–	–	–	–	–	10,973

Subscriptions in Series
Balance at December 31, 2022	580,000	199,520	–	307,333	73,379	426,088	20,025	26,000
Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(28,611)	–	–	–
Balance at December 31, 2023	580,000	199,520	–	204,850	44,768	426,088	20,025	26,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(8,345)	–	–	–	–	–	–	–
Balance at June 30, 2024	571,655	199,520	–	204,850	44,768	426,088	20,025	26,000

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(211,802)	(199,520)	(26,161)	(115,681)	(134,644)	(426,088)	(20,025)	(36,973)
Net income/(loss)	(160,366)	–	(71,908)	(82,419)	(30,134)	–	–	–
Balance at December 31, 2023	(372,167)	(199,520)	(98,070)	(198,100)	(164,778)	(426,088)	(20,025)	(36,973)
Net income/(loss)	(59,891)	–	98,207	(6,750)	120,010	–	–	–
Balance at June 30, 2024	(432,058)	(199,520)	137	(204,850)	(44,768)	(426,088)	(20,025)	(36,973)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	368,198	–	(26,161)	191,652	(61,265)	–	–	–
Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(28,611)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(160,366)	–	(71,908)	(82,419)	(30,134)	–	–	–
Balance at December 31, 2023	207,833	–	(98,070)	6,750	(120,010)	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(8,345)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(59,891)	–	98,207	(6,750)	120,010	–	–	–
Balance at June 30, 2024	$139,597	$–	$137	$0	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-95

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$6,446	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	6,446	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	6,446	–	–	–	–	–

Subscriptions in Series
Balance at December 31, 2022	526,222	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(37,980)	–	–	–	–	–	–	–
Balance at December 31, 2023	488,242	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2024	488,242	127,231	143,750	141,076	327,772	9,294	7,075	3,824

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(481,910)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Net income/(loss)	43,024	–	–	–	–	–	–	–
Balance at December 31, 2023	(438,887)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Net income/(loss)	(25,509)	–	–	–	–	–	–	–
Balance at June 30, 2024	(464,396)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	44,311	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(37,980)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	43,024	–	–	–	–	–	–	–
Balance at December 31, 2023	49,355	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(25,509)	–	–	–	–	–	–	–
Balance at June 30, 2024	$23,846	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-96

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$48,000	$–	$734	$–
Contributions by manager	–	–	–	–	45,000	–	–	–
Balance at December 31, 2023	–	–	–	–	93,000	–	734	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	–	–	93,000	–	734	–

Subscriptions in Series
Balance at December 31, 2022	209,395	132,253	275,520	179,649	62,858	83,877	31,250	304,314
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(59,420)	–	(85,374)	–	–	–
Balance at December 31, 2023	209,395	132,253	216,100	179,649	-22,517	83,877	31,250	304,314
Subscriptions received in horse series	–	–	–	–	–	–	–	(54)
Distributions from horse series	(10,553)	–	–	–	–	–	–	–
Balance at June 30, 2024	198,842	132,253	216,100	179,649	(22,517)	83,877	31,250	304,260

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(216,261)	(132,253)	(156,849)	(179,649)	(61,250)	(83,877)	(31,984)	(200,030)
Net income/(loss)	(59,690)	–	(32,282)	–	(9,233)	–	–	(92,192)
Balance at December 31, 2023	(275,951)	(132,253)	(189,131)	(179,649)	(70,484)	(83,877)	(31,984)	(292,222)
Net income/(loss)	77,109	–	(69,590)	–	–	–	–	6,828
Balance at June 30, 2024	(198,842)	(132,253)	(258,721)	(179,649)	(70,484)	(83,877)	(31,984)	(285,394)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	(6,865)	–	118,671	–	49,608	–	–	104,284
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(59,420)	–	(85,374)	–	–	–
Contributions by manager	–	–	–	–	45,000	–	–	–
Net income/(loss)	(59,690)	–	(32,282)	–	(9,233)	–	–	(92,192)
Balance at December 31, 2023	(66,556)	–	26,969	–	–	–	–	12,092
Subscriptions received in horse series	–	–	–	–	–	–	–	(54)
Distributions from horse series	(10,553)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	77,109	–	(69,590)	–	–	–	–	6,828
Balance at June 30, 2024	$–	$–	$(42,621)	$–	$–	$–	$–	$18,866

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-97

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	–	–	–	–	–	–

Subscriptions in Series
Balance at December 31, 2022	355,378	304,500	223,434	214,925	21,628	26,129	271,291	330,000
Subscriptions received in horse series	–	–	–	–	–	–	(411)	–
Distributions from horse series	–	–	–	(19,100)	–	–	(29,994)	(20,840)
Balance at December 31, 2023	355,378	304,500	223,434	195,825	21,628	26,129	240,886	309,160
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(1,475)	–	–	–	(70,694)
Balance at June 30, 2024	355,378	304,500	223,434	194,350	21,628	26,129	240,886	238,466

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(355,378)	(120,177)	(223,434)	(84,342)	(21,628)	(26,129)	(176,995)	(119,121)
Net income/(loss)	–	(83,438)	–	(38,733)	–	–	(63,890)	(71,659)
Balance at December 31, 2023	(355,378)	(203,616)	(223,434)	(123,074)	(21,628)	(26,129)	(240,886)	(190,780)
Net income/(loss)	–	(90,331)	–	(20,868)	–	–	–	(47,686)
Balance at June 30, 2024	(355,378)	(293,947)	(223,434)	(143,942)	(21,628)	(26,129)	(240,886)	(238,466)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	184,323	–	130,583	–	–	94,296	210,879
Subscriptions received in horse series	–	–	–	–	–	–	(411)	–
Distributions from horse series	–	–	–	(19,100)	–	–	(29,994)	(20,840)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(83,438)	–	(38,733)	–	–	(63,890)	(71,659)
Balance at December 31, 2023	–	100,884	–	72,751	–	–	–	118,380
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(1,475)	–	–	–	(70,694)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(90,331)	–	(20,868)	–	–	–	(47,686)
Balance at June 30, 2024	$–	$10,553	$–	$50,408	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-98

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$36,000	$–	$–	$–	$–	$–	$–
Contributions by manager	16,634	15,000	–	–	–	–	45,000	55,909
Balance at December 31, 2023	16,634	51,000	–	–	–	–	45,000	55,909
Contributions by manager	–	32,294	–	–	–	–	21,747	–
Balance at June 30, 2024	16,634	83,294	–	–	–	–	66,747	55,909

Subscriptions in Series
Balance at December 31, 2022	304,000	103,963	21,100	20,000	23,850	33,000	140,000	454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(19,350)	–	–	–	–	–	–
Balance at December 31, 2023	304,000	84,613	21,100	20,000	23,850	33,000	140,000	454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(3,750)	–
Balance at June 30, 2024	304,000	84,613	21,100	20,000	23,850	33,000	136,250	454,720

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(307,739)	(81,625)	(21,100)	(20,000)	(23,850)	(33,000)	(81,781)	(471,685)
Net income/(loss)	(12,894)	(86,283)	–	–	–	–	(72,894)	(38,944)
Balance at December 31, 2023	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(154,675)	(510,629)
Net income/(loss)	–	–	–	–	–	–	(48,322)	–
Balance at June 30, 2024	(320,634)	(167,907)	(21,100)	(20,000)	(23,850)	(33,000)	(202,997)	(510,629)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	(3,739)	58,338	–	–	–	–	58,219	(16,965)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(19,350)	–	–	–	–	–	–
Contributions by manager	16,634	15,000	–	–	–	–	45,000	55,909
Net income/(loss)	(12,894)	(86,283)	–	–	–	–	(72,894)	(38,944)
Balance at December 31, 2023	–	(32,294)	–	–	–	–	30,325	0
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(3,750)	–
Contributions by manager	–	32,294	–	–	–	–	21,747	–
Net income/(loss)	–	–	–	–	–	–	(48,322)	–
Balance at June 30, 2024	$–	$0	$–	$–	$–	$–	$–	$0

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-99

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$1,741	$30,389	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	1,741	30,389	–
Contributions by manager	–	–	32,301	–	–	–	–	–
Balance at June 30, 2024	–	–	32,301	–	–	1,741	30,389	–

Subscriptions in Series
Balance at December 31, 2022	152,324	179,064	54,000	–	528,409	248,880	95,535	219,885
Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	(20,602)	–	–	(10,600)	–	–	–
Balance at December 31, 2023	339,000	158,462	120,000	–	654,400	248,880	95,535	219,885
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(4,647)	–	–	–	–	–
Balance at June 30, 2024	339,000	158,462	115,353	–	654,400	248,880	95,535	219,885

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(74,563)	(126,243)	(18,704)	(21,801)	(193,010)	(250,621)	(125,924)	(219,885)
Net income/(loss)	(132,107)	(32,220)	(69,778)	–	(225,482)	–	–	–
Balance at December 31, 2023	(206,670)	(158,462)	(88,482)	(21,801)	(418,492)	(250,621)	(125,924)	(219,885)
Net income/(loss)	(47,585)	–	(28,429)	–	(94,507)	–	–	–
Balance at June 30, 2024	(254,255)	(158,462)	(116,912)	(21,801)	(512,999)	(250,621)	(125,924)	(219,885)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	77,761	52,821	35,296	(21,801)	335,399	–	–	–
Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	(20,602)	–	–	(10,600)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(132,107)	(32,220)	(69,778)	–	(225,482)	–	–	–
Balance at December 31, 2023	132,330	–	31,518	(21,801)	235,908	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(4,647)	–	–	–	–	–
Contributions by manager	–	–	32,301	–	–	–	–	–
Net income/(loss)	(47,585)	–	(28,429)	–	(94,507)	–	–	–
Balance at June 30, 2024	$84,745	$–	$30,743	$(21,801)	$141,401	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-100

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$22,953	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	22,953	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	–	–	–	–	22,953	–

Subscriptions in Series
Balance at December 31, 2022	357,900	998,800	233,910	563,072	23,290	19,776	20,000	418,346
Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,500)	–	(63,155)	–	–	–	–	(31,684)
Balance at December 31, 2023	294,400	998,800	170,755	640,000	23,290	19,776	20,000	386,662
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2024	294,400	998,800	170,755	640,000	23,290	19,776	20,000	386,662

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(218,755)	(552,015)	(148,393)	(179,690)	(23,290)	(19,776)	(42,953)	(291,132)
Net income/(loss)	(30,260)	(292,422)	(22,362)	(201,557)	–	–	–	(95,530)
Balance at December 31, 2023	(249,015)	(844,438)	(170,755)	(381,247)	(23,290)	(19,776)	(42,953)	(386,662)
Net income/(loss)	(43,818)	(131,256)	–	(181,063)	–	–	–	–
Balance at June 30, 2024	(292,833)	(975,693)	(170,755)	(562,310)	(23,290)	(19,776)	(42,953)	(386,662)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	139,145	446,785	85,517	383,382	–	–	–	127,214
Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,500)	–	(63,155)	–	–	–	–	(31,684)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(30,260)	(292,422)	(22,362)	(201,557)	–	–	–	(95,530)
Balance at December 31, 2023	45,385	154,362	–	258,753	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(43,818)	(131,256)	–	(181,063)	–	–	–	–
Balance at June 30, 2024	$1,567	$23,107	$–	$77,690	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-101

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$25,979	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	25,979	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	–	–	–	–	25,979	–

Subscriptions in Series
Balance at December 31, 2022	635,000	28,570	289,481	34,881	44,555	242,070	40,500	265,079
Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	(62,400)	–	–	–	–	(18,570)	–	–
Balance at December 31, 2023	572,600	28,570	349,350	34,881	44,555	223,500	40,500	265,079
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(1,067,050)	–	(9,818)	–	–	(26,730)	–	–
Balance at June 30, 2024	(494,450)	28,570	339,533	34,881	44,555	196,770	40,500	265,079

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(217,769)	(28,570)	(95,240)	(34,881)	(44,555)	(93,935)	(66,479)	(265,079)
Net income/(loss)	(103,015)	–	(104,654)	–	–	(56,800)	–	–
Balance at December 31, 2023	(320,783)	(28,570)	(199,894)	(34,881)	(44,555)	(150,735)	(66,479)	(265,079)
Net income/(loss)	963,615	–	(37,384)	–	–	13,285	–	–
Balance at June 30, 2024	642,832	(28,570)	(237,278)	(34,881)	(44,555)	(137,450)	(66,479)	(265,079)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	417,231	–	194,241	–	–	148,135	–	–
Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	(62,400)	–	–	–	–	(18,570)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(103,015)	–	(104,654)	–	–	(56,800)	–	–
Balance at December 31, 2023	251,817	–	149,456	–	–	72,765	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(1,067,050)	–	(9,818)	–	–	(26,730)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	963,615	–	(37,384)	–	–	13,285	–	–
Balance at June 30, 2024	$148,382	$–	$102,255	$–	$–	$59,320	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-102

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$12,000	$48,000	$–	$–	$–	$–
Contributions by manager	–	–	–	27,000	–	–	–	–
Balance at December 31, 2023	–	–	12,000	75,000	–	–	–	–
Contributions by manager	–	–	–	19,425	–	–	–	–
Balance at June 30, 2024	–	–	12,000	94,425	–	–	–	–

Subscriptions in Series
Balance at December 31, 2022	(3,317)	373,619	98,606	(200,712)	14,000	11,983	212,995	16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(624)	–	–	(2,250)	–
Balance at December 31, 2023	-3,317	373,619	98,606	-201,336	14,000	11,983	210,745	16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2024	(3,317)	373,619	98,606	(201,336)	14,000	11,983	210,745	16,483

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	3,317	(373,619)	(110,606)	186,252	(14,000)	(11,983)	(218,945)	(16,483)
Net income/(loss)	–	–	–	(66,626)	–	–	8,199	–
Balance at December 31, 2023	3,317	(373,619)	(110,606)	119,626	(14,000)	(11,983)	(210,745)	(16,483)
Net income/(loss)	–	–	–	(15,966)	–	–	–	–
Balance at June 30, 2024	3,317	(373,619)	(110,606)	103,660	(14,000)	(11,983)	(210,745)	(16,483)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	–	–	33,540	–	–	(5,950)	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(624)	–	–	(2,250)	–
Contributions by manager	–	–	–	27,000	–	–	–	–
Net income/(loss)	–	–	–	(66,626)	–	–	8,199	–
Balance at December 31, 2023	–	–	–	(6,710)	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	19,425	–	–	–	–
Net income/(loss)	–	–	–	(15,966)	–	–	–	–
Balance at June 30, 2024	$–	$–	$–	$(3,252)	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-103

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$21,600	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	27,000	–	–
Balance at December 31, 2023	21,600	–	–	–	–	27,000	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	21,600	–	–	–	–	27,000	–	–

Subscriptions in Series
Balance at December 31, 2022	126,000	106,360	995,885	–	229,000	93,000	29,679	322,400
Subscriptions received in horse series	–	–	–	1,030,200	–	–	–	–
Distributions from horse series	–	–	–	–	–	(8,046)	(13,514)	–
Balance at December 31, 2023	126,000	106,360	995,885	1,030,200	229,000	84,954	16,165	322,400
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(2,626)	–	–	–	–
Balance at June 30, 2024	126,000	106,360	995,885	1,027,574	229,000	84,954	16,165	322,400

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(147,600)	(25,876)	(995,885)	(80,842)	(227,620)	(49,781)	(15,768)	(166,048)
Net income/(loss)	–	20,920	–	(524,236)	(1,380)	(62,174)	(397)	(125,453)
Balance at December 31, 2023	(147,600)	(4,956)	(995,885)	(605,078)	(229,000)	(111,954)	(16,165)	(291,502)
Net income/(loss)	–	(75,968)	–	(140,672)	–	–	–	(62,237)
Balance at June 30, 2024	(147,600)	(80,924)	(995,885)	(745,750)	(229,000)	(111,954)	(16,165)	(353,739)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	80,484	–	(80,842)	1,380	43,219	13,911	156,352
Subscriptions received in horse series	–	–	–	1,030,200	–	–	–	–
Distributions from horse series	–	–	–	–	–	(8,046)	(13,514)	–
Contributions by manager	–	–	–	–	–	27,000	–	–
Net income/(loss)	–	20,920	–	(524,236)	(1,380)	(62,174)	(397)	(125,453)
Balance at December 31, 2023	–	101,404	–	425,122	–	–	–	30,898
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(2,626)	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(75,968)	–	(140,672)	–	–	–	(62,237)
Balance at June 30, 2024	$–	$25,436	$–	$281,824	$–	$–	$–	$(31,339)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-104

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$7,724	$–	$–	$–	$–	$–	$33,825
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	7,724	–	–	–	–	–	33,825
Contributions by manager	23,154	–	–	–	–	–	–	–
Balance at June 30, 2024	23,154	7,724	–	–	–	–	–	33,825

Subscriptions in Series
Balance at December 31, 2022	52,500	135,000	40,069	21,569	(35,487)	338,880	281,700	550,381
Subscriptions received in horse series	97,500	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(18,480)	(38,710)	–
Balance at December 31, 2023	150,000	135,000	40,069	21,569	-35,487	320,400	242,990	550,381
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(6,293)	–	–	–	–	(48,003)	–	–
Balance at June 30, 2024	143,707	135,000	40,069	21,569	(35,487)	272,397	242,990	550,381

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(21,774)	(142,724)	(40,069)	(21,569)	35,487	(210,824)	(173,701)	(584,206)
Net income/(loss)	(74,377)	–	–	–	–	(70,353)	(69,290)	–
Balance at December 31, 2023	(96,151)	(142,724)	(40,069)	(21,569)	35,487	(281,177)	(242,990)	(584,206)
Net income/(loss)	(32,874)	–	–	–	–	8,780	–	–
Balance at June 30, 2024	(129,025)	(142,724)	(40,069)	(21,569)	35,487	(272,397)	(242,990)	(584,206)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	30,726	–	–	–	–	128,056	107,999	–
Subscriptions received in horse series	97,500	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(18,480)	(38,710)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(74,377)	–	–	–	–	(70,353)	(69,290)	–
Balance at December 31, 2023	53,849	–	–	–	–	39,223	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(6,293)	–	–	–	–	(48,003)	–	–
Contributions by manager	23,154	–	–	–	–	–	–	–
Net income/(loss)	(32,874)	–	–	–	–	8,780	–	–
Balance at June 30, 2024	$37,835	$–	$–	$–	$–	$0	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-105

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$36,000	$–	$84,000	$–	$–	$11,843
Contributions by manager	–	–	–	–	15,000	–	–	–
Balance at December 31, 2023	–	–	36,000	–	99,000	–	–	11,843
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	36,000	–	99,000	–	–	11,843

Subscriptions in Series
Balance at December 31, 2022	530,400	355,521	110,389	261,791	(117,343)	448,440	25,194	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(52,165)	(45,441)	–	–	(80,500)	(66,236)	–	–
Balance at December 31, 2023	478,235	310,080	110,389	261,791	-197,843	382,204	25,194	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2024	478,235	310,080	110,389	261,791	(197,843)	382,204	25,194	–

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	(288,023)	(254,089)	(146,389)	(261,791)	59,135	(292,242)	(25,194)	(11,843)
Net income/(loss)	(190,212)	(78,839)	–	–	39,708	(89,962)	–	–
Balance at December 31, 2023	(478,235)	(332,929)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)
Net income/(loss)	–	41,879	–	–	–	–	–	–
Balance at June 30, 2024	(478,235)	(291,049)	(146,389)	(261,791)	98,843	(382,204)	(25,194)	(11,843)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	242,377	101,432	–	–	25,792	156,198	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(52,165)	(45,441)	–	–	(80,500)	(66,236)	–	–
Contributions by manager	–	–	–	–	15,000	–	–	–
Net income/(loss)	(190,212)	(78,839)	–	–	39,708	(89,962)	–	–
Balance at December 31, 2023	–	(22,849)	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	41,879	–	–	–	–	–	–
Balance at June 30, 2024	$–	$19,031	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-106

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	MRH Blue Devil	MRH Brandy 22	MRH Catalyst
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	–
Contributions by manager	38,115	21,000	17,144	13,500	–	–	–	–
Balance at June 30, 2024	38,115	21,000	17,144	13,500	–	–	–	–

Subscriptions in Series
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Subscriptions received in horse series	569,520	217,500	130,000	180,000	270,354	–	765,000	669,500
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at December 31, 2023	569,520	217,500	130,000	180,000	270,354	–	765,000	669,500
Subscriptions received in horse series	–	–	–	–	147,846	80,475	–	–
Distributions from horse series	(83,827)	(11,304)	(3,631)	(8,399)	(2,499)	–	–	–
Balance at June 30, 2024	485,693	206,196	126,369	171,601	415,701	80,475	765,000	669,500

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Net income/(loss)	(192,738)	(88,229)	(64,508)	(75,373)	–	(7,923)	(259,602)	(273,504)
Balance at December 31, 2023	(192,738)	(88,229)	(64,508)	(75,373)	(150,543)	(7,923)	(259,602)	(273,504)
Net income/(loss)	(96,195)	(46,943)	(38,093)	(33,112)	(97,843)	(70,618)	(109,035)	(86,011)
Balance at June 30, 2024	(288,933)	(135,172)	(102,600)	(108,486)	(248,385)	(78,542)	(368,637)	(359,515)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Subscriptions received in horse series	569,520	217,500	130,000	180,000	270,354	–	765,000	669,500
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(192,738)	(88,229)	(64,508)	(75,373)	(150,543)	(7,923)	(259,602)	(273,504)
Balance at December 31, 2023	376,782	129,271	65,492	104,627	119,811	(7,923)	505,398	395,996
Subscriptions received in horse series	–	–	–	–	147,846	80,475	–	–
Distributions from horse series	(83,827)	(11,304)	(3,631)	(8,399)	(2,499)	–	–	–
Contributions by manager	38,115	21,000	17,144	13,500	–	–	–	–
Net income/(loss)	(96,195)	(46,943)	(38,093)	(33,112)	(97,843)	(70,618)	(109,035)	(86,011)
Balance at June 30, 2024	$234,875	$92,024	$40,913	$76,615	$167,316	$1,933	$396,363	$309,985

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-107

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	MRH Here's the Kicker	MRH Incredi- Bundle	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	MRH Clair De Lune 22
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2023	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2024	–	–	–	–	–	–	–	–

Subscriptions in Series
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Subscriptions received in horse series	519,285	–	313,146	–	555,000	113,630	348,750	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at December 31, 2023	519,285	–	313,146	–	555,000	113,630	348,750	–
Subscriptions received in horse series	702	1,101,600	99,954	1,085,400	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2024	519,987	1,101,600	413,100	1,085,400	555,000	113,630	348,750	–

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Net income/(loss)	(228,325)	(19,937)	(113,211)	(14,970)	(186,922)	(49,986)	(145,189)	–
Balance at December 31, 2023	(228,325)	(19,937)	(113,211)	(14,970)	(186,922)	(49,986)	(145,189)	–
Net income/(loss)	(74,584)	(407,820)	(83,742)	(446,252)	(79,904)	(15,525)	(38,848)	(23,868)
Balance at June 30, 2024	(302,909)	(427,756)	(196,954)	(461,223)	(266,826)	(65,511)	(184,036)	(23,868)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Subscriptions received in horse series	519,285	–	313,146	–	555,000	113,630	348,750	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(228,325)	(19,937)	(113,211)	(14,970)	(186,922)	(49,986)	(145,189)	–
Balance at December 31, 2023	290,960	(19,937)	199,935	(14,970)	368,078	63,644	203,561	–
Subscriptions received in horse series	702	1,101,600	99,954	1,085,400	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(74,584)	(407,820)	(83,742)	(446,252)	(79,904)	(15,525)	(38,848)	(23,868)
Balance at June 30, 2024	$217,079	$673,844	$216,146	$624,177	$288,174	$48,119	$164,714	$(23,868)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-108

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2023 and the six-month period ended June 30, 2024 (Continued)

	MRH Raven's Lady 21	06.30.2024 Consolidated Total
Membership in My Racehorse CA LLC
Balance at December 31, 2022	$–	$841,824
Contributions by manager	–	350,042
Balance at December 31, 2023	–	1,191,867
Contributions by manager	–	405,170
Balance at June 30, 2024	–	1,597,037

Subscriptions in Series
Balance at December 31, 2022	–	32,004,417
Subscriptions received in horse series	–	8,022,546
Distributions from horse series	–	(2,249,533)
Balance at December 31, 2023	–	37,777,430
Subscriptions received in horse series	–	2,515,923
Distributions from horse series	–	(1,460,839)
Balance at June 30, 2024	–	38,832,515

Retained Earnings/(Accumulated Deficit)
Balance at December 31, 2022	–	(25,590,820)
Net income/(loss)	–	(7,850,400)
Balance at December 31, 2023	–	(33,441,221)
Net income/(loss)	–	(2,545,468)
Balance at June 30, 2024	–	(35,986,689)

Total Members' Equity/(Deficit)
Balance at December 31, 2022	–	7,255,421
Subscriptions received in horse series	–	8,022,546
Distributions from horse series	–	(2,249,533)
Contributions by manager	–	350,042
Net income/(loss)	–	(7,850,400)
Balance at December 31, 2023	–	5,528,076
Subscriptions received in horse series	–	2,515,923
Distributions from horse series	–	(1,460,839)
Contributions by manager	–	405,170
Net income/(loss)	–	(2,545,468)
Balance at June 30, 2024	$–	$4,442,863

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-109

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$24,272	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	33,786	–	–	–	–
Balance at December 31, 2022	–	–	24,272	33,786	–	–	–	–
Contributions by manager	–	13,500	–	–	–	–	–	–
Balance at June 30, 2023	$–	$13,500	$24,272	$33,786	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$147,299	$–	$157,908	$83,743	$8,998	$92,970	$433,500	$–
Subscriptions received in horse series	–	135,000	–	–	–	–	–	201,000
Distributions from horse series	–	–	–	(9,023)	–	(15,715)	(11,934)	(150)
Balance at December 31, 2022	147,299	135,000	157,908	74,719	8,998	77,255	421,566	200,850
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(2,370)
Balance at June 30, 2023	$147,299	$131,531	$157,908	$74,719	$8,998	$77,255	$407,286	$198,480

Accumulated Deficit
Balance at December 31, 2021	$(147,299)	$–	$(182,180)	$(69,525)	$(8,998)	$(77,255)	$(187,187)	$–
Net income/(loss)	–	(52,782)	–	(38,980)	–	–	(138,206)	(76,777)
Balance at December 31, 2022	(147,299)	(52,782)	(182,180)	(108,505)	(8,998)	(77,255)	(325,393)	(76,777)
Net income/(loss)	–	(29,703)	–	–	–	–	3,650	(48,558)
Balance at June 30, 2023	$(147,299)	$(82,485)	$(182,180)	$(108,505)	$(8,998)	$(77,255)	$(321,743)	$(125,335)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$–	$–	$14,218	$–	$15,715	$246,313	$–
Subscriptions received in horse series	–	135,000	–	–	–	–	–	201,000
Distributions from horse series	–	–	–	(9,023)	–	(15,715)	(11,934)	(150)
Contributions by manager	–	–	–	33,786	–	–	–	–
Net income/(loss)	–	(52,782)	–	(38,980)	–	–	(138,206)	(76,777)
Balance at December 31, 2022	–	82,218	–	–	–	–	96,173	124,073
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(2,370)
Contributions by manager	–	13,500	–	–	–	–	–	–
Net income/(loss)	–	(29,703)	–	–	–	–	3,650	(48,558)
Balance at June 30, 2023	$–	$62,546	$–	$–	$–	$–	$85,543	$73,145

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-110

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$48,373	$–
Contributions by manager	24,527	–	40,192	–	–	16,469	–	36,000
Balance at December 31, 2022	24,527	–	40,192	–	–	16,469	48,373	36,000
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$24,527	$–	$40,192	$–	$–	$16,469	$48,373	$36,000

Subscriptions in Series
Balance at December 31, 2021	$84,600	$2,524,083	$295,200	$–	$224,720	$38,000	$726,000	$75,000
Subscriptions received in horse series	–	–	–	130,000	575,280	–	–	25,000
Distributions from horse series	(18,199)	(424,250)	(30,354)	–	(5,900)	–	–	(15,533)
Balance at December 31, 2022	66,401	2,099,833	264,846	130,000	794,100	38,000	726,000	84,467
Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	–	–	–	(36,400)	–	–	–
Balance at June 30, 2023	$66,401	$2,099,833	$264,846	$160,000	$757,700	$38,000	$726,000	$84,467

Accumulated Deficit
Balance at December 31, 2021	$(91,719)	$(2,761,780)	$(196,705)	$–	$(121,123)	$(54,481)	$(774,373)	$(51,989)
Net income/(loss)	791	(399,663)	(108,333)	(25,416)	(332,543)	13	–	(68,478)
Balance at December 31, 2022	(90,928)	(3,161,443)	(305,037)	(25,416)	(453,666)	(54,469)	(774,373)	(120,467)
Net income/(loss)	–	(798,391)	–	(21,478)	(83,320)	–	–	–
Balance at June 30, 2023	$(90,928)	$(3,959,835)	$(305,037)	$(46,894)	$(536,986)	$(54,469)	$(774,373)	$(120,467)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$(7,119)	$(237,698)	$98,495	$–	$103,597	$(16,481)	$–	$23,011
Subscriptions received in horse series	–	–	–	130,000	575,280	–	–	25,000
Distributions from horse series	(18,199)	(424,250)	(30,354)	–	(5,900)	–	–	(15,533)
Contributions by manager	24,527	–	40,192	–	–	16,469	–	36,000
Net income/(loss)	791	(399,663)	(108,333)	(25,416)	(332,543)	13	–	(68,478)
Balance at December 31, 2022	–	(1,061,611)	–	104,584	340,434	–	–	–
Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	–	–	–	(36,400)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(798,391)	–	(21,478)	(83,320)	–	–	–
Balance at June 30, 2023	$–	$(1,860,002)	$–	$113,106	$220,714	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-111

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$-	$-	$-	$-	$-	$-	$-	$-
Contributions by manager	-	-	-	-	-	-	-	-
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	14,250	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$14,250	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$11,750	$223,973	$44,400	$405,616	$366,540	$–	$–	$–
Subscriptions received in horse series	–	270,727	–	109,484	–	112,000	1,170,000	–
Distributions from horse series	–	–	–	(44,173)	(82,609)	(1,889)	–	–
Balance at December 31, 2022	11,750	494,700	44,400	470,927	283,931	110,111	1,170,000	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(540)	(202,050)	–
Balance at June 30, 2023	$11,750	$494,700	$44,400	$470,927	$283,931	$109,571	$967,950	$–

Accumulated Deficit
Balance at December 31, 2021	$(11,750)	$(88,320)	$(44,400)	$(211,135)	$(222,979)	$–	$(76,199)	$–
Net income/(loss)	–	(185,454)	–	(259,793)	(60,952)	(46,571)	(527,091)	–
Balance at December 31, 2022	(11,750)	(273,774)	(44,400)	(470,927)	(283,931)	(46,571)	(603,289)	–
Net income/(loss)	–	(72,295)	–	–	–	(23,339)	(211,991)	–
Balance at June 30, 2023	$(11,750)	$(346,069)	$(44,400)	$(470,927)	$(283,931)	$(69,910)	$(815,280)	$–

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$135,653	$–	$194,481	$143,562	$–	$(76,199)	$–
Subscriptions received in horse series	–	270,727	–	109,484	–	112,000	1,170,000	–
Distributions from horse series	–	–	–	(44,173)	(82,609)	(1,889)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(185,454)	–	(259,793)	(60,952)	(46,571)	(527,091)	–
Balance at December 31, 2022	–	220,926	–	–	–	63,539	566,711	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(540)	(202,050)	–
Contributions by manager	–	–	–	–	–	14,250	–	–
Net income/(loss)	–	(72,295)	–	–	–	(23,339)	(211,991)	–
Balance at June 30, 2023	$–	$148,631	$–	$–	$–	$53,911	$152,670	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-112

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$36,000
Contributions by manager	–	–	–	–	–	–	–	24,000
Balance at December 31, 2022	–	–	–	–	–	–	–	60,000
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$–	$60,000

Subscriptions in Series
Balance at December 31, 2021	$510,000	$193,000	$538,611	$744,000	$62,492	$486,499	$106,872	$96,853
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(134,040)	(33,048)	(57,691)	(15,863)	(29,400)	–	(57,142)
Balance at December 31, 2022	510,000	58,960	505,563	686,309	46,629	457,099	106,872	39,711
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(24,320)	(2,397)	–	–	–	–	–
Balance at June 30, 2023	$496,800	$34,640	$503,166	$686,309	$46,629	$457,099	$106,872	$39,711

Accumulated Deficit
Balance at December 31, 2021	$(135,750)	$(130,144)	$(196,059)	$(417,359)	$(52,780)	$(185,291)	$(115,341)	$(73,165)
Net income/(loss)	(140,050)	1,969	(120,455)	(268,950)	6,151	(115,092)	8,469	(26,546)
Balance at December 31, 2022	(275,800)	(128,175)	(316,514)	(686,309)	(46,629)	(300,382)	(106,872)	(99,711)
Net income/(loss)	(64,796)	(23,801)	(73,035)	–	–	(63,573)	–	–
Balance at June 30, 2023	$(340,596)	$(151,976)	$(389,549)	$(686,309)	$(46,629)	$(363,955)	$(106,872)	$(99,711)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$374,250	$62,856	$342,552	$326,641	$9,712	$301,208	$(8,469)	$59,688
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(134,040)	(33,048)	(57,691)	(15,863)	(29,400)	–	(57,142)
Contributions by manager	–	–	–	–	–	–	–	24,000
Net income/(loss)	(140,050)	1,969	(120,455)	(268,950)	6,151	(115,092)	8,469	(26,546)
Balance at December 31, 2022	234,200	(69,215)	189,049	–	–	156,716	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(24,320)	(2,397)	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(64,796)	(23,801)	(73,035)	–	–	(63,573)	–	–
Balance at June 30, 2023	$156,204	$(117,336)	$113,617	$–	$–	$93,143	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-113

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	48,000	–	–	–	–
Balance at December 31, 2022	–	–	–	48,000	–	–	–	–
Contributions by manager	–	–	–	9,750	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$57,750	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$26,026	$176,000	$128,000	$203,211	$224,286	$–	$–
Subscriptions received in horse series	101,250	–	–	–	1,809	123,714	250,000	243,639
Distributions from horse series	–	–	–	(17,160)	(7,222)	(58,140)	–	–
Balance at December 31, 2022	101,250	26,026	176,000	110,840	197,798	289,860	250,000	243,639
Subscriptions received in horse series	–	–	–	–	–	–	–	342,639
Distributions from horse series	(2,535)	–	–	(26,535)	–	(17,820)	(74,059)	–
Balance at June 30, 2023	$98,715	$26,026	$176,000	$84,305	$197,798	$272,040	$175,942	$586,278

Accumulated Deficit
Balance at December 31, 2021	$(8,889)	$(26,026)	$(134,015)	$(37,886)	$(74,103)	$(110,104)	$–	$–
Net income/(loss)	(43,794)	–	(32,759)	(57,828)	(58,149)	(69,163)	(77,962)	(102,745)
Balance at December 31, 2022	(52,683)	(26,026)	(166,774)	(95,714)	(132,253)	(179,267)	(77,962)	(102,745)
Net income/(loss)	(12,839)	–	(36,848)	(36,592)	(26,712)	(30,656)	(55,193)	(151,550)
Balance at June 30, 2023	$(65,522)	$(26,026)	$(203,622)	$(132,305)	$(158,965)	$(209,923)	$(133,156)	$(254,295)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$(8,889)	$–	$41,985	$90,114	$129,108	$114,182	$–	$–
Subscriptions received in horse series	101,250	–	–	–	1,809	123,714	250,000	243,639
Distributions from horse series	–	–	–	(17,160)	(7,222)	(58,140)	–	–
Contributions by manager	–	–	–	48,000	–	–	–	–
Net income/(loss)	(43,794)	–	(32,759)	(57,828)	(58,149)	(69,163)	(77,962)	(102,745)
Balance at December 31, 2022	48,567	–	9,226	63,126	65,546	110,593	172,038	140,894
Subscriptions received in horse series	–	–	–	–	–	–	–	342,639
Distributions from horse series	(2,535)	–	–	(26,535)	–	(17,820)	(74,059)	–
Contributions by manager	–	–	–	9,750	–	–	–	–
Net income/(loss)	(12,839)	–	(36,848)	(36,592)	(26,712)	(30,656)	(55,193)	(151,550)
Balance at June 30, 2023	$33,193	$–	$(27,622)	$9,750	$38,833	$62,117	$42,786	$331,983

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-114

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$46,800	$–	$–	$–	$–	$–	$–
Contributions by manager	–	25,200	–	–	–	–	–	–
Balance at December 31, 2022	–	72,000	–	–	–	–	–	–
Contributions by manager	–	13,500	–	–	–	–	–	–
Balance at June 30, 2023	$–	$85,500	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$7,076	$138,580	$–	$–	$–	$163,344	$484,800
Subscriptions received in horse series	495,424	–	–	242,400	–	100,000	–	–
Distributions from horse series	–	(45,502)	(1,443)	(2,100)	–	(20,447)	(18,942)	(15,100)
Balance at December 31, 2022	495,424	(38,426)	137,137	240,300	–	79,553	144,402	469,700
Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(8,450)	–	(17,316)	–	–	(8,036)	(78,700)
Balance at June 30, 2023	$640,000	$(46,876)	$137,137	$222,984	$–	$79,553	$136,366	$391,000

Accumulated Deficit
Balance at December 31, 2021	$–	$(5,274)	$(99,168)	$–	$–	$–	$(106,064)	$(314,834)
Net income/(loss)	(166,275)	(21,967)	(63,030)	(102,629)	(41,095)	(32,033)	(54,546)	(92,020)
Balance at December 31, 2022	(166,275)	(27,241)	(162,199)	(102,629)	(41,095)	(32,033)	(160,610)	(406,854)
Net income/(loss)	(115,523)	(20,345)	32,774	(25,219)	(29,483)	(29,624)	(25,224)	(26,380)
Balance at June 30, 2023	$(281,798)	$(47,586)	$(129,424)	$(127,847)	$(70,578)	$(61,657)	$(185,834)	$(433,235)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$48,602	$39,412	$–	$–	$–	$57,280	$169,966
Subscriptions received in horse series	495,424	–	–	242,400	–	100,000	–	–
Distributions from horse series	–	(45,502)	(1,443)	(2,100)	–	(20,447)	(18,942)	(15,100)
Contributions by manager	–	25,200	–	–	–	–	–	–
Net income/(loss)	(166,275)	(21,967)	(63,030)	(102,629)	(41,095)	(32,033)	(54,546)	(92,020)
Balance at December 31, 2022	329,149	6,333	(25,062)	137,671	(41,095)	47,521	(16,208)	62,846
Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(8,450)	–	(17,316)	–	–	(8,036)	(78,700)
Contributions by manager	–	13,500	–	–	–	–	–	–
Net income/(loss)	(115,523)	(20,345)	32,774	(25,219)	(29,483)	(29,624)	(25,224)	(26,380)
Balance at June 30, 2023	$358,202	$(8,962)	$7,713	$95,137	$(70,578)	$17,897	$(49,468)	$(42,235)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-115

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Contributions by manager	12,000	–	–	–	–	7,125	–	–
Balance at June 30, 2023	$12,000	$–	$–	$–	$–	$7,125	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$352,242	$70,877	$335,250	$–	$–	$–	$–
Subscriptions received in horse series	155,000	–	–	–	90,871	150,000	–	–
Distributions from horse series	–	(589,124)	–	(67,163)	(143)	(5,035)	–	–
Balance at December 31, 2022	155,000	(236,882)	70,877	268,087	90,729	144,965	–	–
Subscriptions received in horse series	–	–	–	–	–	–	390,500	–
Distributions from horse series	(47,856)	–	–	–	–	(14,557)	–	–
Balance at June 30, 2023	$107,144	$(236,882)	$70,877	$268,087	$90,729	$130,408	$390,500	$–

Accumulated Deficit
Balance at December 31, 2021	$–	$(126,992)	$(70,877)	$(124,224)	$(7,541)	$–	$–	$–
Net income/(loss)	(80,096)	363,874	–	(143,862)	(41,076)	(48,054)	(26,748)	(44,864)
Balance at December 31, 2022	(80,096)	236,882	(70,877)	(268,087)	(48,617)	(48,054)	(26,748)	(44,864)
Net income/(loss)	(39,047)	–	–	–	(12,512)	(22,264)	(137,111)	(72,842)
Balance at June 30, 2023	$(119,144)	$236,882	$(70,877)	$(268,087)	$(61,129)	$(70,318)	$(163,859)	$(117,705)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$225,250	$–	$211,026	$(7,541)	$–	$–	$–
Subscriptions received in horse series	155,000	–	–	–	90,871	150,000	–	–
Distributions from horse series	–	(589,124)	–	(67,163)	(143)	(5,035)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(80,096)	363,874	–	(143,862)	(41,076)	(48,054)	(26,748)	(44,864)
Balance at December 31, 2022	74,904	–	–	–	42,112	96,911	(26,748)	(44,864)
Subscriptions received in horse series	–	–	–	–	–	–	390,500	–
Distributions from horse series	(47,856)	–	–	–	–	(14,557)	–	–
Contributions by manager	12,000	–	–	–	–	7,125	–	–
Net income/(loss)	(39,047)	–	–	–	(12,512)	(22,264)	(137,111)	(72,842)
Balance at June 30, 2023	$–	$–	$–	$–	$29,600	$67,215	$226,641	$(117,705)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-116

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$10,973
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	10,973
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$–	$10,973

Subscriptions in Series
Balance at December 31, 2021	$–	$247,374	$–	$–	$204,347	$510,000	$20,025	$26,000
Subscriptions received in horse series	580,000	3,474	–	309,008	–	–	–	–
Distributions from horse series	–	(51,328)	–	(1,675)	(130,968)	(83,912)	–	–
Balance at December 31, 2022	580,000	199,520	–	307,333	73,379	426,088	20,025	26,000
Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(13,260)	–	–	–
Balance at June 30, 2023	$580,000	$199,520	$–	$204,850	$60,119	$426,088	$20,025	$26,000

Accumulated Deficit
Balance at December 31, 2021	$–	$(91,626)	$–	$–	$(132,325)	$(413,561)	$(20,025)	$(36,973)
Net income/(loss)	(211,802)	(107,894)	(26,161)	(115,681)	(2,320)	(12,527)	–	–
Balance at December 31, 2022	(211,802)	(199,520)	(26,161)	(115,681)	(134,644)	(426,088)	(20,025)	(36,973)
Net income/(loss)	(80,177)	–	(35,155)	(82,419)	(40,654)	–	–	–
Balance at June 30, 2023	$(291,978)	$(199,520)	$(61,317)	$(198,100)	$(175,298)	$(426,088)	$(20,025)	$(36,973)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$155,749	$–	$–	$72,022	$96,439	$–	$–
Subscriptions received in horse series	580,000	3,474	–	309,008	–	–	–	–
Distributions from horse series	–	(51,328)	–	(1,675)	(130,968)	(83,912)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(211,802)	(107,894)	(26,161)	(115,681)	(2,320)	(12,527)	–	–
Balance at December 31, 2022	368,198	–	(26,161)	191,652	(61,265)	–	–	–
Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(13,260)	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(80,177)	–	(35,155)	(82,419)	(40,654)	–	–	–
Balance at June 30, 2023	$288,022	$–	$(61,317)	$6,750	$(115,179)	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-117

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$6,446	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	6,446	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$6,446	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$526,222	$143,500	$143,750	$–	$357,000	$9,294	$–	$3,824
Subscriptions received in horse series	–	–	–	495,000	–	–	50,000	–
Distributions from horse series	–	(16,269)	–	(353,924)	(29,228)	–	(42,925)	–
Balance at December 31, 2022	526,222	127,231	143,750	141,076	327,772	9,294	7,075	3,824
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,180)	–	–	–	–	–	–	–
Balance at June 30, 2023	$496,042	$127,231	$143,750	$141,076	$327,772	$9,294	$7,075	$3,824

Accumulated Deficit
Balance at December 31, 2021	$(398,138)	$(92,280)	$(150,196)	$–	$(220,102)	$(9,294)	$–	$(3,824)
Net income/(loss)	(83,772)	(34,951)	–	(141,076)	(107,670)	–	(7,075)	–
Balance at December 31, 2022	(481,910)	(127,231)	(150,196)	(141,076)	(327,772)	(9,294)	(7,075)	(3,824)
Net income/(loss)	(5,473)	–	–	–	–	–	–	–
Balance at June 30, 2023	$(487,384)	$(127,231)	$(150,196)	$(141,076)	$(327,772)	$(9,294)	$(7,075)	$(3,824)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$128,084	$51,220	$–	$–	$136,898	$–	$–	$–
Subscriptions received in horse series	–	–	–	495,000	–	–	50,000	–
Distributions from horse series	–	(16,269)	–	(353,924)	(29,228)	–	(42,925)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(83,772)	(34,951)	–	(141,076)	(107,670)	–	(7,075)	–
Balance at December 31, 2022	44,311	–	–	–	–	–	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,180)	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(5,473)	–	–	–	–	–	–	–
Balance at June 30, 2023	$8,658	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-118

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	48,000	–	734	–
Balance at December 31, 2022	–	–	–	–	48,000	–	734	–
Contributions by manager	–	–	–	–	23,250	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$71,250	$–	$734	$–

Subscriptions in Series
Balance at December 31, 2021	$223,860	$213,831	$996	$179,649	$170,000	$121,360	$31,250	$265,626
Subscriptions received in horse series	–	–	331,004	–	–	–	–	58,428
Distributions from horse series	(14,465)	(81,578)	(56,480)	–	(107,142)	(37,483)	–	(19,740)
Balance at December 31, 2022	209,395	132,253	275,520	179,649	62,858	83,877	31,250	304,314
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(59,420)	–	(41,925)	–	–	–
Balance at June 30, 2023	$209,395	$132,253	$216,100	$179,649	$20,933	$83,877	$31,250	$304,314

Accumulated Deficit
Balance at December 31, 2021	$(143,431)	$(136,366)	$(52,329)	$(209,707)	$(77,589)	$(87,035)	$(31,991)	$(106,098)
Net income/(loss)	(72,829)	4,112	(104,520)	30,059	16,339	3,158	7	(93,932)
Balance at December 31, 2022	(216,261)	(132,253)	(156,849)	(179,649)	(61,250)	(83,877)	(31,984)	(200,030)
Net income/(loss)	(35,853)	–	16,840	–	(3,966)	–	–	(48,518)
Balance at June 30, 2023	$(252,114)	$(132,253)	$(140,009)	$(179,649)	$(65,216)	$(83,877)	$(31,984)	$(248,548)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$80,429	$77,466	$(51,333)	$(30,059)	$92,411	$34,325	$(741)	$159,528
Subscriptions received in horse series	–	–	331,004	–	–	–	–	58,428
Distributions from horse series	(14,465)	(81,578)	(56,480)	–	(107,142)	(37,483)	–	(19,740)
Contributions by manager	–	–	–	–	48,000	–	734	–
Net income/(loss)	(72,829)	4,112	(104,520)	30,059	16,339	3,158	7	(93,932)
Balance at December 31, 2022	(6,865)	–	118,671	–	49,608	–	–	104,284
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	(59,420)	–	(41,925)	–	–	–
Contributions by manager	–	–	–	–	23,250	–	–	–
Net income/(loss)	(35,853)	–	16,840	–	(3,966)	–	–	(48,518)
Balance at June 30, 2023	$(42,718)	$–	$76,091	$–	$26,967	$–	$–	$55,766

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-119

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$355,378	$–	$223,434	$–	$21,628	$26,129	$209,747	$–
Subscriptions received in horse series	–	304,500	–	215,000	–	–	64,664	330,000
Distributions from horse series	–	–	–	(75)	–	–	(3,120)	–
Balance at December 31, 2022	355,378	304,500	223,434	214,925	21,628	26,129	271,291	330,000
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(18,550)	–	–	(4,540)	(5,240)
Balance at June 30, 2023	$355,378	$304,500	$223,434	$196,375	$21,628	$26,129	$266,751	$324,760

Accumulated Deficit
Balance at December 31, 2021	$(355,378)	$–	$(223,434)	$–	$(21,628)	$(26,129)	$(86,137)	$–
Net income/(loss)	–	(120,177)	–	(84,342)	–	–	(90,858)	(119,121)
Balance at December 31, 2022	(355,378)	(120,177)	(223,434)	(84,342)	(21,628)	(26,129)	(176,995)	(119,121)
Net income/(loss)	–	(38,931)	–	(12,246)	–	–	(38,466)	(40,409)
Balance at June 30, 2023	$(355,378)	$(159,108)	$(223,434)	$(96,587)	$(21,628)	$(26,129)	$(215,461)	$(159,530)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$123,610	$–
Subscriptions received in horse series	–	304,500	–	215,000	–	–	64,664	330,000
Distributions from horse series	–	–	–	(75)	–	–	(3,120)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(120,177)	–	(84,342)	–	–	(90,858)	(119,121)
Balance at December 31, 2022	–	184,323	–	130,583	–	–	94,296	210,879
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(18,550)	–	–	(4,540)	(5,240)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(38,931)	–	(12,246)	–	–	(38,466)	(40,409)
Balance at June 30, 2023	$–	$145,392	$–	$99,788	$–	$–	$51,290	$165,230

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-120

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	36,000	–	–	–	–	–	–
Balance at December 31, 2022	–	36,000	–	–	–	–	–	–
Contributions by manager	16,634	3,000	–	–	–	–	18,750	55,909
Balance at June 30, 2023	$16,634	$39,000	$–	$–	$–	$–	$18,750	$55,909

Subscriptions in Series
Balance at December 31, 2021	$304,000	$–	$21,100	$20,000	$23,850	$33,000	$–	$454,720
Subscriptions received in horse series	–	140,000	–	–	–	–	140,000	–
Distributions from horse series	–	(36,037)	–	–	–	–	–	–
Balance at December 31, 2022	304,000	103,963	21,100	20,000	23,850	33,000	140,000	454,720
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$304,000	$103,963	$21,100	$20,000	$23,850	$33,000	$140,000	$454,720

Accumulated Deficit
Balance at December 31, 2021	$(203,482)	$(34,830)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$–	$(307,045)
Net income/(loss)	(104,257)	(46,795)	–	–	–	–	(81,781)	(164,640)
Balance at December 31, 2022	(307,739)	(81,625)	(21,100)	(20,000)	(23,850)	(33,000)	(81,781)	(471,685)
Net income/(loss)	(12,894)	(42,677)	–	–	–	–	(32,188)	(38,944)
Balance at June 30, 2023	$(320,634)	$(124,302)	$(21,100)	$(20,000)	$(23,850)	$(33,000)	$(113,969)	$(510,629)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$100,518	$(34,830)	$–	$–	$–	$–	$–	$147,675
Subscriptions received in horse series	–	140,000	–	–	–	–	140,000	–
Distributions from horse series	–	(36,037)	–	–	–	–	–	–
Contributions by manager	–	36,000	–	–	–	–	–	–
Net income/(loss)	(104,257)	(46,795)	–	–	–	–	(81,781)	(164,640)
Balance at December 31, 2022	(3,739)	58,338	–	–	–	–	58,219	(16,965)
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	16,634	3,000	–	–	–	–	18,750	55,909
Net income/(loss)	(12,894)	(42,677)	–	–	–	–	(32,188)	(38,944)
Balance at June 30, 2023	$0	$18,661	$–	$–	$–	$–	$44,781	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-121

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$1,741	$–	$–
Contributions by manager	–	–	–	–	–	–	30,389	–
Balance at December 31, 2022	–	–	–	–	–	1,741	30,389	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$1,741	$30,389	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$–	$–	$–	$–	$248,880	$95,535	$327,940
Subscriptions received in horse series	152,324	187,200	54,000	–	528,409	–	–	–
Distributions from horse series	–	(8,136)	–	–	–	–	–	(108,055)
Balance at December 31, 2022	152,324	179,064	54,000	–	528,409	248,880	95,535	219,885
Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$339,000	$179,064	$120,000	$–	$665,000	$248,880	$95,535	$219,885

Accumulated Deficit
Balance at December 31, 2021	$–	$(38,467)	$–	$(21,801)	$–	$(250,621)	$(125,934)	$(112,436)
Net income/(loss)	(74,563)	(87,775)	(18,704)	–	(193,010)	–	10	(107,449)
Balance at December 31, 2022	(74,563)	(126,243)	(18,704)	(21,801)	(193,010)	(250,621)	(125,924)	(219,885)
Net income/(loss)	(83,257)	(32,495)	(34,014)	–	(128,247)	–	–	–
Balance at June 30, 2023	$(157,820)	$(158,738)	$(52,718)	$(21,801)	$(321,257)	$(250,621)	$(125,924)	$(219,885)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$(38,467)	$–	$(21,801)	$–	$–	$(30,399)	$215,504
Subscriptions received in horse series	152,324	187,200	54,000	–	528,409	–	–	–
Distributions from horse series	–	(8,136)	–	–	–	–	–	(108,055)
Contributions by manager	–	–	–	–	–	–	30,389	–
Net income/(loss)	(74,563)	(87,775)	(18,704)	–	(193,010)	–	10	(107,449)
Balance at December 31, 2022	77,761	52,821	35,296	(21,801)	335,399	–	–	–
Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(83,257)	(32,495)	(34,014)	–	(128,247)	–	–	–
Balance at June 30, 2023	$181,180	$20,326	$67,282	$(21,801)	$343,743	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-122

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver pocketsfull 19
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$22,953	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	22,953	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$22,953	$–

Subscriptions in Series
Balance at December 31, 2021	$437,148	$707,280	$273,000	$–	$23,290	$19,776	$20,000	$453,900
Subscriptions received in horse series	52	342,720	–	563,072	–	–	–	–
Distributions from horse series	(79,300)	(51,200)	(39,090)	–	–	–	–	(35,554)
Balance at December 31, 2022	357,900	998,800	233,910	563,072	23,290	19,776	20,000	418,346
Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,600)	–	(63,155)	–	–	–	–	(2,652)
Balance at June 30, 2023	$294,300	$998,800	$170,755	$640,000	$23,290	$19,776	$20,000	$415,694

Accumulated Deficit
Balance at December 31, 2021	$(111,101)	$(230,665)	$(97,676)	$–	$(23,290)	$(19,776)	$(42,953)	$(177,507)
Net income/(loss)	(107,655)	(321,350)	(50,718)	(179,690)	–	–	–	(113,626)
Balance at December 31, 2022	(218,755)	(552,015)	(148,393)	(179,690)	(23,290)	(19,776)	(42,953)	(291,132)
Net income/(loss)	43,766	(143,235)	(22,362)	(103,016)	–	–	–	(75,255)
Balance at June 30, 2023	$(174,990)	$(695,250)	$(170,755)	$(282,706)	$(23,290)	$(19,776)	$(42,953)	$(366,388)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$326,048	$476,615	$175,324	$–	$–	$–	$–	$276,393
Subscriptions received in horse series	52	342,720	–	563,072	–	–	–	–
Distributions from horse series	(79,300)	(51,200)	(39,090)	–	–	–	–	(35,554)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(107,655)	(321,350)	(50,718)	(179,690)	–	–	–	(113,626)
Balance at December 31, 2022	139,145	446,785	85,517	383,382	–	–	–	127,214
Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,600)	–	(63,155)	–	–	–	–	(2,652)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	43,766	(143,235)	(22,362)	(103,016)	–	–	–	(75,255)
Balance at June 30, 2023	$119,311	$303,550	$–	$357,294	$–	$–	$–	$49,306

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-123

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$25,979	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	25,979	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$25,979	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$28,570	$–	$34,881	$44,555	$–	$40,500	$287,099
Subscriptions received in horse series	635,000	–	289,481	–	–	252,000	–	–
Distributions from horse series	–	–	–	–	–	(9,930)	–	(22,020)
Balance at December 31, 2022	635,000	28,570	289,481	34,881	44,555	242,070	40,500	265,079
Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(12,810)	–	–
Balance at June 30, 2023	$635,000	$28,570	$349,350	$34,881	$44,555	$229,260	$40,500	$265,079

Accumulated Deficit
Balance at December 31, 2021	$–	$(28,570)	$–	$(34,881)	$(44,555)	$–	$(66,479)	$(199,028)
Net income/(loss)	(217,769)	–	(95,240)	–	–	(93,935)	–	(66,051)
Balance at December 31, 2022	(217,769)	(28,570)	(95,240)	(34,881)	(44,555)	(93,935)	(66,479)	(265,079)
Net income/(loss)	(85,120)	–	(58,019)	–	–	(22,711)	–	–
Balance at June 30, 2023	$(302,889)	$(28,570)	$(153,259)	$(34,881)	$(44,555)	$(116,646)	$(66,479)	$(265,079)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$88,071
Subscriptions received in horse series	635,000	–	289,481	–	–	252,000	–	–
Distributions from horse series	–	–	–	–	–	(9,930)	–	(22,020)
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(217,769)	–	(95,240)	–	–	(93,935)	–	(66,051)
Balance at December 31, 2022	417,231	–	194,241	–	–	148,135	–	–
Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(12,810)	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(85,120)	–	(58,019)	–	–	(22,711)	–	–
Balance at June 30, 2023	$332,111	$–	$196,091	$–	$–	$112,614	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-124

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	12,000	48,000	–	–	–	–
Balance at December 31, 2022	–	–	12,000	48,000	–	–	–	–
Contributions by manager	–	–	600	17,100	–	–	–	–
Balance at June 30, 2023	$–	$–	$12,600	$65,100	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$(3,317)	$373,619	$–	$123,680	$14,000	$11,983	$218,350	$16,483
Subscriptions received in horse series	–	–	100,000	–	–	–	–	–
Distributions from horse series	–	–	(1,394)	(324,392)	–	–	(5,355)	–
Balance at December 31, 2022	(3,317)	373,619	98,606	(200,712)	14,000	11,983	212,995	16,483
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$(3,317)	$373,619	$98,606	$(200,712)	$14,000	$11,983	$212,995	$16,483

Accumulated Deficit
Balance at December 31, 2021	$3,317	$(373,619)	$–	$(56,172)	$(14,000)	$(11,983)	$(139,761)	$(16,483)
Net income/(loss)	–	–	(110,606)	242,424	–	–	(79,183)	–
Balance at December 31, 2022	3,317	(373,619)	(110,606)	186,252	(14,000)	(11,983)	(218,945)	(16,483)
Net income/(loss)	–	–	–	(34,926)	–	–	(12,236)	–
Balance at June 30, 2023	$3,317	$(373,619)	$(110,606)	$151,326	$(14,000)	$(11,983)	$(231,181)	$(16,483)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$–	$–	$67,508	$–	$–	$78,588	$–
Subscriptions received in horse series	–	–	100,000	–	–	–	–	–
Distributions from horse series	–	–	(1,394)	(324,392)	–	–	(5,355)	–
Contributions by manager	–	–	12,000	48,000	–	–	–	–
Net income/(loss)	–	–	(110,606)	242,424	–	–	(79,183)	–
Balance at December 31, 2022	–	–	–	33,540	–	–	(5,950)	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	600	17,100	–	–	–	–
Net income/(loss)	–	–	–	(34,926)	–	–	(12,236)	–
Balance at June 30, 2023	$–	$–	$600	$15,713	$–	$–	$(18,186)	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-125

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	21,600	–	–	–	–	–	–	–
Balance at December 31, 2022	21,600	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	10,500	–	–
Balance at June 30, 2023	$21,600	$–	$–	$–	$–	$10,500	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$126,000	$154,826	$1,312,374	$–	$229,000	$–	$29,679	$318,866
Subscriptions received in horse series	–	97,554	–	–	–	93,000	–	3,534
Distributions from horse series	–	(146,020)	(316,490)	–	–	–	–	–
Balance at December 31, 2022	126,000	106,360	995,885	–	229,000	93,000	29,679	322,400
Subscriptions received in horse series	–	–	–	1,020,504	–	–	–	–
Distributions from horse series	–	–	(0)	–	–	–	–	–
Balance at June 30, 2023	$126,000	$106,360	$995,885	$1,020,504	$229,000	$93,000	$29,679	$322,400

Accumulated Deficit
Balance at December 31, 2021	$(66,092)	$(58,729)	$(1,435,290)	$–	$(153,465)	$–	$(643)	$(77,038)
Net income/(loss)	(81,508)	32,853	439,406	(80,842)	(74,155)	(49,781)	(15,125)	(89,010)
Balance at December 31, 2022	(147,600)	(25,876)	(995,885)	(80,842)	(227,620)	(49,781)	(15,768)	(166,048)
Net income/(loss)	–	(76,606)	–	(377,109)	(1,380)	(26,302)	(397)	(59,583)
Balance at June 30, 2023	$(147,600)	$(102,482)	$(995,885)	$(457,951)	$(229,000)	$(76,082)	$(16,165)	$(225,632)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$59,908	$96,097	$(122,916)	$–	$75,535	$–	$29,036	$241,828
Subscriptions received in horse series	–	97,554	–	–	–	93,000	–	3,534
Distributions from horse series	–	(146,020)	(316,490)	–	–	–	–	–
Contributions by manager	21,600	–	–	–	–	–	–	–
Net income/(loss)	(81,508)	32,853	439,406	(80,842)	(74,155)	(49,781)	(15,125)	(89,010)
Balance at December 31, 2022	–	80,484	–	(80,842)	1,380	43,219	13,911	156,352
Subscriptions received in horse series	–	–	–	1,020,504	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	10,500	–	–
Net income/(loss)	–	(76,606)	–	(377,109)	(1,380)	(26,302)	(397)	(59,583)
Balance at June 30, 2023	$–	$3,878	$–	$562,553	$0	$27,418	$13,514	$96,768

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-126

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$7,724	$–	$–	$–	$–	$–	$33,825
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	7,724	–	–	–	–	–	33,825
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$7,724	$–	$–	$–	$–	$–	$33,825

Subscriptions in Series
Balance at December 31, 2021	$–	$135,000	$40,069	$21,569	$93,843	$348,761	$102,054	$550,381
Subscriptions received in horse series	52,500	–	–	–	–	179	189,946	–
Distributions from horse series	–	–	–	–	(129,330)	(10,060)	(10,300)	–
Balance at December 31, 2022	52,500	135,000	40,069	21,569	(35,487)	338,880	281,700	550,381
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(10,060)	(38,710)	–
Balance at June 30, 2023	$52,500	$135,000	$40,069	$21,569	$(35,487)	$328,820	$242,990	$550,381

Accumulated Deficit
Balance at December 31, 2021	$–	$(142,724)	$(40,069)	$(21,569)	$49,275	$(122,529)	$(55,845)	$(584,206)
Net income/(loss)	(21,774)	–	–	–	(13,788)	(88,295)	(117,856)	–
Balance at December 31, 2022	(21,774)	(142,724)	(40,069)	(21,569)	35,487	(210,824)	(173,701)	(584,206)
Net income/(loss)	(28,797)	–	–	–	–	(33,670)	(65,456)	–
Balance at June 30, 2023	$(50,571)	$(142,724)	$(40,069)	$(21,569)	$35,487	$(244,495)	$(239,157)	$(584,206)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$–	$–	$–	$143,118	$226,232	$46,209	$–
Subscriptions received in horse series	52,500	–	–	–	–	179	189,946	–
Distributions from horse series	–	–	–	–	(129,330)	(10,060)	(10,300)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(21,774)	–	–	–	(13,788)	(88,295)	(117,856)	–
Balance at December 31, 2022	30,726	–	–	–	–	128,056	107,999	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(10,060)	(38,710)	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	(28,797)	–	–	–	–	(33,670)	(65,456)	–
Balance at June 30, 2023	$1,929	$–	$–	$–	$–	$84,325	$3,833	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-127

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$48,000	$–	$–	$11,843
Contributions by manager	–	–	36,000	–	36,000	–	–	–
Balance at December 31, 2022	–	–	36,000	–	84,000	–	–	11,843
Contributions by manager	–	–	–	–	12,000	–	–	–
Balance at June 30, 2023	$–	$–	$36,000	$–	$96,000	$–	$–	$11,843

Subscriptions in Series
Balance at December 31, 2021	$162,032	$374,340	$112,000	$370,000	$(99,881)	$285,750	$25,194	$–
Subscriptions received in horse series	368,368	–	28,000	–	–	164,250	–	–
Distributions from horse series	–	(18,819)	(29,611)	(108,209)	(17,462)	(1,560)	–	–
Balance at December 31, 2022	530,400	355,521	110,389	261,791	(117,343)	448,440	25,194	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(2,244)	(9,078)	–	–	(1,600)	(13,380)	–	–
Balance at June 30, 2023	$528,156	$346,443	$110,389	$261,791	$(118,943)	$435,060	$25,194	$–

Accumulated Deficit
Balance at December 31, 2021	$(84,333)	$(146,778)	$(50,962)	$(135,430)	$136,553	$(134,948)	$(25,194)	$(11,843)
Net income/(loss)	(203,690)	(107,311)	(95,426)	(126,360)	(77,418)	(157,294)	–	–
Balance at December 31, 2022	(288,023)	(254,089)	(146,389)	(261,791)	59,135	(292,242)	(25,194)	(11,843)
Net income/(loss)	(71,557)	(52,723)	–	–	(29,421)	(89,912)	–	–
Balance at June 30, 2023	$(359,580)	$(306,812)	$(146,389)	$(261,791)	$29,714	$(382,154)	$(25,194)	$(11,843)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$77,699	$227,562	$61,038	$234,570	$84,672	$150,802	$–	$–
Subscriptions received in horse series	368,368	–	28,000	–	–	164,250	–	–
Distributions from horse series	–	(18,819)	(29,611)	(108,209)	(17,462)	(1,560)	–	–
Contributions by manager	–	–	36,000	–	36,000	–	–	–
Net income/(loss)	(203,690)	(107,311)	(95,426)	(126,360)	(77,418)	(157,294)	–	–
Balance at December 31, 2022	242,377	101,432	–	–	25,792	156,198	–	–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(2,244)	(9,078)	–	–	(1,600)	(13,380)	–	–
Contributions by manager	–	–	–	–	12,000	–	–	–
Net income/(loss)	(71,557)	(52,723)	–	–	(29,421)	(89,912)	–	–
Balance at June 30, 2023	$168,576	$39,631	$–	$–	$6,771	$52,906	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-128

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Retired MRH Series	Total Series Total Edge Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$–	$–	$–	$–	$–	$–	$–

Subscriptions in Series
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	569,520	203,000	30,000	135,000	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Balance at June 30, 2023	$–	$569,520	$203,000	$30,000	$135,000	$–	$–	$–

Accumulated Deficit
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Net income/(loss)	–	(94,530)	(42,218)	(23,830)	(32,100)	(29,799)	(15,599)	(25,767)
Balance at June 30, 2023	$–	$(94,530)	$(42,218)	$(23,830)	$(32,100)	$(29,799)	$(15,599)	$(25,767)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$–	$–	$–	$–	$–	$–	$–
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	–	–	–	–	–	–	–
Balance at December 31, 2022	–	–	–	–	–	–	–	–
Subscriptions received in horse series	–	569,520	203,000	30,000	135,000	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Contributions by manager	–	–	–	–	–	–	–	–
Net income/(loss)	–	(94,530)	(42,218)	(23,830)	(32,100)	(29,799)	(15,599)	(25,767)
Balance at June 30, 2023	$–	$474,990	$160,782	$6,170	$102,900	$(29,799)	$(15,599)	$(25,767)

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-129

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CHANGES IN MEMBERS’ EQUITY (DEFICIT) (UNAUDITED)

For the year ended December 31, 2022 and the six-month period ended June 30, 2023 (Continued)

	Series MRH Bullish Sentiment 21	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	06.30.2023 Consolidated Total
Membership in My Racehorse CA LLC
Balance at December 31, 2021	$–	$–	$–	$–	$324,928
Contributions by manager	–	–	–	–	516,896
Balance at December 31, 2022	–	–	–	–	841,824
Contributions by manager	–	–	–	–	227,867
Balance at June 30, 2023	$–	$–	$–	$–	$1,069,692

Subscriptions in Series
Balance at December 31, 2021	$–	$–	$–	$–	$24,572,223
Subscriptions received in horse series	–	–	–	–	11,805,265
Distributions from horse series	–	–	–	–	(4,373,070)
Balance at December 31, 2022	–	–	–	–	32,004,417
Subscriptions received in horse series	–	–	–	–	3,392,795
Distributions from horse series	–	–	–	–	(1,088,768)
Balance at June 30, 2023	$–	$–	$–	$–	$34,308,445

Accumulated Deficit
Balance at December 31, 2021	$–	$–	$–	$–	$(17,096,486)
Net income/(loss)	–	–	–	–	(8,494,334)
Balance at December 31, 2022	–	–	–	–	(25,590,820)
Net income/(loss)	(20,315)	(9,126)	(25,147)	(28,608)	(5,007,031)
Balance at June 30, 2023	$(20,315)	$(9,126)	$(25,147)	$(28,608)	$(30,597,851)

Total Members' Equity/(Deficit)
Balance at December 31, 2021	$–	$–	$–	$–	$7,800,664
Subscriptions received in horse series	–	–	–	–	11,805,265
Distributions from horse series	–	–	–	–	(4,373,070)
Contributions by manager	–	–	–	–	516,896
Net income/(loss)	–	–	–	–	(8,494,334)
Balance at December 31, 2022	–	–	–	–	7,255,421
Subscriptions received in horse series	–	–	–	–	3,392,795
Distributions from horse series	–	–	–	–	(1,088,768)
Contributions by manager	–	–	–	–	227,867
Net income/(loss)	(20,315)	(9,126)	(25,147)	(28,608)	(5,007,031)
Balance at June 30, 2023	$(20,315)	$(9,126)	$(25,147)	$(28,608)	$4,780,285

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-130

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(6,291)	$–	$–	$–	$–	$(27,019)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	11,055	–	–	–	–	23,452	–
Loss/(gain) on disposal of horse ownership	–	(15,441)	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	3,000	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(7,677)	–	–	–	–	(3,567)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	45,000	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	45,000	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	23,455	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(60,778)	–	–	–	–	3,567	–
Net Cash Provided by/(Used in) Financing Activities	–	(37,323)	–	–	–	–	3,567	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-131

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(222,888)	$–	$(34,172)	$(101,915)	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	18,667	78,750	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	1,500	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(222,888)	–	(14,006)	(23,165)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(15,954)	–	–	–	–
Capital contributions	–	–	–	19,404	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	(49,087)	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	271,975	–	10,555	23,165	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	222,888	–	14,006	23,165	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-132

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Celestial Moon
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(64,098)	$–	$–	$–	$(22,128)	$(78,302)	$(48,492)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	49,088	–	–	–	11,667	45,029	26,644
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	750	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(15,010)	–	–	–	(9,711)	(33,274)	(21,848)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(7,469)	–	(14,215)
Capital contributions	–	–	–	–	–	24,818	–	30,000
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	15,010	–	–	–	(7,638)	33,274	6,063
Net Cash Provided by/(Used in) Financing Activities	–	15,010	–	–	–	9,711	33,274	21,848

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-133

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Cash Flows From Operating Activities
Net Income/(Loss)	$(55,467)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	42,000	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(13,467)	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(12,579)	(47,539)	–	–	(257)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	13,467	12,579	47,539	–	–	257	–	–
Net Cash Provided by/(Used in) Financing Activities	13,467	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-134

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$(25,340)	$–	$(45,503)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	11,889	–	49,870
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	(1,610)	–	(2,730)
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	(15,062)	–	1,637

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,323)	–	–	–	(8,818)	–	(12,083)	(33,480)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	13,323	–	–	–	8,818	15,062	12,083	31,843
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	15,062	–	(1,637)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-135

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Cash Flows From Operating Activities
Net Income/(Loss)	$(78,783)	$(8,982)	$–	$–	$79,128	$(21,574)	$–	$19,127
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	52,500	–	–	–	19,690	10,417	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	(19,577)
Gain on debt forgiveness	–	–	–	–	(102,626)	–	–	(9,793)
Changes in operating assets and liabilities:
Change in accounts receivable	–	3,900	–	–	–	–	–	599
Change in accrued expense	–	–	–	–	56,134	–	–	(599)
Net Cash Provided by/(Used in) Operating Activities	(26,283)	(5,082)	–	–	52,326	(11,157)	–	(10,243)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	19,576
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	19,576

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(17,800)	(2,277)	–	–	–	–	(8,829)	–
Capital contributions	–	42,453	–	–	–	46,359	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	2,991
Repayments on debt - related party	–	–	–	–	–	–	–	(33,855)
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	44,083	(35,095)	–	–	(52,326)	(35,202)	8,829	21,532
Net Cash Provided by/(Used in) Financing Activities	26,283	5,082	–	–	(52,326)	11,157	–	(9,332)

Net Change in Cash	–	–	–	–	–	–	–	1

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$1

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-136

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(47,272)	$(76,110)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	26,250	51,893
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	–	–	–	(21,022)	(24,218)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	(18,981)	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	–	18,981	–	21,022	24,218
Net Cash Provided by/(Used in) Financing Activities	–	–	–	–	–	–	21,022	24,218

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-137

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Cash Flows From Operating Activities
Net Income/(Loss)	$(59,891)	$–	$98,207	$(6,750)	$120,010	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	43,750	–	1,245	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	68,460	6,750	(141,943)	–	–	–
Gain on debt forgiveness	–	–	(170,490)	–	(12,055)	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	(2,183)	–	–	–	11,006	–	–	–
Change in accrued expense	–	–	–	–	(7,716)	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(18,323)	–	(2,578)	–	(30,698)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	3,500	(6,750)	141,943	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	3,500	(6,750)	141,943	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(8,345)	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	20,576	–	–	–
Repayments on debt - related party	–	–	–	–	(144,343)	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	26,669	–	(922)	6,750	12,522	–	–	–
Net Cash Provided by/(Used in) Financing Activities	18,323	–	(922)	6,750	(111,245)	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-138

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Cash Flows From Operating Activities
Net Income/(Loss)	$(25,509)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	(1,680)	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(27,189)	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	27,189	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	27,189	–	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-139

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Cash Flows From Operating Activities
Net Income/(Loss)	$77,109	$–	$(69,590)	$–	$–	$–	$–	$6,828
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	14,534	–	–	–	–	10,585
Loss/(gain) on disposal of horse ownership	(80,920)	–	–	–	–	–	–	(28,008)
Gain on debt forgiveness	(1,654)	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	1,515	–	6,076	–	–	–	–	–
Change in accrued expense	(1,515)	–	(6,076)	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(5,465)	–	(55,057)	–	–	–	–	(10,596)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	80,920	–	–	–	–	–	–	33,500
Net Cash Provided by/(Used in) Investing Activities	80,920	–	–	–	–	–	–	33,500

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	(54)
Distributions from horse series	(10,553)	–	–	–	(23,720)	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	12,264	–	–	–	–	–	–	–
Repayments on debt - related party	(82,510)	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	5,345	–	55,057	–	23,720	–	–	(22,850)
Net Cash Provided by/(Used in) Financing Activities	(75,455)	–	55,057	–	–	–	–	(22,904)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-140

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(90,331)	$–	$(20,868)	$–	$–	$–	$(47,686)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	16,538	–	8,334	–	–	–	4,824
Loss/(gain) on disposal of horse ownership	–	45,398	–	1,970	–	–	–	40,092
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(28,396)	–	(10,563)	–	–	–	(2,770)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	(6,000)
Proceeds from horse disposition	–	(10,763)	–	13,500	–	–	–	11,250
Net Cash Provided by/(Used in) Investing Activities	–	(10,763)	–	13,500	–	–	–	5,250

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(1,475)	–	–	(25,454)	(70,694)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	39,159	–	(1,462)	–	–	25,454	68,214
Net Cash Provided by/(Used in) Financing Activities	–	39,159	–	(2,937)	–	–	–	(2,480)

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-141

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$–	$–	$–	$(48,322)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	–	–	–	4,052	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	32,158	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	3,750	–	–	–	–	18,750	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	3,750	–	–	–	–	6,638	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	(3,750)	–
Capital contributions	–	32,294	–	–	–	–	21,747	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	(36,044)	–	–	–	–	(24,635)	–
Net Cash Provided by/(Used in) Financing Activities	–	(3,750)	–	–	–	–	(6,638)	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-142

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Cash Flows From Operating Activities
Net Income/(Loss)	$(47,585)	$–	$(28,429)	$–	$(94,507)	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	27,366	–	8,667	–	56,000	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(20,219)	–	(19,763)	–	(38,507)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	(7,776)	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	(7,776)	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(20,602)	(4,647)	–	–	–	–	–
Capital contributions	–	–	32,301	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	27,995	20,602	(7,892)	–	38,507	–	–	–
Net Cash Provided by/(Used in) Financing Activities	27,995	–	19,763	–	38,507	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-143

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19
Cash Flows From Operating Activities
Net Income/(Loss)	$(43,818)	$(131,256)	$–	$(181,063)	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	26,562	109,375	–	38,293	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	108,252	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(17,255)	(21,881)	–	(34,518)	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	16,813	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	16,813	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	(29,032)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	12,750
Repayments on debt - related party	–	–	–	–	–	–	–	(12,750)
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	17,255	21,881	–	17,705	–	–	–	29,032
Net Cash Provided by/(Used in) Financing Activities	17,255	21,881	–	17,705	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-144

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Cash Flows From Operating Activities
Net Income/(Loss)	$963,615	$–	$(37,384)	$–	$–	$13,285	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	52,500	–	26,775	–	–	13,910	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	(350)	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	1,016,115	–	(10,609)	–	–	26,845	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	30,400	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	30,400	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(1,067,050)	–	(9,818)	–	–	(26,730)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	50,935	–	20,426	–	–	(30,515)	–	–
Net Cash Provided by/(Used in) Financing Activities	(1,016,115)	–	10,609	–	–	(57,245)	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-145

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$(15,966)	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	7,455	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	15,600	–	–	–	–
Change in accrued expense	–	–	–	(1,800)	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	–	–	5,289	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	19,425	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	–	–	(24,713)	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	–	–	(5,289)	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-146

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(75,968)	$–	$(140,672)	$–	$–	$–	$(62,237)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	11,230	–	91,495	–	–	–	32,700
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	(64)	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(64,738)	–	(49,241)	–	–	–	(29,537)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(2,626)	–	(3,366)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	64,738	–	51,867	–	3,366	–	29,537
Net Cash Provided by/(Used in) Financing Activities	–	64,738	–	49,241	–	–	–	29,537

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-147

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalkn- boutpractice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Cash Flows From Operating Activities
Net Income/(Loss)	$(32,874)	$–	$–	$–	$–	$8,780	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	12,500	–	–	–	–	132	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	(11,997)	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(20,375)	–	–	–	–	(3,085)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	27,000	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	27,000	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(6,292)	–	–	–	–	(48,003)	–	–
Capital contributions	23,154	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	3,513	–	–	–	–	24,089	–	–
Net Cash Provided by/(Used in) Financing Activities	20,375	–	–	–	–	(23,915)	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-148

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	My Racehorse CA
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$41,879	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	9,925	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	(52,687)	–	–	–	–	–	–
Gain on debt forgiveness	–	(3,802)	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	1,165	–	–	–	–	–	–
Change in accrued expense	–	(308)	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	–	(3,827)	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	67,358	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	67,358	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(46,708)	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	4,067	–	–	–	–	–	–
Repayments on debt - related party	–	(93,400)	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	46,708	25,801	–	–	–	–	–	–
Net Cash Provided by/(Used in) Financing Activities	–	(63,531)	–	–	–	–	–	–

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-149

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	MRH Blue Devil	MRH Brandy 22	MRH Catalyst
Cash Flows From Operating Activities
Net Income/(Loss)	$(96,195)	$(46,943)	$(38,093)	$(33,112)	$(97,843)	$(70,618)	$(109,035)	$(86,011)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	65,333	25,495	13,780	21,000	35,700	31,238	63,000	59,719
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	(53)	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(30,862)	(21,448)	(24,313)	(12,112)	(62,195)	(39,381)	(46,035)	(26,292)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	147,846	80,475	–	–
Distributions from horse series	(83,827)	(11,304)	(3,631)	(8,399)	(2,499)	–	–	–
Capital contributions	38,115	21,000	17,144	13,500	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	76,574	11,751	10,799	7,012	(83,152)	(41,094)	46,035	26,292
Net Cash Provided by/(Used in) Financing Activities	30,862	21,448	24,313	12,112	62,195	39,381	46,035	26,292

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-150

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	MRH Here's the Kicker	MRH Incredi-Bundle	MRH Isle Blue	MRH New York Bundle	MRH Real Savvy	MRH Sweet as Sin	MRH Sweet Voyage	MRH Clair De Lune 22
Cash Flows From Operating Activities
Net Income/(Loss)	$(74,584)	$(407,820)	$(83,742)	$(446,252)	$(79,904)	$(15,525)	$(38,848)	$(23,868)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	43,752	102,638	35,111	74,417	47,250	7,893	21,000	3,853
Loss/(gain) on disposal of horse ownership	–	–	–	42,620	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivable	–	–	–	–	–	–	(26)	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Provided by/(Used in) Operating Activities	(30,832)	(305,182)	(48,632)	(329,215)	(32,654)	(7,633)	(17,874)	(20,015)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	(115,250)
Proceeds from horse disposition	–	–	–	22,966	–	–	–	–
Net Cash Provided by/(Used in) Investing Activities	–	–	–	22,966	–	–	–	(115,250)

Cash Flows From Financing Activities
Subscriptions received in horse series	702	1,101,600	99,954	1,085,400	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Horse revenues, net of expenses, applied to related party loans	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	30,130	(796,418)	(51,322)	(779,151)	32,654	7,633	17,874	135,265
Net Cash Provided by/(Used in) Financing Activities	30,832	305,182	48,632	306,249	32,654	7,633	17,874	135,265

Net Change in Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-151

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2024 (Continued)

	MRH Raven's Lady 21	06.30.2024 Consolidated Total
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(2,545,468)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	1,808,784
Loss/(gain) on disposal of horse ownership	–	(5,221)
Gain on debt forgiveness	–	(300,421)
Changes in operating assets and liabilities:
Change in accounts receivable	–	59,266
Change in accrued expense	–	38,119
Net Cash Provided by/(Used in) Operating Activities	–	(944,941)

Cash Flows From Investing Activities
Purchase of horse assets	–	(129,026)
Proceeds from horse disposition	–	496,213
Net Cash Provided by/(Used in) Investing Activities	–	367,187

Cash Flows From Financing Activities
Subscriptions received in horse series	–	2,515,923
Distributions from horse series	–	(1,732,129)
Capital contributions	–	405,170
Proceeds from debt - related party	–	52,649
Repayments on debt - related party	–	(366,859)
Horse revenues, net of expenses, applied to related party loans	–	(49,087)
Net advances/(repayments) in amount due to manager	–	(247,913)
Net Cash Provided by/(Used in) Financing Activities	–	577,754

Net Change in Cash	–	–

Cash at Beginning of Period	–	–
Cash at End of Period	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–
Cash paid for income taxes	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–
Non-cash management fees	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-152

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023

	Series Action Bundle	Series Adjust 20	Series Amandrea	Series Ambleside Park 19	Series Amers	Series Apple Down Under 19	Series Ari the Adventurer 19	Series Ashlees Empire 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(29,703)	$–	$–	$–	$–	$3,650	$(48,558)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	14,583	–	–	–	–	51,319	5,010
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	27,292
Gain on debt forgiveness	–	–	–	–	–	–	(68,660)	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(15,120)	–	–	–	–	(13,691)	(16,256)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(3,469)	–	–	–	–	(14,280)	(2,370)
Capital contributions	–	13,500	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	18,039	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	5,088	–	–	–	–	9,932	18,626
Net Cash Provided by Financing Activities	–	15,120	–	–	–	–	13,691	16,256

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-153

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Athenian Beauty 19	Series Authentic	Series Awe Hush 19	Series Bajan Bashert	Series Balletic	Series Bella Chica	Series Big Mel	Series Black Escort 19
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(798,391)	$–	$(21,478)	$(83,320)	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	699,923	–	18,667	78,750	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	1,911	–	–	–	–
Change in accrued expense	–	(3,033)	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(101,502)	–	(900)	(4,570)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	30,000	–	–	–	–
Distributions from horse series	–	–	–	–	(36,400)	–	–	(12,742)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	101,502	–	(29,100)	40,970	–	–	12,742
Net Cash Provided by Financing Activities	–	101,502	–	900	4,570	–	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-154

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Bullion	Series Cable Boss	Series Cairo Kiss	Series Carrothers	Series Cayala 19	Series Arch Support 20	Series Chad Brown Bundle	Series Chasing the Moon 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(72,295)	$–	$–	$–	$(23,339)	$(211,991)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	49,088	–	–	–	11,667	49,559	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	136,947	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	(189)	–	–	–
Net Cash Used In Operating Activities	–	(23,207)	–	–	(189)	(11,672)	(25,485)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	79,717	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	79,717	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(21,631)	(30,416)	(540)	(202,050)	–
Capital contributions	–	–	–	–	–	14,250	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	23,207	–	21,631	30,605	(2,038)	147,818	–
Net Cash Provided by Financing Activities	–	23,207	–	–	189	11,672	(54,232)	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-155

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Classic Cut	Series Classof- sixtythree 19	Series Co Cola 19	Series Collusion Illusion	Series Consecrate 19	Series Courtisane 19	Series Daddy's Joy	Series Dancing Crane
Cash Flows From Operating Activities
Net Income/(Loss)	$(64,796)	$(23,801)	$(73,035)	$–	$–	$(63,573)	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	42,000	20,833	55,781	–	–	40,250	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(22,796)	(2,968)	(17,254)	–	–	(23,323)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(13,200)	(24,320)	(2,397)	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	19,365	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	35,996	7,922	19,651	–	–	23,323	–	–
Net Cash Provided by Financing Activities	22,796	2,968	17,254	–	–	23,323	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-156

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Daring Dancer 20	Series De Mystique 17	Series Deep Cover	Series Demogorgon	Series Desire Street 19	Series Echo Warrior 19	Series Edge Racing Summer Fun	Series Enchante 21
Cash Flows From Operating Activities
Net Income/(Loss)	$(12,839)	$–	$(36,848)	$(36,592)	$(26,712)	$(30,656)	$(55,193)	$(151,550)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	7,875	–	6,496	1,613	14,280	28,350	9,414	49,870
Loss/(gain) on disposal of horse ownership	–	–	–	32,903	–	–	33,474	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	(1,890)	–	–
Change in other assets	–	–	849	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	1,890	–	–
Net Cash Used In Operating Activities	(4,964)	–	(29,502)	(2,075)	(12,432)	(2,306)	(12,306)	(101,680)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	20,000	–	–	(2,500)	–
Net Cash Used In Investing Activities	–	–	–	20,000	–	–	(2,500)	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	342,639
Distributions from horse series	(2,535)	–	–	(26,859)	–	(17,820)	(74,059)	–
Capital contributions	–	–	–	9,750	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	7,499	–	29,502	(816)	12,432	20,126	88,864	(240,959)
Net Cash Provided by Financing Activities	4,964	–	29,502	(17,925)	12,432	2,306	14,806	101,680

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-157

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Elarose 21	Series Escape Route	Series Exonerated 19	Series Fenwick Hall 20	Series Forever Rose	Series Flora Dora 20	Series Frosted Oats	Series Future Stars Stable
Cash Flows From Operating Activities
Net Income/(Loss)	$(115,523)	$(20,345)	$32,774	$(25,219)	$(29,483)	$(29,624)	$(25,224)	$(26,380)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	52,500	7,067	2,315	15,750	19,690	10,417	17,083	16,112
Loss/(gain) on disposal of horse ownership	–	–	5,257	–	–	–	–	1,675
Gain on debt forgiveness	–	–	(42,894)	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	1,200	(49)	–	–	–	–	(37)
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	49	–	–	–	–	37
Net Cash Used In Operating Activities	(63,023)	(12,078)	(2,549)	(9,469)	(9,792)	(19,207)	(8,141)	(8,593)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	12,177	–	–	–	–	10,215
Net Cash Used In Investing Activities	–	–	12,177	–	–	–	–	10,215

Cash Flows From Financing Activities
Subscriptions received in horse series	144,576	–	–	–	–	–	–	–
Distributions from horse series	–	(8,450)	–	(17,316)	–	–	(8,036)	(78,700)
Capital contributions	–	13,500	–	–	–	–	–	–
Proceeds from debt - related party	–	–	2,182	–	–	–	16,784	11,973
Repayments on debt - related party	–	–	(12,177)	–	–	–	–	(8,165)
Net advances/(repayments) in amount due to manager	(81,553)	7,028	367	26,785	9,792	19,207	(608)	73,270
Net Cash Provided by Financing Activities	63,023	12,078	(9,628)	9,469	9,792	19,207	8,141	(1,622)

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-158

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Gentleman Gerry	Series Going to Vegas	Series Got Stormy	Series Grand Traverse Bay 19	Series Grand Traverse Bay 20	Series Heaven Street	Series Kindle 21	Series Knarsdale 21
Cash Flows From Operating Activities
Net Income/(Loss)	$(39,047)	$–	$–	$–	$(12,512)	$(22,264)	$(137,111)	$(72,842)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	8,889	–	–	–	6,563	16,667	26,250	46,282
Loss/(gain) on disposal of horse ownership	32,963	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	(79,334)	–	–	–	–	–	–
Net Cash Used In Operating Activities	2,805	(79,334)	–	–	(5,949)	(5,597)	(110,861)	(26,559)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	(5,500)
Proceeds from horse disposition	35,000	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	35,000	–	–	–	–	–	–	(5,500)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	390,500	–
Distributions from horse series	(47,856)	(470,804)	–	(64,741)	–	(14,557)	–	–
Capital contributions	12,000	–	–	–	–	7,125	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(1,948)	550,138	–	64,741	5,949	13,029	(279,639)	32,059
Net Cash Provided by Financing Activities	(37,805)	79,334	–	–	5,949	5,597	110,861	32,059

Net Change In Cash	1	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$1	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-159

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series I'm a Looker 20	Series Into Summer 19	Series Ishvana 21	Series Jeanne's Speight 20	Series Just Louise 19	Series Keertana 18	Series Kiana's Love	Series Kichiro
Cash Flows From Operating Activities
Net Income/(Loss)	$(80,177)	$–	$(35,155)	$(82,419)	$(40,654)	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	43,750	–	20,833	4,688	25,500	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	69,969	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	(35)	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	35	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(36,427)	–	(14,322)	(7,762)	(15,154)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	21,375	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	21,375	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	992	–	–	–	–
Distributions from horse series	–	–	–	(103,475)	(13,260)	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	21,692	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	36,427	–	14,322	88,870	6,722	–	–	–
Net Cash Provided by Financing Activities	36,427	–	14,322	(13,613)	15,154	–	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-160

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Lane Way	Series Latte Da 19	Series Lazy Daisy	Series Le Relais 20	Series Lost Empire 19	Series Madarnas	Series Madiera Wine	Series Major Implications
Cash Flows From Operating Activities
Net Income/(Loss)	$(5,473)	$–	$–	$–	$–	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	11,305	–	–	–	–	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	(4,200)	–	–	–	–	–	–	–
Change in other assets	329	–	–	–	–	–	–	–
Change in accrued expense	4,200	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	6,161	–	–	–	–	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(30,180)	–	–	–	–	–	(2,146)	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	24,019	–	–	–	–	–	2,146	–
Net Cash Provided by Financing Activities	(6,161)	–	–	–	–	–	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-161

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Man Among Men	Series Margaret Reay 19	Series Margarita Friday 19	Series Martita Sangrita 17	Series Mayan Milagra 19	Series Midnight Sweetie 19	Series Miss Puzzle	Series Miss Sakamoto
Cash Flows From Operating Activities
Net Income/(Loss)	$(35,853)	$–	$16,840	$–	$(3,966)	$–	$–	$(48,518)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	24,600	–	19,250	–	18,333	–	–	26,250
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	(1,680)	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	(1,553)	1,680	–	–	–	–	–
Net Cash Used In Operating Activities	(11,253)	(1,553)	36,090	–	14,368	–	–	(22,268)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	(68,917)	(59,420)	–	(41,925)	(37,483)	–	–
Capital contributions	–	–	–	–	23,250	–	–	–
Proceeds from debt - related party	7,845	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	3,408	70,470	23,330	–	4,307	37,483	–	22,268
Net Cash Provided by Financing Activities	11,253	1,553	(36,090)	–	(14,368)	–	–	22,268

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-162

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Mo Mischief	Series Mo Temptation	Series Monomoy Girl	Series Moonbow 20	Series Moonless Sky	Series Motion Emotion	Series Mrs Whistler	Series My Fast One 20
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(38,931)	$–	$(12,246)	$–	$–	$(38,466)	$(40,409)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	18,375	–	8,531	–	–	14,000	17,500
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	–	(20,556)	–	(3,714)	–	–	(24,466)	(22,909)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	(18,550)	–	–	(4,540)	(5,240)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	20,556	–	22,264	–	–	29,006	28,149
Net Cash Provided by Financing Activities	–	20,556	–	3,714	–	–	24,466	22,909

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-163

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Naismith	Series National Road	Series New York Claiming Package	Series Night of Idiots	Series Nileist	Series Noble Goddess	Series Northern Smile 20	Series NY Exacta
Cash Flows From Operating Activities
Net Income/(Loss)	$(12,894)	$(42,677)	$–	$–	$–	$–	$(32,188)	$(38,944)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	7,821	17,167	–	–	–	–	15,000	14,077
Loss/(gain) on disposal of horse ownership	(240)	–	–	–	–	–	–	13,589
Gain on debt forgiveness	–	–	–	–	–	–	–	(17)
Changes in operating assets and liabilities:
Change in accounts receivables	(479)	–	–	–	–	–	–	–
Change in other assets	1,073	–	–	–	–	–	–	2,238
Change in accrued expense	479	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(4,240)	(25,511)	–	–	–	–	(17,188)	(9,057)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	28,800	–	–	–	–	–	–	11,250
Net Cash Used In Investing Activities	28,800	–	–	–	–	–	–	11,250

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	16,634	3,000	–	–	–	–	18,750	55,909
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(41,193)	22,511	–	–	–	–	(1,562)	(58,102)
Net Cash Provided by Financing Activities	(24,560)	25,511	–	–	–	–	17,188	(2,193)

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-164

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series One Last Night 21	Series Our Miss Jones 19	Series Our Jenny B	Series Palace Foal	Series Patsys Kim 21	Series Popular Demand	Series Power Up Paynter	Series Queen Amira 19
Cash Flows From Operating Activities
Net Income/(Loss)	$(83,257)	$(32,495)	$(34,014)	$–	$(128,247)	$–	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	22,614	10,500	8,667	–	56,000	–	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	1,050	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(60,643)	(21,995)	(24,297)	–	(72,247)	–	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	186,676	–	66,000	–	136,591	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(126,033)	21,995	(41,703)	–	(64,344)	–	–	–
Net Cash Provided by Financing Activities	60,643	21,995	24,297	–	72,247	–	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-165

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Race Hunter 19	Series Rosie's Alibi	Series Salute to America	Series Sarrocchi 21	Series Sauce On Side	Series Shake It Up Baby	Series Sigesmund	Series Silver- pocketsfull 19
Cash Flows From Operating Activities
Net Income/(Loss)	$43,766	$(143,235)	$(22,362)	$(103,016)	$–	$–	$–	$(75,255)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	43,750	109,375	2,032	48,125	–	–	–	49,088
Loss/(gain) on disposal of horse ownership	–	–	14,038	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	87,516	(33,860)	(6,292)	(54,891)	–	–	–	(26,168)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	22,500	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	22,500	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	76,928	–	–	–	–
Distributions from horse series	(63,600)	–	(63,155)	–	–	–	–	(2,652)
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	23,620
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(23,916)	33,860	46,947	(22,037)	–	–	–	5,200
Net Cash Provided by Financing Activities	(87,516)	33,860	(16,208)	54,891	–	–	–	26,168

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-166

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Smart Shopping 21	Series Social Dilemma	Series Song of Lark 21	Series Soul Beam	Series Speightstown Belle 19	Series Spirit 20	Series Squared Straight	Series Storm Shooter
Cash Flows From Operating Activities
Net Income/(Loss)	$(85,120)	$–	$(58,019)	$–	$–	$(22,711)	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	52,500	–	26,775	–	–	16,800	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(32,620)	–	(31,244)	–	–	(5,911)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	59,869	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(12,810)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	32,620	–	(28,625)	–	–	18,721	–	–
Net Cash Provided by Financing Activities	32,620	–	31,244	–	–	5,911	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-167

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Street Band	Series Sunny 18	Series Sunsand- drinkinhand	Series Sweet Sweet Annie 19	Series Swiss Minister	Series Takeo Squared	Series Tapitry 19	Series Tavasco Road
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$–	$–	$(34,926)	$–	$–	$(12,236)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	–	–	12,780	–	–	4,979	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	(108)	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	(130)	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	130	–
Net Cash Used In Operating Activities	–	–	–	(22,146)	–	–	(7,366)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	29,706	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	29,706	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	600	17,100	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	5,604	–
Repayments on debt - related party	–	–	–	–	–	–	(33,478)	–
Net advances/(repayments) in amount due to manager	–	–	(600)	5,046	–	–	5,534	–
Net Cash Provided by Financing Activities	–	–	–	22,146	–	–	(22,340)	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-168

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Tell All 19	Series Tell the Duchess 19	Series The Filly Four	Series The Royal Duet	Series Thirteen Stripes	Series Timeless Trick 20	Series Tizamagician	Series Tufnel
Cash Flows From Operating Activities
Net Income/(Loss)	$–	$(76,606)	$–	$(377,109)	$(1,380)	$(26,302)	$(397)	$(59,583)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	–	14,875	–	87,138	2,957	10,000	–	34,260
Loss/(gain) on disposal of horse ownership	–	–	–	–	9,700	–	–	–
Gain on debt forgiveness	–	–	–	–	(13,200)	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	2,436	–
Change in other assets	–	–	–	–	411	–	–	–
Change in accrued expense	–	–	(25,707)	–	–	–	(2,436)	–
Net Cash Used In Operating Activities	–	(61,731)	(25,707)	(289,971)	(1,512)	(16,302)	(397)	(25,323)

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	(61,533)	–	–	–	(14,400)
Proceeds from horse disposition	–	–	–	–	2,250	–	–	–
Net Cash Used In Investing Activities	–	–	–	(61,533)	2,250	–	–	(14,400)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	1,020,504	–	–	–	–
Distributions from horse series	–	–	(6,970)	–	–	–	–	–
Capital contributions	–	–	–	–	–	10,500	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	–	61,731	32,677	(669,000)	(738)	5,802	397	39,723
Net Cash Provided by Financing Activities	–	61,731	25,707	351,504	(738)	16,302	397	39,723

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-169

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Twirl Girl 21	Series Two Trail Sioux 17	Series Two Trail Sioux 17K	Series Utalknbout- practice	Series Vertical Threat	Series Vow	Series War Safe	Series Wayne O
Cash Flows From Operating Activities
Net Income/(Loss)	$(28,797)	$–	$–	$–	$–	$(33,670)	$(65,456)	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	12,500	–	–	–	–	24,500	8,750	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	37,143	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	1,500	–	–	–	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(14,797)	–	–	–	–	(9,171)	(19,563)	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	–	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	–	–	–	–	–	(10,060)	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	14,797	–	–	–	–	19,231	19,563	–
Net Cash Provided by Financing Activities	14,797	–	–	–	–	9,171	19,563	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-170

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series Who Runs the World	Series Who'sbeen- inmybed 19	Series Without Delay	Series Wonder Upon a Star 19	Series Yes This Time	Series You Make Luvin Fun 19	Series Zestful	Retired MRH Series
Cash Flows From Operating Activities
Net Income/(Loss)	$(71,557)	$(52,723)	$–	$–	$(29,421)	$(89,912)	$–	$–
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	53,550	40,163	–	–	16,667	25,900	–	–
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	62,222	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	(308)	–	–	–	–	–	–
Change in other assets	–	–	–	–	–	–	–	–
Change in accrued expense	–	308	–	–	–	–	–	–
Net Cash Used In Operating Activities	(18,007)	(12,560)	–	–	(12,754)	(1,790)	–	–

Cash Flows From Investing Activities
Purchase of horse assets	–	–	–	–	–	–	–	–
Proceeds from horse disposition	–	–	–	–	–	21,600	–	–
Net Cash Used In Investing Activities	–	–	–	–	–	21,600	–	–

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	–	–	–	–	–
Distributions from horse series	(2,244)	(9,078)	–	–	(1,600)	(13,380)	–	–
Capital contributions	–	–	–	–	12,000	–	–	–
Proceeds from debt - related party	–	19,000	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	20,251	2,638	–	–	2,354	(6,430)	–	–
Net Cash Provided by Financing Activities	18,007	12,560	–	–	12,754	(19,810)	–	–

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-171

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Total Series Total Edge Classic Colt Package	Series Edge Crown It 21	Series Edge High Speed Goldie 21	Series Edge More Than Magic 21	Series MRH Adaay in Asia	Series MRH Alliford Bay 21	Series MRH Blues Corner 21	Series MRH Bullish Sentiment 21
Cash Flows From Operating Activities
Net Income/(Loss)	$(94,530)	$(42,218)	$(23,830)	$(32,100)	$(29,799)	$(15,599)	$(25,767)	$(20,315)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	31,398	8,479	9,194	7,467	14,733	7,333	14,667	9,505
Loss/(gain) on disposal of horse ownership	–	–	–	–	–	–	–	–
Gain on debt forgiveness	–	–	–	–	–	–	–	–
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	–	–	–	–	–
Change in other assets	(6,245)	(3,650)	(2,035)	(2,190)	–	–	–	–
Change in accrued expense	–	–	–	–	–	–	–	–
Net Cash Used In Operating Activities	(69,377)	(37,389)	(16,672)	(26,824)	(15,066)	(8,266)	(11,100)	(10,809)

Cash Flows From Investing Activities
Purchase of horse assets	(392,000)	(138,750)	(108,000)	(126,000)	(204,000)	(120,000)	(240,000)	(102,000)
Proceeds from horse disposition	–	–	–	–	–	–	–	–
Net Cash Used In Investing Activities	(392,000)	(138,750)	(108,000)	(126,000)	(204,000)	(120,000)	(240,000)	(102,000)

Cash Flows From Financing Activities
Subscriptions received in horse series	569,520	203,000	30,000	135,000	–	–	–	–
Distributions from horse series	–	–	–	–	–	–	–	–
Capital contributions	–	–	–	–	–	–	–	–
Proceeds from debt - related party	–	–	–	–	–	–	–	–
Repayments on debt - related party	–	–	–	–	–	–	–	–
Net advances/(repayments) in amount due to manager	(108,143)	(26,861)	94,672	17,824	219,066	128,266	251,100	112,809
Net Cash Provided by Financing Activities	461,377	176,139	124,672	152,824	219,066	128,266	251,100	112,809

Net Change In Cash	–	–	–	–	–	–	–	–

Cash at Beginning of Period	–	–	–	–	–	–	–	–
Cash at End of Period	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-172

MY RACEHORSE CA LLC AND ITS SERIES

CONSOLIDATED AND CONSOLIDATING STATEMENTS OF CASH FLOWS (UNAUDITED)

For the six-month period ended June 30, 2023 (Continued)

	Series MRH Giant Mover 21	Series MRH Lovesick 21	Series MRH Tamboz 21	06.30.2023 Consolidated Total
Cash Flows From Operating Activities
Net Income/(Loss)	$(9,126)	$(25,147)	$(28,608)	$(5,007,031)
Adjustments to reconcile net income/(loss) to net cash used in operating activities:
Depreciation	4,203	14,816	19,906	2,744,838
Loss/(gain) on disposal of horse ownership	–	–	–	476,824
Gain on debt forgiveness	–	–	–	(124,772)
Changes in operating assets and liabilities:
Change in accounts receivables	–	–	–	(5,172)
Change in other assets	–	–	–	(4,760)
Change in accrued expense	–	–	–	(103,444)
Net Cash Used In Operating Activities	(4,924)	(10,331)	(8,702)	(2,023,517)

Cash Flows From Investing Activities
Purchase of horse assets	(45,100)	(250,013)	(341,250)	(2,148,546)
Proceeds from horse disposition	–	–	–	292,091
Net Cash Used In Investing Activities	(45,100)	(250,013)	(341,250)	(1,856,455)

Cash Flows From Financing Activities
Subscriptions received in horse series	–	–	–	3,392,795
Distributions from horse series	–	–	–	(1,766,232)
Capital contributions	–	–	–	227,867
Proceeds from debt - related party	–	–	–	146,105
Repayments on debt - related party	–	–	–	(53,821)
Net advances/(repayments) in amount due to manager	50,024	260,344	349,952	1,933,257
Net Cash Provided by Financing Activities	50,024	260,344	349,952	3,879,972

Net Change In Cash	–	–	–	–

Cash at Beginning of Period	–	–	–	–
Cash at End of Period	$–	$–	$–	$–

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$–	$–	$–	$–
Cash paid for income taxes	$–	$–	$–	$–

Supplemental Disclosure of Non-Cash Activities:
Horses purchased by issuance of related party notes payable	$–	$–	$–	$–
Non-cash management fees	$–	$–	$–	$–

No assurance is provided.

See accompanying notes, which are an integral part of these consolidated and consolidating financial statements

F-173

MY RACEHORSE CA LLC AND ITS SERIES

NOTES TO THE CONSOLIDATED AND CONSOLIDATING FINANCIAL STATEMENTS (UNAUDITED)

As of June 30, 2024 and December 31, 2023 and for the six-month periods ended June 30, 2024 and 2023

NOTE 1: NATURE OF OPERATIONS

My Racehorse CA LLC d/b/a MyRaceHorse.com (the “Company”) is an early-stage investment series limited liability company established by the manager, Experiential Squared, Inc. (the “Manager”), to invest in individual interests in thoroughbred, quarter and Standardbred horses through underlying Series LLCs. The Company aims to democratize the ownership of racehorses through a self-developed web-based platform and allow fans to experience racehorse ownership by investing in Series LLCs with other like-minded fans. The Company is headquartered in Claremont, CA. The Company was formed in 2016.

As a Nevada Series limited liability company, the debts, liabilities, obligations, and expenses incurred, contracted for or otherwise existing with respect to a particular Series are segregated and enforceable only against the assets of such Series, as provided under Nevada law.

The following are the Series included under the Company which were formed under the laws of Nevada:

Series Name
Series Action Bundle
Series Adjust 20
Series Amandrea
Series Ambleside Park 19
Series Amers
Series Apple Down Under 19
Series Ari the Adventurer 19
Series Ashlees Empire 20
Series Athenian Beauty 19
Series Authentic
Series Awe Hush 19
Series Bajan Bashert
Series Balletic
Series Bella Chica
Series Big Mel
Series Black Escort 19
Series Bullion
Series Cable Boss
Series Cairo Kiss
Series Carrothers
Series Cayala 19
Series Arch Support 20
Series Chad Brown Bundle
Series Celestial Moon
Series Classic Cut
Series Classofsixtythree 19
Series Co Cola 19
Series Collusion Illusion
Series Consecrate 19
Series Courtisane 19
Series Daddy's Joy
Series Dancing Crane

F-174

Series Daring Dancer 20
Series De Mystique 17
Series Deep Cover
Series Demogorgon
Series Desire Street 19
Series Echo Warrior 19
Series Edge Racing Summer Fun
Series Enchante 21
Series Elarose 21
Series Escape Route
Series Exonerated 19
Series Fenwick Hall 20
Series Forever Rose
Series Flora Dora 20
Series Frosted Oats
Series Future Stars Stable
Series Gentleman Gerry
Series Going to Vegas
Series Got Stormy
Series Grand Traverse Bay 19
Series Grand Traverse Bay 20
Series Heaven Street
Series Kindle 21
Series Knarsdale 21
Series I'm a Looker 20
Series Into Summer 19
Series Ishvana 21
Series Jeanne's Speight 20
Series Just Louise 19
Series Keertana 18
Series Kiana's Love
Series Kichiro
Series Lane Way
Series Latte Da 19
Series Lazy Daisy
Series Le Relais 20
Series Lost Empire 19
Series Madarnas
Series Madiera Wine
Series Major Implications
Series Man Among Men
Series Margaret Reay 19
Series Margarita Friday 19
Series Martita Sangrita 17
Series Mayan Milagra 19
Series Midnight Sweetie 19
Series Miss Puzzle
Series Miss Sakamoto
Series Mo Mischief
Series Mo Temptation
Series Monomoy Girl
Series Moonbow 20
Series Moonless Sky
Series Motion Emotion

F-175

Series Mrs Whistler
Series My Fast One 20
Series Naismith
Series National Road
Series New York Claiming Package
Series Night of Idiots
Series Nileist
Series Noble Goddess
Series Northern Smile 20
Series NY Exacta
Series One Last Night 21
Series Our Miss Jones 19
Series Our Jenny B
Series Palace Foal
Series Patsys Kim 21
Series Popular Demand
Series Power Up Paynter
Series Queen Amira 19
Series Race Hunter 19
Series Rosie's Alibi
Series Salute to America
Series Sarrocchi 21
Series Sauce On Side
Series Shake It Up Baby
Series Sigesmund
Series Silverpocketsfull 19
Series Smart Shopping 21
Series Social Dilemma
Series Song of Lark 21
Series Soul Beam
Series Speightstown Belle 19
Series Spirit 20
Series Squared Straight
Series Storm Shooter
Series Street Band
Series Sunny 18
Series Sunsanddrinkinhand
Series Sweet Sweet Annie 19
Series Swiss Minister
Series Takeo Squared
Series Tapitry 19
Series Tavasco Road
Series Tell All 19
Series Tell the Duchess 19
Series The Filly Four
Series The Royal Duet
Series Thirteen Stripes
Series Timeless Trick 20
Series Tizamagician

F-176

Series Tufnel
Series Twirl Girl 21
Series Two Trail Sioux 17
Series Two Trail Sioux 17K
Series Utalknboutpractice
Series Vertical Threat
Series Vow
Series War Safe
Series Wayne O
Series Who Runs the World
Series Who'sbeeninmybed 19
Series Without Delay
Series Wonder Upon a Star 19
Series Yes This Time
Series You Make Luvin Fun 19
Series Zestful
My Racehorse CA
Classic Colt Package
Series Edge Crown It 21
Series Edge High Speed Goldie 21
Series Edge More Than Magic 21
Series MRH Adaay in Asia
Series MRH Alliford Bay 21
Series MRH Blues Corner 21
Series MRH Bullish Sentiment 21
Series MRH Giant Mover 21
Series MRH Lovesick 21
Series MRH Tamboz 21
MRH Blue Devil
MRH Brandy 22
MRH Catalyst
MRH Here's the Kicker
MRH Incredi-Bundle
MRH Isle Blue
MRH New York Bundle
MRH Real Savvy
MRH Sweet as Sin
MRH Sweet Voyage
MRH Clair De Lune 22
Series Raven's Lady 21

Since inception, the Company has relied on advances from founders and raising capital to fund its operations. The Company will likely incur losses prior to generating positive working capital. These matters raise substantial doubt about the Company’s ability to continue as a going concern. During the next 12 months, the Company intends to fund its operations with funding from a Regulation A securities campaign (see Note 10), capital contributions from the founder, and funds from revenue producing activities, if and when such can be realized. If the Company cannot secure additional short-term capital, it may cease operations. These consolidated and consolidating financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

F-177

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company adopted the calendar year as its basis for reporting.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012, and has elected to comply with certain reduced public company reporting requirements, including delayed implementation dates from those applicable to public business entities.

Unaudited Interim Consolidated and Consolidating Financial Information

The accompanying consolidating and consolidated balance sheets as of June 30, 2024 and 2023 and the statements of operations, members’ equity/(deficit) and cash flows for the six-month periods ended June 30, 2024 and 2023 are unaudited. The unaudited interim consolidated and consolidating financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2024 and the results of its operations and its cash flows for the six-month periods ended June 30, 2024 and 2023. The financial data and other information disclosed in these notes related to the six-month periods ended June 30, 2024 and 2023 are also unaudited. The results for the six-month period ended June 30, 2024 are not necessarily indicative of results to be expected for the year ending December 31, 2024, any other interim periods, or any future year or period.

Use of Estimates

The preparation of consolidated and consolidating financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated and consolidating financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company and each of its listed Series consider short-term, highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account. As of June 30, 2024 and December 31, 2023, the Company and each of its listed Series had no cash on hand.

Receivables and Credit Policy

Trade receivables from customers are uncollateralized customer obligations due under normal trade terms, primarily requiring payment before services are rendered. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. As a result, the Company and each of its listed Series believe that its accounts receivable credit risk exposure is limited, and it has not experienced significant write-downs in its accounts receivable balances. As of June 30, 2024 and December 31, 2023, the Company and its listed Series have $35,960 and $95,226 outstanding accounts receivable, respectively.

Property and Equipment

Property and equipment are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are expensed as incurred. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the balance sheet accounts and the resultant gain or loss is reflected in income.

F-178

Depreciation is provided using the straight-line method, based on useful lives of the assets which range from three to five years. Horse assets are depreciated using the straight-line method over 36 months with no estimated salvage value. A horse is treated as placed in service upon its acquisition by the Company.

The Company and each of its listed Series review the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors.

As of June 30, 2024 and December 31, 2023, the Company and its listed Series have $30,471,469 and $30,342,444, respectively, recorded at cost in horse assets.

As of June 30, 2024, property and equipment consisted of the following:

Series Name	Horse Asset plus Acquisition Costs	Less: Depreciation	Total
Series Bajan Bashert	$112,000	$(58,509)	$53,491
Series Arch Support 20	70,000	(49,176)	20,824
Series Celestial Moon	159,863	(51,999)	107,864
Classic Colt Package	68,000	(29,004)	38,996
Classic Colt Package	164,000	(69,950)	94,050
Classic Colt Package	160,000	(63,111)	96,889
Series Edge High Speed Goldie 21	82,680	(34,598)	48,082
Series Edge Crown It 21	152,972	(60,339)	92,633
Series Flora Dora 20	62,500	(47,491)	15,009
Series Edge More Than Magic 21	126,000	(49,467)	76,533
Series Twirl Girl 21	75,000	(44,444)	30,556
Series Our Jenny B	52,000	(30,863)	21,137
Series Kindle 21	157,500	(94,208)	63,292
Series MRH Adaay in Asia	214,200	(86,870)	127,330
Series Balletic	472,500	(455,565)	16,935
MRH Blue Devil	187,425	(35,604)	151,821
MRH Brandy 22	378,000	(113,468)	264,532
Series Cable Boss	294,525	(283,969)	10,556
MRH Catalyst	358,313	(140,339)	217,973
Series Chad Brown Bundle	30,173	(26,820)	3,352
Series Chad Brown Bundle	240,000	(222,889)	17,111
MRH Clair De Lune 22	115,250	(3,853)	111,397
Series Classic Cut	252,000	(243,194)	8,806
Series One Last Night 21	143,460	(90,588)	52,872
Series Song of Lark 21	160,650	(96,241)	64,409
Series Forever Rose	118,142	(81,699)	36,444
MRH Here's the Kicker	262,513	(103,060)	159,452
MRH Incredi-Bundle	123,165	(23,397)	99,768
MRH Isle Blue	210,666	(63,237)	147,428
MRH Incredi-Bundle	492,660	(93,588)	399,072
Series Patsys Kim 21	336,000	(212,559)	123,441
MRH New York Bundle	129,665	(24,632)	105,033
MRH New York Bundle	121,632	(23,106)	98,527
MRH New York Bundle	69,421	(13,188)	56,234
MRH New York Bundle	65,405	(12,425)	52,980

F-179

Series I'm a Looker 20	262,500	(180,347)	82,153
MRH Real Savvy	283,500	(83,323)	200,177
Series Rosie's Alibi	656,250	(633,317)	22,933
Series Elarose 21	315,000	(189,000)	126,000
Series Knarsdale 21	311,355	(186,193)	125,162
Series Smart Shopping 21	315,000	(199,274)	115,726
Series Enchante 21	299,220	(179,255)	119,965
MRH Sweet as Sin	47,355	(20,198)	27,157
MRH Sweet Voyage	126,000	(49,700)	76,300
Series The Royal Duet	495,338	(297,490)	197,848
Series The Royal Duet	53,635	(31,481)	22,153
Series Tufnel	178,200	(170,025)	8,175
TOTAL	$9,561,631	$(5,353,050)	$4,208,581

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Revenue Recognition

The Company and each of its listed Series adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments (collectively known as “ASC 606”), effective at inception using the modified retrospective transition approach applied to all contracts. There were no cumulative impacts that were made.

The Company and each of its listed Series determines revenue recognition through the following steps:

•	Identification of a contract with a customer;
•	Identification of the performance obligations in the contract;
•	Determination of the transaction price;
•	Allocation of the transaction price to the performance obligations in the contract; and
•	Recognition of revenue when or as the performance obligations are satisfied.

F-180

No adjustments to revenue recognition were required from the adoption of ASC 606, which was adopted January 1, 2019 and applied to the periods presented using the full retrospective method. The Company generally recognizes revenues upon earning income from its horses.

Certain of the Company’s Series are under contracts that require payments to be made in advance of future sales proceeds if and upon achievement of certain milestones. These payments will be recognized to realized gains/(losses) in the statements of operation upon sale of the associated horses. There is no deferred revenue as of both June 30, 2024 and December 31, 2023.

Cost of Revenues

Costs of revenues include horse-related expenses such as insurance, photography, stables and training, transportation and veterinary, depreciation, and gains/losses on horse disposals.

Advertising Expenses

The Company expenses advertising costs as they are incurred.

Income Taxes

The Company is a limited liability company. Accordingly, under the Internal Revenue Code (IRC), all taxable income or loss flows through to its members. Therefore, no provision for income tax has been recorded in the statements. Income from the Company is reported and taxed to the members on their individual tax returns. However, the Company has elected, in accordance with IRC, to treat each of the individual series as separate subchapter C corporations for tax purposes. No tax provision has been recorded for any series through the balance sheet date as each is in a taxable loss position and no future tax benefits can be reasonably anticipated. The Company complies with FASB ASC 740 for accounting for uncertainty in income taxes recognized in a company’s financial statements, which prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. FASB ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Based on the Company’s evaluation, it has been concluded that there are no significant uncertain tax positions requiring recognition in the Company’s consolidated and consolidating financial statements. The Company believes that its income tax positions would be sustained on audit and does not anticipate any adjustments that would result in a material change to its financial position.

The Company may in the future become subject to federal, state and local income taxation though it has not been since its inception. The Company is not presently subject to any income tax audit in any taxing jurisdiction.

NOTE 3: GOING CONCERN

The accompanying consolidated and consolidating financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company and each of its listed Series is a business that has not yet generated profits since inception, has sustained a net loss of $2,545,468 during the six-month period ended June 30, 2024, and is dependent upon its Manager for financing its operations. The Company’s and each of its listed Series’ financial performance is impacted by several key factors. Expenses such as training and care, veterinary, and depreciation are incurred from the date of acquisition; however, series revenues will not commence until the horses begin racing sometime during their two-year-old season. Additionally, as horses continue to mature, the series will have increased opportunities to generate greater revenue to offset their ongoing expenses. These factors, among others, raise substantial doubt about the ability of the Company and each of its listed Series to continue as a going concern for a reasonable period.

In making this assessment, management weighed the significance of the factors, conditions, and events considered. Management based the conclusion primarily on the inception-to-date cumulative losses. These factors were determined to be the primary drivers of the Company’s and each of its listed Series’ ability to sustain its operating costs in the near term. Management also performed an analysis of its operations through the issuance of these consolidated and consolidating financial statements and funding options currently available to it, including a line of credit available to its Manager and its Manager’s ability and intent to fund any operational needs for the coming year.

F-181

Management concluded that its plans successfully alleviate the substantial doubt to the ability of the Company and each of its listed Series to continue as a going concern within one year after the date that the consolidated and consolidating financial statements are issued. No assurance can be given that the Company and each of its listed Series will be successful in these efforts. The consolidated and consolidating financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company and each of its listed Series be unable to continue as a going concern.

NOTE 4: ADVANCES FROM MANAGER

To fund its organizational and start-up activities as well as to advance funds on behalf of a series to purchase horse assets, the Manager has covered the expenses and costs of the Company and its series thus far on an interest-bearing revolving line of credit. The Manager is entitled to 2.38% interest on the outstanding balance as well as profit participation on the unsold shares. To date, the Manager has waived the interest due from the Series.  The Company and each of its listed Series will evaluate when is best to repay the Manager depending on operations and fundraising ability. In general, the Company and each of its listed Series will repay the Manager for funds extended to acquire horse assets from the series subscription proceeds (less the applicable management fee), as they are received. Additionally, the Manager maintains cash reserves on behalf of each of the series of the Company to cover expenses of the series’ operations.

In the table below, the Company outlines the positions of borrowings and amounts owed to it by the Manager per Series:

Series Name	Horse reserve account owed to/(by) Series	(Horse acquisition loans owed to Manager)	Net amount owed to/(by) Series
Series Bajan Bashert	$(8,876)	$-	$(8,876)
Series Arch Support 20	8,425	-	8,425
Series Celestial Moon	599	-	599
Classic Colt Package	461,882	-	461,882
Classic Colt Package	(89,569)	-	(89,569)
Classic Colt Package	(185,741)	-	(185,741)
Classic Colt Package	(181,632)	-	(181,632)
Series Escape Route	741	-	741
Series Edge High Speed Goldie 21	(7,169)	-	(7,169)
Series Sweet Sweet Annie 19	(3,252)	-	(3,252)
Series Adjust 20	59,491	-	59,491
Series Edge Crown It 21	(609)	-	(609)
Series Flora Dora 20	1,746	-	1,746
Series Edge More Than Magic 21	82	-	82
Series Twirl Girl 21	7,280	-	7,280
Series Our Jenny B	9,606	-	9,606
Series Kindle 21	70,083		70,083
Series MRH Adaay in Asia	39,934	-	39,934
Series Authentic	(291,751)	-	(291,751)
Series Balletic	(213)	-	(213)
MRH Blue Devil	84,176	234,064	(149,888)
MRH Brandy 22	135,453	-	135,453
Series Cable Boss	8,967	-	8,967
MRH Catalyst	92,012	-	92,012
Series Chad Brown Bundle	112,498	(603,450)	715,948
Series Chad Brown Bundle	30,224	303,450	(273,226)
Series Chad Brown Bundle	(47,577)	60,000	(107,577)
Series Chad Brown Bundle	(110,533)	240,000	(350,533)
Series Race Hunter 19	1,567	-	1,567
MRH Clair De Lune 22	165,635	300,900	(135,265)

F-182

Series Classic Cut	31,583	-	31,583
Series Moonbow 20	50,408	-	50,408
Series Tell the Duchess 19	25,436	-	25,436
Series One Last Night 21	31,873	-	31,873
Series Song of Lark 21	37,846	-	37,846
Series Forever Rose	(3,808)	-	(3,808)
Series Future Stars Stable	23,010	-	23,010
MRH Here's the Kicker	57,626	-	57,626
Series Echo Warrior 19	(12,534)	-	(12,534)
MRH Incredi-Bundle	221,449	-	221,449
MRH Incredi-Bundle	(14,760)	-	(14,760)
MRH Incredi-Bundle	(31,686)	-	(31,686)
Series Ishvana 21	137	-	137
MRH Isle Blue	68,718	-	68,718
Series Ari the Adventurer 19	(25,232)	-	(25,232)
Series Patsys Kim 21	17,960	-	17,960
Series Lane Way	22,166	-	22,166
Series Sarrocchi 21	77,690	-	77,690
Series Who'sbeeninmybed 19	19,031	-	19,031
Series Miss Sakamoto	18,866	-	18,866
Series Mo Temptation	10,553	-	10,553
MRH New York Bundle	409,354	48,126	361,228
MRH New York Bundle	12,730	-	12,730
MRH New York Bundle	(16,618)	-	(16,618)
MRH New York Bundle	(16,547)	-	(16,547)
MRH New York Bundle	(13,615)	-	(13,615)
MRH New York Bundle	(15,774)	-	(15,774)
Series Palace Foal	(6,171)	-	(6,171)
Series Spirit 20	59,320	-	59,320
Series I'm a Looker 20	54,920	-	54,920
MRH Real Savvy	87,996	-	87,996
Series Rosie's Alibi	173	-	173
Series Elarose 21	42,863	-	42,863
Series Knarsdale 21	28,862	-	28,862
Series Smart Shopping 21	32,656	-	32,656
Series Enchante 21	60,552	-	60,552
Series Margarita Friday 19	(36,545)	-	(36,545)
MRH Sweet as Sin	20,962	-	20,962
MRH Sweet Voyage	88,387	-	88,387
Series The Royal Duet	199,968	-	199,968
Series The Royal Duet	(78,267)	-	(78,267)
Series The Royal Duet	(59,942)	-	(59,942)
Series Tufnel	(39,514)	-	(39,514)
Series Jeanne's Speight 20	-	-	-
TOTAL	$1,805,562	$583,090	$1,222,471

All Series not presented in the table above had $0 balances due to/from the Manager as of June 30, 2024. During the six-month period ended June 30, 2024, the Manager forgave $300,421 of balances due to it.

F-183

NOTE 5: LOANS PAYABLE – RELATED PARTY

The Company acquired the horse asset in the MRH Palace Foal series via a $15,606 convertible profit-participating loan from Michael Behrens, a principal of the Manager of the Company. The convertible profit-participating loan bears a 2.38 percent per annum interest rate and is due either when the MRH Palace Foal series is fully subscribed or converted into the unsold units of the MRH Palace Foal. During the time the convertible profit-participating loan is outstanding, the underlying cash flow of the MRH Palace Foal series accrues to the loan holder. $15,606 was outstanding on this loan as of both June 30, 2024 and December 31, 2023.

In 2020, with the purchase of the MRH Authentic horse asset the Company agreed to pay purchase (kickers) upon the achievement of certain milestones.  Kickers of $2,443,750 were earned in 2020 and were recognized as a loan payable obligation to the co-owner Spendthrift Farm LLC, a related party, and capitalized as additional horse asset purchase costs. The loan is to be repaid out of the underlying horse income, net of expenses incurred by the co-owner resulting from the horse’s breeding career. The loan bears interest at 1.65%. No interest expense was recorded against this loan in both 2024 and 2023. The net horse income applied as repayments against this loan in 2024 and 2023 were $0 and $605,513, respectively. As of both June 30, 2024 and December 31, 2023, the outstanding balance of the loan was $672,569.

The Company’s Manager was entitled to certain management fees related to the MRH Authentic horse which remained outstanding to the Manager for a total amount of $239,871 and $288,958, respectively as of June 30, 2024 and December 31, 2023. The net horse income applied as repayments against this loan in 2024 and 2023 were $49,086 and $0, respectively.

The Company’s Manager and another related party, Spendthrift Farm LLC paid certain training costs on behalf of the Company during 2021 and 2022. As of June 30, 2024 and December 31, 2023, $1,734 and $325,769 remained outstanding on these agreements, respectively. The note will be repaid at the close of the series from the residual value upon the sale of the horse. During the period ended June 30, 2024, loans balances of $9,824 were forgiven, loan balances of $366,860 were repaid, and costs of $52,649 were incurred against these loans.

Interest expense totaled $0 for both the six-month periods ended June 30, 2024 and 2023.

NOTE 6: MEMBERS’ EQUITY/(DEFICIT)

Series Subscriptions

The Company has received membership subscriptions for the following LLC Series as of June 30, 2024.

Series Name	Units Offered	Units Tendered	Series Subscriptions
Series Bajan Bashert	16	16	$ 160,000
Series Arch Support 20	10	10	112,000
Series Celestial Moon	20	20	230,000
Series Edge Classic Colts Package	40	40	569,520
Series Escape Route	10	10	62,952
Series High Speed Goldie 21	13	13	130,000
Series Sweet Sweet Annie 19	20	20	150,000
Series Adjust 20	10	10	135,000
Series National Road	20	20	140,000
Series Crown It 21	15	15	217,500
Series Flora Dora 20	10	10	100,000
Series More Than Magic 21	12	12	180,000

F-184

Series Twirl Girl 21	20	20	150,000
Series Our Jenny B 21	20	20	120,000
Series Kindle 21	5,500	5,500	390,500
Series Adaay in Asia	5,100	5,100	418,200
Series Authentic	12,500	12,500	2,575,000
Series Brandy 22	9,000	9,000	765,000
Series Balletic	10,000	10,000	800,000
Series Blue Devil	5,100	1,073	80,475
Series Song of Bernadette 20	5,100	5,100	494,700
Series Tamboz 21	6,500	6,500	669,500
Series Chad Brown Bundle	5,000	5,000	1,170,000
Series Race Hunter 19	10,000	10,000	520,000
Series Clair De Lune 22	5,000	–	–
Series Palace Foal	510	–	–
Series My Fast One 20	2,000	2,000	330,000
Series Spirit 20	3,000	3,000	252,000
Series Im a Looker 20	4,000	4,000	580,000
Series Savvy Sassy 22	3,750	3,750	555,000
Series Essential Rose 20	10,000	10,000	1,050,000
Series Elarose 21	10,000	10,000	640,000
Series Knarsdale 21	5,100	5,100	571,200
Series Smart Shopping 21	5,000	5,000	635,000
Series Enchante 21	6,000	6,000	594,000
Series Margarita Friday 19	2,000	2,000	332,000
Series Giant Mover 21	110	110	113,630
Series Alliford Bay 21	3,750	3,750	348,750
Series The Incredi-Bundle	10,200	10,200	1,101,600
Series The New York Bundle	5,100	4,824	1,085,400
Series The Royal Duet	5,100	5,100	1,030,200
Series Tufnel	5,200	5,200	322,400
Series Vow	2,000	2,000	358,000
Series Northern Smile 20	20	20	140,000
Series Exonerated 19	820	820	138,580
Series Desire Street 19	1,020	1,020	205,020
Series Daring Dancer 20	750	750	101,250
Series Our Miss Jones 19	1,200	1,200	187,200
Series Frosted Oats	4,100	4,100	172,200
Series Just Louise 19	1,020	1,020	233,580
Series Tapitry 19	820	820	223,860
Series Fenwick Hall 20	1,200	1,200	242,400
Series Silverpocketsfull 19	5,100	5,100	453,900
Series You Make Luvin Fun 19	6,000	6,000	450,000
Series Man Among Men	820	820	223,860
Series Mrs Whistler	2,000	2,000	274,000
Series Naismith	2,000	2,000	304,000
Series NY Exacta	2,000	2,000	456,000
Series Salute to America	1,000	1,000	273,000
Series Co Cola 19	5,100	5,100	540,600
Series Classofsixtythree 19	1,000	1,000	193,000
Series Stay Fabulous	2,500	2,500	310,000
Series Grand Traverse Bay 20	750	750	90,750

F-185

Series Courtisane 19	10,000	10,000	490,000
Series Thirteen Stripes	1,000	1,000	229,000
Series Tizamagician	600	600	192,000
Series War Safe	2,000	2,000	292,000
Series Who Runs the World	5,100	5,100	530,400
Series Action Bundle	10,000	10,000	310,000
Series Dancing Crane	20	20	122,000
Series Demogorgon	20	20	128,000
Series Gentleman Gerry	20	20	155,000
Series Without Delay 19	20	20	140,000
Series Black Escort 19	20	20	100,000
Series Heaven Street	20	20	150,000
Series Timeless Trick 20	12	12	93,000
Series Madiera Wine	20	20	50,000
Series Edge Racing Summer Fun-d	50	50	250,000
Series Sunsanddrinkinhand	20	20	100,000
Series Mayan Milagra 19	20	20	170,000
Series Tell All 19	12	12	126,000
Series Yes This Time	10	10	129,520
Series Motion Emotion	1,020	1,020	85,680
Series Margaret Reay 19	820	820	246,820
Series Amandrea	550	550	162,250
Series Keertana 18	5,100	5,100	510,000
Series Speightstown Belle 19	900	900	125,100
Series Two Trail Sioux 17	450	450	135,000
Series Bella Chica	100	100	38,000
Series Big Mel	6,000	6,000	726,000
Series Awe Hush 19	1,800	1,800	295,200
Series Martita Sangrita 17	600	600	192,000
Series Carrothers	5,100	5,100	515,100
Series Collusion Illusion	25,000	25,000	750,000
Series Grand Traverse Bay 19	750	750	335,250
Series Chasing the Moon 20	–	–	–
Series Daddys Joy	600	600	108,000
Series Deep Cover	800	800	176,000
Series Midnight Sweetie 19	820	820	121,360
Series The Filly Four	8,000	8,000	1,440,000
Series Going to Vegas	5,100	5,100	438,600
Series Got Stormy	5,100	5,100	229,500
Series Helicopter Money	3,000	3,000	201,000
Series Apple Down Under 19	600	600	103,800
Series Latte Da 19	4,100	4,100	143,500
Series Kichiro	200	200	26,000
Series Lost Empire 19	10,200	10,200	357,000
Series Lazy Daisy	1,250	1,250	143,750
Series Ambleside Park 19	410	410	84,050
Series Into Summer 19	650	650	250,900
Series Miss Puzzle	125	125	31,250
Series Mo Mischief	5,100	5,100	382,500
Series Monomoy Girl	10,200	10,200	469,200
Series Popular Demand	1,020	1,020	248,880
Series Power Up Paynter	600	600	114,000

F-186

Series Cayala 19	4,100	4,100	373,100
Series Athenian Beauty 19	1,800	1,800	84,600
Series Queen Amira 19	2,000	2,000	330,000
Series Consecrate 19	410	410	64,370
Series Le Relais 20	3,000	3,000	495,000
Series Sigesmund	200	200	20,000
Series Social Dilemma	510	510	85,170
Series Sunny 18	6,000	6,000	390,000
Series Squared Straight	150	150	40,500
Series Wonder Upon a Star 19	10,000	10,000	370,000
Series Storm Shooter	2,000	2,000	324,000
Series Two Trail Sioux 17K	1	1	29,720
Series Vertical Threat	600	600	126,000
Series Wayne O	6,000	6,000	570,000
Series Amers	75	75	10,500
Series Bullion	25	25	11,750
Series Cairo Kiss	80	80	44,400
Series De Mystique 17	250	250	35,000
Series Kiana's Love	200	200	24,000
Series Madarnas	50	50	17,500
Series Major Implications	20	20	4,600
Series Moonless Sky	200	200	22,000
Series Night of Idiots	80	80	20,000
Series Nileist	45	45	23,850
Series Noble Goddess	300	300	33,000
Series Sauce On Side	125	125	30,000
Series Shake It Up Baby	250	250	32,500
Series Soul Beam	65	65	39,650
Series Street Band	50	50	61,500
Series Swiss Minister	50	50	14,000
Series Takeo Squared	100	100	27,000
Series Tavasco Road	80	80	18,400
Series Utalknboutpractice	100	100	30,000
Series Zestful	100	100	32,000
Series New York Claiming Package	510	510	71,400
Total Subscriptions	465,814	456,001	$49,063,684
Less: Distributions to Date			(10,231,169)
Net of Distributions			$38,832,515

The members of each of the Company’s series have certain rights with respect to the membership series they are subscribed to. Each series generally holds a single horse asset. A series member is entitled to their pro rata share of the net profits derived from the horse asset held in that series after deduction of expense allocations and direct expenses attributable to the underlying horse asset, based on their percentage of the total outstanding membership interests in that series.

Distributions are recorded when declared. When a declared distribution is not yet paid as of a balance sheet date, it is recorded as a distribution payable liability. Distributions payable amounted to $0 and $271,292 as of June 30, 2024 and December 31, 2023, respectively.

The debts, obligations, and liabilities of the Company, whether arising in contract, tort, or otherwise, are solely the debts, obligations, and liabilities of the Company, and no member of the Company is obligated personally for any such debt, obligation, or liability.

F-187

NOTE 7: RELATED PARTY TRANSACTIONS

The Company’s Manager has advanced funds to and holds cash reserves on behalf of various of the Company’s series funds. See Note 4 for further discussions.

The Company has various loans outstanding with related parties, as described in Note 5.

Because these are related party transactions, no guarantee can be made that the terms of the arrangements are at arm’s length.

NOTE 8: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. The Company and each of its listed Series adopted this standard in 2022 and it had no effect on the Company’s consolidated and consolidating financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying consolidated and consolidating financial statements. As new accounting pronouncements are issued, the Company and each of its listed Series will adopt those that are applicable under the circumstances.

NOTE 9: COMMITMENTS, CONTINGENCIES, AND CONCENTRATIONS

Legal Matters

The Company and each of its listed Series is not currently involved with and does not know of any pending or threatening litigation against the Company, each of its listed Series, or its member.

Long-Term Debt

The Company acquired the horse asset in the MRH Palace Foal series via a $15,606 convertible profit participating loan from Michael Behrens, a principal of the Manager of the Company. The convertible profit participating loan that bears a 2.38 percent per annum interest rate is due either when the MRH Palace Foal series is fully subscribed or converted into the unsold units of the MRH Palace Foal.

During the time the convertible profit participating loan is outstanding, the underlying cash flow of the MRH Palace Foal series accrues to the loan holder.

NOTE 10: SUBSEQUENT EVENTS

Anticipated Crowdfunded Offering

The Company and each of its listed Series is planning to continue to raise capital through the issuance of securities exempt from registration under Regulation A in 2024.

Management’s Evaluation

Management has evaluated subsequent events through October 17, 2024, the date the consolidated and consolidating financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in these consolidated and consolidating financial statements.

F-188

ITEM 4. EXHIBITS

Exhibit 2.1	Articles of Organization (1)
Exhibit 2.2	Second Amended and Restated Series Limited Liability Company Agreement (26)
Exhibit 3.1	Series Agreement for Series Palace Foal (1)
Exhibit 3.2	Series Agreement for Series De Mystique ‘17 (3)
Exhibit 3.3	Series Agreement for Martita Sangrita 17(4)
Exhibit 3.4	Series Agreement for Daddy’s Joy(4)
Exhibit 3.5	Series Agreement for Vertical Threat (4)
Exhibit 3.6	Series Agreement for Shake it Up Baby(4)
Exhibit 3.7	Series Agreement for Tizamagician (4)
Exhibit 3.8	Series Agreement for Power Up Paynter (5)
Exhibit 3.9	Series Agreement for Two Trail Sioux 17 (5)
Exhibit 3.10	Series Agreement for Wayne O (5)
Exhibit 3.11	Series Agreement for Big Mel (6)
Exhibit 3.12	Series Agreement for Series Amandrea (7)
Exhibit 3.13	Series Agreement for Series Keertana 18 (7)
Exhibit 3.14	Series Agreement for Series Sunny 18 (7)
Exhibit 3.15	Series Agreement for Series Lazy Daisy (7)
Exhibit 3.16	Series Agreement for Series New York Claiming Package (8)
Exhibit 3.17	Series Agreement for Series The Filly Four (8)
Exhibit 3.18	Series Agreement for Series Lane Way(9)
Exhibit 3.19	Series Agreement for Series Mo Mischief (10)
Exhibit 3.20	Series Agreement for Series Deep Cover (10)
Exhibit 3.21	Series Agreement for Series Popular Demand (11)
Exhibit 3.22	Series Agreement for Series Authentic (12)
Exhibit 3.23	Series Agreement for Series Storm Shooter (12)
Exhibit 3.24	Series Agreement for Series Thirteen Stripes (13)
Exhibit 3.25	Series Agreement for Series Naismith (14)
Exhibit 3.26	Series Agreement for Series NY Exacta (14)
Exhibit 3.27	Series Agreement for Series Apple Down Under (15)
Exhibit 3.28	Series Agreement for Just Louise 19 (15)
Exhibit 3.29	Series Agreement for Lost Empire 19 (15)
Exhibit 3.30	Series Agreement for Series Man Among Men (16)
Exhibit 3.31	Series Agreement for Series Frosted Oats (16)
Exhibit 3.32	Series Agreement for Series Tapitry 19 (16)
Exhibit 3.33	Series Agreement for Series Classofsixtythree 19 (16)
Exhibit 3.34	Series Agreement for Cayala 19 (16)
Exhibit 3.35	Series Agreement for Series Margaret Reay 19 (16)
Exhibit 3.36	Series Agreement for Series Awe Hush 19 (16)
Exhibit 3.37	Series Agreement for Series Exonerated 19 (16)
Exhibit 3.38	Series Agreement for Series Speightstown Belle 19 (16)
Exhibit 3.39	Series Agreement for Consecrate 19 (16)
Exhibit 3.40	Series Agreement for Series Latte Da 19 (16)
Exhibit 3.41	Series Agreement for Series Midnight Sweetie 19 (16)
Exhibit 3.42	Series Agreement for Series Ambleside Park 19 (16)
Exhibit 3.43	Series Agreement for Series Athenian Beauty 19 (16)
Exhibit 3.44	Series Agreement for Future Stars Stable (16)
Exhibit 3.45	Series Agreement for Collusion Illusion (16)
Exhibit 3.46	Series Agreement for Monomoy Girl (17)
Exhibit 3.47	Series Agreement for Got Stormy (17)
Exhibit 3.49	Series Agreement for Social Dilemma (17)
Exhibit 3.51	Series Agreement for Carrothers (19)
Exhibit 3.55	Series Agreement for Echo Warrior 19 (19)
Exhibit 3.57	Series Agreement for Micro Share (f.k.a. Who’sbeeninmybed 19) (20)
Exhibit 3.58	Series Agreement for Malibu Mayhem (f.k.a. Into Summer 19) (20)
Exhibit 3.59	Series Agreement for Mrs Whistler (20)

41

Exhibit 3.60	Series Agreement for Chasing Time (f.k.a. Race Hunter 19) (20)
Exhibit 3.62	Series Agreement for Vow (20)
Exhibit 3.63	Series Agreement for Magical Ways (f.k.a. You Make Luvin Fun 19) (20)
Exhibit 3.64	Series Agreement for Miss Sakamoto (20)
Exhibit 3.65	Series Agreement for Tap the Gavel (f.k.a. Courtisane 19) (20)
Exhibit 3.66	Series Agreement for Cornice Traverse (f.k.a. Grand Traverse Bay 19) (20)
Exhibit 3.67	Series Agreement for Our Miss Jones 19 (21)
Exhibit 3.68	Series Agreement for Straight No Chaser (f.k.a. Margarita Friday 19)(21)
Exhibit 3.69	Series Agreement for Regal Rebel (f.k.a. Queen Amira 19) (21)
Exhibit 3.70	Series Agreement for Salute to America (21)
Exhibit 3.71	Series Agreement for Desire Street 19 (21)
Exhibit 3.72	Series Agreement for Duke of Love (22)
Exhibit 3.73	Series Agreement for War Safe (22)
Exhibit 3.74	Series Agreement for Tufnel (22)
Exhibit 3.75	Series Agreement for Classic Cut (22)
Exhibit 3.76	Series Agreement for Essential Rose 20 (22)
Exhibit 3.77	Series Agreement for Who Runs the World (22)
Exhibit 3.78	Series Agreement for Balletic (22)
Exhibit 3.79	Series Agreement for Song of Bernadette 20 (22)
Exhibit 3.80	Series Agreement for Daring Dancer 20 (23)
Exhibit 3.81	Series Agreement for Grand Traverse Bay 20 (23)
Exhibit 3.82	Series Agreement for Chad Brown Bundle (23)
Exhibit 3.83	Series Agreement for Fenwick Hall 20 (26)
Exhibit 3.84	Series Agreement for Le Relais 20 (26)
Exhibit 3.85	Series Agreement for Spirit 20 (26)
Exhibit 3.86	Series Agreement for Mo Temptation (27)
Exhibit 3.87	Series Agreement for Moonbow 20 (27)
Exhibit 3.88	Series Agreement for Forever Rose (27)
Exhibit 3.89	Series Agreement for My Fast One 20 (27)
Exhibit 3.90	Series Agreement for Helicopter Money (f.k.a. Ashlee’s Empire 20) (27)
Exhibit 3.91	Series Agreement for Cuvier (f.k.a. Chasing the Moon 20) (27)
Exhibit 3.92	Series Agreement for I’m a Looker 20 (27)
Exhibit 3.93	Series Agreement for Stay Fabulous (f.k.a. Jeanne’s Speight 20) (27)
Exhibit 3.94	Series Agreement for Smart Shopping 21 (28)
Exhibit 3.95	Series Agreement for Patsy’s Kim 21 (28)
Exhibit 3.96	Series Agreement for One Last Night 21 (29)
Exhibit 3.100	Series Agreement for Sarrocchi 21 (30)
Exhibit 3.101	Series Agreement for Elarose 21 (30)
Exhibit 3.102	Series Agreement for Enchante 21 (30)
Exhibit 3.103	Series Agreement for Song of the Lark 21 (30)
Exhibit 3.104	Series Agreement for Royal Duet (31)
Exhibit 3.105	Series Agreement for Adaay in Asia (32)
Exhibit 3.106	Series Agreement for Bullish Sentiment 21 (32)
Exhibit 3.107	Series Agreement for Knarsdale 21 (32)
Exhibit 3.108	Series Agreement for Sweet as Sin (32)
Exhibit 3.109	Series Agreement for Alliford Bay 21 (32)
Exhibit 3.110	Series Agreement for Blues Corner 21 (32)
Exhibit 3.111	Series Agreement for Lovesick 21 (32)
Exhibit 3.112	Series Agreement for Tamboz 21 (32)
Exhibit 3.113	Series Agreement for Savvy Sassy 22 (33)
Exhibit 3.114	Series Agreement for Blue Curl 22 (33)
Exhibit 3.115	Series Agreement for Isahvana 21 (33)
Exhibit 3.116	Series Agreement for Brandy 22 (34)
Exhibit 3.117	Series Agreement for The New York Bred Bundle (35)
Exhibit 3.118	Series Agreement for Incredi-Bundle (35)
Exhibit 3.119	Series Agreement for Blue Devil (35)
Exhibit 3.120	Series Agreement for Clair De Lune 22 (36)

42

Exhibit 6.7	Profit Participation Convertible Promissory Note for Martita Sangrita 17 (4)
Exhibit 6.8	Equine Co-Ownership and Acquisition Agreement for Daddy’s Joy (4)
Exhibit 6.9	Profit Participation Convertible Promissory Note for Daddy’s Joy (4)
Exhibit 6.10	Equine Co-Ownership and Acquisition Agreement for Vertical Threat (4)
Exhibit 6.11	Profit Participation Convertible Promissory Note for Vertical Threat (4)
Exhibit 6.12	Equine Co-Ownership and Acquisition Agreement for Shake it Up Baby (4)
Exhibit 6.13	Profit Participation Convertible Promissory Note for Shake it Up Baby (4)
Exhibit 6.14	Equine Co-Ownership and Acquisition Agreement for Tizamagician (4)
Exhibit 6.15	Profit Participation Convertible Promissory Note for Tizamagician (4)
Exhibit 6.16	Equine Co-Ownership and Acquisition Agreement for Power Up Paynter (5)
Exhibit 6.17	Profit Participation Convertible Promissory Note for Power Up Paynter (5)
Exhibit 6.18	Equine Co-Ownership and Acquisition Agreement for Two Trail Sioux 17 (5)
Exhibit 6.19	Profit Participation Convertible Promissory Note for Two Trail Sioux 17 (5)
Exhibit 6.20	Equine Co-Ownership and Acquisition Agreement for Wayne O (5)
Exhibit 6.21	Profit Participation Convertible Promissory Note for Wayne O (5)
Exhibit 6.22	Equine Co-Ownership and Acquisition Agreement for Big Mel (6)
Exhibit 6.23	Profit Participation Convertible Promissory Note for Big Mel (6)
Exhibit 6.24	Equine Co-Ownership and Acquisition Agreement for Amandrea (7)
Exhibit 6.25	Profit Participation Convertible Promissory Note for Amandrea (7)
Exhibit 6.26	Equine Co-Ownership and Acquisition Agreement for Keertana 18 (7)
Exhibit 6.27	Profit Participation Convertible Promissory Note for Keertana 18 (7)
Exhibit 6.28	Equine Co-Ownership and Acquisition Agreement for Sunny 18 (7)
Exhibit 6.29	Profit Participation Convertible Promissory Note for Sunny 18 (7)
Exhibit 6.30	Equine Co-Ownership and Acquisition Agreement for Lazy Daisy (7)
Exhibit 6.31	Profit Participation Convertible Promissory Note for Lazy Daisy (7)
Exhibit 6.32	Equine Co-Ownership and Acquisition Agreement for Augusta Moon (8)
Exhibit 6.33	Profit Participation Convertible Promissory Note for Augusta Moon (8)
Exhibit 6.34	Equine Co-Ownership and Acquisition Agreement for Hizaam (8)
Exhibit 6.35	Profit Participation Convertible Promissory Note for Hizaam (8)
Exhibit 6.36	Equine Co-Ownership and Acquisition Agreement for Venetian Sonata 18 (8)
Exhibit 6.37	Profit Participation Convertible Promissory Note for Venetian Sonata 18 (8)
Exhibit 6.38	Equine Co-Ownership and Acquisition Agreement for My Sweet Addiction 18 (8)
Exhibit 6.39	Profit Participation Convertible Promissory Note for My Sweet Addiction 18 (8)
Exhibit 6.40	Equine Co-Ownership and Acquisition Agreement for My Lady Lauren 18 (8)
Exhibit 6.41	Profit Participation Convertible Promissory Note for My Lady Lauren 18 (8)
Exhibit 6.42	Equine Co-Ownership and Acquisition Agreement for Sapucai 18 (8)
Exhibit 6.43	Profit Participation Convertible Promissory Note for Sapucai 18 (8)
Exhibit 6.44	Equine Co-Ownership and Acquisition Agreement for Lane Way(9)
Exhibit 6.45	Profit Participation Convertible Promissory Note for Lane Way(9)
Exhibit 6.46	Equine Co-Ownership and Acquisition Agreement for Mo Mischief (10)
Exhibit 6.47	Profit Participation Convertible Promissory Note for Mo Mischief(10)
Exhibit 6.48	Equine Co-Ownership and Acquisition Agreement for Deep Cover(10)
Exhibit 6.49	Profit Participation Convertible Promissory Note for Deep Cover(10)
Exhibit 6.50	Equine Co-Ownership and Acquisition Agreement for Additional 9% Interest in Big Mel (10)
Exhibit 6.51	Equine Co-Ownership and Acquisition Agreement for Additional 9% Interest in Solar Strike(10)
Exhibit 6.52	Equine Co-Ownership and Acquisition Agreement for Popular Demand (11)
Exhibit 6.53	Profit Participation Convertible Promissory Note for Popular Demand (11)
Exhibit 6.54	Equine Co-Ownership and Acquisition Agreement for Authentic (12)
Exhibit 6.55	Profit Participation Convertible Promissory Note for Authentic (12)
Exhibit 6.56	Profit Participation Convertible Promissory Note for Storm Shooter (12)
Exhibit 6.57	Profit Participation Convertible Promissory Note for Thirteen Stripes (13)
Exhibit 6.58	Profit Participation Convertible Promissory Note for Naismith (14)
Exhibit 6.59	Profit Participation Convertible Promissory Note for NY Exacta (14)
Exhibit 6.60	Broker-Dealer Agreement by and between My Racehorse CA LLC and Dalmore Group, LLC (13)
Exhibit 6.61	Equine Co-Ownership and Acquisition Agreement for Apple Down Under 19 (15)

43

Exhibit 6.62	Profit Participation Convertible Promissory Note for Apple Down Under 19 (15)
Exhibit 6.63	Equine Co-Ownership and Acquisition Agreement for Just Louise 19 (15)
Exhibit 6.64	Profit Participation Convertible Promissory Note for Just Louise 19 (15)
Exhibit 6.65	Equine Co-Ownership and Acquisition Agreement for Lost Empire 19 (15)
Exhibit 6.66	Profit Participation Convertible Promissory Note for Lost Empire 19 (15)
Exhibit 6.67	Profit Participation Convertible Promissory Note for Man Among Men (16)
Exhibit 6.68	Equine Co-Ownership and Acquisition Agreement for Man Among Men (16)
Exhibit 6.69	Profit Participation Convertible Promissory Note for Frosted Oats (16)
Exhibit 6.70	Equine Co-Ownership and Acquisition Agreement for Frosted Oats (16)
Exhibit 6.71	Profit Participation Convertible Promissory Note for Tapitry 19 (16)
Exhibit 6.72	Equine Co-Ownership and Acquisition Agreement for Tapitry 19 (16)
Exhibit 6.73	Profit Participation Convertible Promissory Note for Classofsixtythree 19 (16)
Exhibit 6.74	Equine Co-Ownership and Acquisition Agreement for Classofsixtythree 19 (16)
Exhibit 6.75	Profit Participation Convertible Promissory Note for Cayala 19 (16)
Exhibit 6.76	Equine Co-Ownership and Acquisition Agreement for Cayala 19 (16)
Exhibit 6.77	Profit Participation Convertible Promissory Note for Margaret Reay 19 (16)
Exhibit 6.78	Equine Co-Ownership and Acquisition Agreement for Margaret Reay 19 (16)
Exhibit 6.79	Profit Participation Convertible Promissory Note for Awe Hush 19 (16)
Exhibit 6.80	Profit Participation Convertible Promissory Note for Exonerated 19 (16)
Exhibit 6.81	Equine Co-Ownership and Acquisition Agreement for Exonerated 19 (16)
Exhibit 6.82	Profit Participation Convertible Promissory Note for Speightstown Belle 19 (16)
Exhibit 6.83	Profit Participation Convertible Promissory Note for Consecrate 19 (16)
Exhibit 6.84	Equine Co-Ownership and Acquisition Agreement for Consecrate 19 (16)
Exhibit 6.85	Profit Participation Convertible Promissory Note for Latte Da 19 (16)
Exhibit 6.86	Equine Co-Ownership and Acquisition Agreement for Latte Da 19 (16)
Exhibit 6.87	Profit Participation Convertible Promissory Note for Midnight Sweetie 19 (16)
Exhibit 6.88	Equine Co-Ownership and Acquisition Agreement for Midnight Sweetie 19 (16)
Exhibit 6.89	Profit Participation Convertible Promissory Note for Ambleside Park 19 (16)
Exhibit 6.90	Equine Co-Ownership and Acquisition Agreement for Ambleside Park 19 (16)
Exhibit 6.91	Profit Participation Convertible Promissory Note for Athenian Beauty 19 (16)
Exhibit 6.92	Equine Co-Ownership and Acquisition Agreement for Collusion Illusion (16)
Exhibit 6.93	Profit Participation Convertible Promissory Note for Collusion Illusion (16)
Exhibit 6.94	Racing Lease Agreement for Monomoy Girl (17)
Exhibit 6.95	Profit Participation Convertible Promissory Note for Monomoy Girl (17)
Exhibit 6.96	Racing Lease Agreement for Got Stormy (17)
Exhibit 6.97	Profit Participation Convertible Promissory Note for Got Stormy (17)
Exhibit 6.100	Racing Lease Agreement for Social Dilemma (17)
Exhibit 6.101	Profit Participation Convertible Promissory Note for Social Dilemma (17)
Exhibit 6.106	Amendment No. 1 to Racing Lease for Monomoy Girl (18)
Exhibit 6.107	Amendment No. 1 to Racing Lease for Got Stormy (18)
Exhibit 6.109	Amendment No. 1 to Racing Lease for Social Dilemma (18)
Exhibit 6.113	Equine Co-Ownership and Acquisition Agreement for Carrothers (19)
Exhibit 6.114	Profit Participation Convertible Promissory Note for Carrothers (19)
Exhibit 6.120	Equine Co-Ownership and Acquisition Agreement for Echo Warrior 19 (19)
Exhibit 6.121	Profit Participation Convertible Promissory Note for Echo Warrior 19 (19)
Exhibit 6.124	Equine Co-Ownership and Acquisition Agreement for Micro Share (f.k.a. Who'sbeeninmybed 19) (20)
Exhibit 6.125	Profit Participation Convertible Promissory Note for Micro Share (f.k.a. Who'sbeeninmybed 19) (20)
Exhibit 6.126	Equine Co-Ownership and Acquisition Agreement for Malibu Mayhem (f.k.a. Into Summer 19) (20)
Exhibit 6.127	Profit Participation Convertible Promissory Note for Malibu Mayhem (f.k.a. Into Summer 19) (20)
Exhibit 6.128	Profit Participation Convertible Promissory Note for Mrs Whistler (20)
Exhibit 6.129	Profit Participation Convertible Promissory Note for Chasing Time (f.k.a. Race Hunter 19) (20)
Exhibit 6.132	Profit Participation Convertible Promissory Note for Vow (20)
Exhibit 6.133	Equine Co-Ownership and Acquisition Agreement for Magical Ways (f.k.a You Make Luvin Fun 19) (20)
Exhibit 6.134	Profit Participation Convertible Promissory Note for Magical Ways (f.k.a. You Make Luvin Fun 19) (20)
Exhibit 6.135	Equine Co-Ownership and Acquisition Agreement for Miss Sakamoto (20)

44

Exhibit 6.136	Profit Participation Convertible Promissory Note for Miss Sakamoto (20)
Exhibit 6.137	Profit Participation Convertible Promissory Note for Tap the Gavel (f.k.a. Courtisane 19) (20)
Exhibit 6.138	Equine Co-Ownership and Acquisition Agreement for Cornice Traverse (f.k.a. Grand Traverse Bay 19)(20)
Exhibit 6.139	Profit Participation Convertible Promissory Note for Cornice Traverse (f.k.a. Grand Traverse Bay 19) (20)
Exhibit 6.140	Equine Co-Ownership and Acquisition Agreement for Our Miss Jones 19 (21)
Exhibit 6.141	Profit Participation Convertible Promissory Note for Our Miss Jones 19 (21)
Exhibit 6.142	Profit Participation Convertible Promissory Note for Straight No Chaser (f.k.a. Margarita Friday 19) (21)
Exhibit 6.143	Profit Participation Convertible Promissory Note for Regal Rebel (f.k.a. Queen Amira 19) (21)
Exhibit 6.144	Profit Participation Convertible Promissory Note for Salute to America(21)
Exhibit 6.145	Equine Co-Ownership and Acquisition Agreement for Desire Street 19 (21)
Exhibit 6.146	Profit Participation Convertible Promissory Note for Desire Street 19 (21)
Exhibit 6.147	Profit Participation Convertible Promissory Note for Duke of Love (22)
Exhibit 6.148	Profit Participation Convertible Promissory Note for War Safe (22)
Exhibit 6.149	Profit Participation Convertible Promissory Note for Tufnel (22)
Exhibit 6.150	Equine Co-Ownership and Acquisition Agreement for Tufnel (22)
Exhibit 6.151	Profit Participation Convertible Promissory Note for Classic Cut (22)
Exhibit 6.152	Profit Participation Convertible Promissory Note for Essential Rose 20 (22)
Exhibit 6.153	Profit Participation Convertible Promissory Note for Who Runs the World (22)
Exhibit 6.154	Equine Co-Ownership and Acquisition Agreement for Who Runs the World (22)
Exhibit 6.155	Profit Participation Convertible Promissory Note for Balletic (22)
Exhibit 6.156	Profit Participation Convertible Promissory Note for Song of Bernadette 20 (22)
Exhibit 6.157	Equine Co-Ownership and Acquisition Agreement for Song of Bernadette 20 (22)
Exhibit 6.158	Profit Participation Convertible Promissory Note for Daring Dancer 20 (23)
Exhibit 6.159	Equine Co-Ownership and Acquisition Agreement for Daring Dancer 20 (23)
Exhibit 6.160	Profit Participation Convertible Promissory Note for Grand Traverse Bay 20 (23)
Exhibit 6.161	Equine Co-Ownership and Acquisition Agreement for Grand Traverse Bay 20 (23)
Exhibit 6.162	Profit Participation Convertible Promissory Note for Chad Brown Bundle (23)
Exhibit 6.163	Equine Co-Ownership and Acquisition Agreement for Night Combat (23)
Exhibit 6.164	Equine Co-Ownership and Acquisition Agreement for Three Jewels (23)
Exhibit 6.165	Equine Co-Ownership and Acquisition Agreement for Splashdown 20(23)
Exhibit 6.166	Vertalo Subscription Agreement by and between My Racehorse CA LLC and Vertalo, Inc. (24)
Exhibit 6.167	First Amendment to Management Services Agreement by and between My Racehorse CA LLC and Experiential Squared, Inc.(25)
Exhibit 6.168	Profit Participation Convertible Promissory Note for Fenwick Hall 20 (26)
Exhibit 6.169	Equine Co-Ownership and Acquisition Agreement for Fenwick Hall 20 (26)
Exhibit 6.170	Profit Participation Convertible Promissory Note for Le Relais 20 (26)
Exhibit 6.171	Equine Co-Ownership and Acquisition Agreement for Le Relais 20 (26)
Exhibit 6.172	Profit Participation Convertible Promissory Note for Spirit 20 (26)
Exhibit 6.173	Equine Co-Ownership and Acquisition Agreement for Spirit 20 (26)
Exhibit 6.174	Profit Participation Convertible Promissory Note for Mo Temptation (27)
Exhibit 6.175	Equine Co-Ownership Agreement for Mo Temptation (27)
Exhibit 6.176	Profit Participation Convertible Promissory Note for Moonbow 20 (27)
Exhibit 6.177	Equine Co-Ownership Agreement for Moonbow 20 (27)
Exhibit 6.180	Profit Participation Convertible Promissory Note for My Fast One 20 (27)
Exhibit 6.181	Profit Participation Convertible Promissory Note for Helicopter Money (f.k.a. Ashlee’s Empire 20) (27)
Exhibit 6.182	Equine Co-Ownership Agreement for Helicopter Money (f.k.a. Ashlee’s Empire 20) (27)
Exhibit 6.185	Profit Participation Convertible Promissory Note for I’m a Looker 20 (27)
Exhibit 6.186	Profit Participation Convertible Promissory Note for Stay Fabulous (f.k.a. Jeanne’s Speight 20) (27)
Exhibit 6.187	Equine Co-Ownership Agreement for Stay Fabulous (f.k.a. Jeanne’s Speight 20) (27)
Exhibit 6.188	Profit Participation Convertible Promissory Note for Smart Shopping 21 (28)
Exhibit 6.189	Profit Participation Convertible Promissory Note for Patsy’s Kim 21 (28)
Exhibit 6.190	Profit Participation Convertible Promissory Note for One Last Night 21 (29)
Exhibit 6.191	Equine Co-Ownership Agreement for One Last Night 21 (29)
Exhibit 6.198	Profit Participation Convertible Promissory Note for Sarrocchi 21 (30)

45

Exhibit 6.199	Profit Participation Convertible Promissory Note for Elarose 21 (30)
Exhibit 6.200	Profit Participation Convertible Promissory Note for Song of the Lark 21 (30)
Exhibit 6.201	Equine Co-Ownership Agreement for Song of the Lark 21 (30)
Exhibit 6.202	Profit Participation Convertible Promissory Note for Enchante 21 (30)
Exhibit 6.203	Equine Co-Ownership Agreement for Enchante 21 (30)
Exhibit 6.204	Profit Participation Convertible Promissory Note for Royal Duet (31)
Exhibit 6.205	Equine Co-Ownership Agreement for San Saria 21- Series Royal Duet (31)
Exhibit 6.206	Form of Equine Co-Ownership Agreement for La Cuvee 21- Series Royal Duet (32)
Exhibit 6.207	Profit Participation Convertible Promissory Note for Kindle 21 (31)
Exhibit 6.208	Equine Co-Ownership Agreement for Kindle 21 (31)
Exhibit 6.209	Profit Participation Convertible Promissory Note for Adaay in Asia (32)
Exhibit 6.210	Equine Co-Ownership Agreement for Adaay in Asia (32)
Exhibit 6.211	Profit Participation Convertible Promissory Note for Bullish Sentiment 21 (32)
Exhibit 6.212	Profit Participation Convertible Promissory Note for Seismic Beauty (32)
Exhibit 6.213	Equine Co-Ownership Agreement for Seismic Beauty (32)
Exhibit 6.214	Profit Participation Convertible Promissory Note for Sweet as Sin (32)
Exhibit 6.215	Equine Co-Ownership Agreement for Sweet as Sin (32)
Exhibit 6.216	Profit Participation Convertible Note for Alliford Bay 21 (32)
Exhibit 6.217	Equine Co-Ownership Agreement for Alliford Bay 21 (32)
Exhibit 6.218	Profit Participation Convertible Note for Blues Corner 21 (32)
Exhibit 6.219	Profit Participation Convertible Note for Lovesick 21 (32)
Exhibit 6.220	Equine Co-Ownership Agreement for Lovesick 21 (32)
Exhibit 6.221	Profit Participation Convertible Note for Tamboz 21 (32)
Exhibit 6.222	Equine Co-Ownership Agreement for Tamboz 21(32)
Exhibit 6.223	Profit Participation Convertible Note for Savvy Sassy 22 (33)
Exhibit 6.224	Equine Co-Ownership Agreement for Savvy Sassy 22 (33)
Exhibit 6.225	Profit Participation Convertible Note for Ishvana 21 (33)
Exhibit 6.226	Equine Co-Ownership Agreement for Ishvana 21 (33)
Exhibit 6.227	Profit Participation Convertible Note for Blue Curl 22 (33)
Exhibit 6.228	Equine Co-Ownership Agreement for Blue Curl 22 (33)
Exhibit 6.229	Profit Participation Convertible Note for Brandy 22 (34)
Exhibit 6.230	Equine Co-Ownership Agreement for Brandy 22 (34)
Exhibit 6.231	Profit Participation Convertible Note for Bitter Lemon 22 (35)
Exhibit 6.232	Equine Co-Ownership Agreement for Bitter Lemon 22 (35)
Exhibit 6.233	Profit Participation Convertible Note for Downdraft 22 (35)
Exhibit 6.234	Equine Co-Ownership Agreement for Downdraft 22 (35)
Exhibit 6.235	Profit Participation Convertible Note for Bares Tripper 22 (35)
Exhibit 6.236	Equine Co-Ownership Agreement for Bares Tripper 22 (35)
Exhibit 6.237	Profit Participation Convertible Note for Hoopskirt 22 (35)
Exhibit 6.238	Equine Co-Ownership Agreement for Hoopskirt 22 (35)
Exhibit 6.239	Profit Participation Convertible Note for Princess Samurai 22 (35)
Exhibit 6.240	Equine Co-Ownership Agreement for Princess Samurai 22 (35)
Exhibit 6.241	Profit Participation Convertible Note for Incredible (35)
Exhibit 6.242	Equine Co-Ownership Agreement for Incredible (35)
Exhibit 6.243	Profit Participation Convertible Note for Nina Fever 22 (35)
Exhibit 6.244	Equine Co-Ownership Agreement for Nina Fever 22 (35)
Exhibit 6.245	Profit Participation Convertible Note for Blue Devil (35)
Exhibit 6.246	Equine Co-Ownership Agreement for Blue Devil (35)
Exhibit 6.247	OID Convertible Note for Clair De Lune 22 (36)

46

__________________

(1)	Filed with the Company’s Form 1-A dated September 10, 2018 and incorporated by reference herein.
(2)	Filed with the Company’s Amendment No. 1 to Form 1-A dated November 20, 2018 and incorporated by reference herein.
(3)	Filed with the Company’s Post-Qualification Amendment No. 1 to Form 1-A dated April 18, 2019 and incorporated by reference herein.
(4)	Filed with the Company’s Post-Qualification Amendment No. 3 to Form 1-A dated June 25, 2019 and incorporated by reference herein.
(5)	Filed with the Company’s Post-Qualification Amendment No. 4 to Form 1-A dated July 19, 2019 and incorporated by reference herein.
(6)	Filed with the Company’s Post Qualification Amendment No. 5 to Form 1-A dated August 28, 2019 and incorporated by reference herein.
(7)	Filed with the Company’s Post Qualification Amendment No. 6 to Form 1-A dated October 3, 2019 and incorporated by reference herein.
(8)	Filed with the Company’s Post Qualification Amendment No. 7 to Form 1-A dated December 6, 2019 and incorporated by reference herein.
(9)	Filed with the Company’s Post Qualification Amendment No. 8 to Form 1-A dated February 7, 2020 and incorporated by reference herein.
(10)	Filed with the Company’s Post Qualification Amendment No. 9 to Form 1-A dated April 7, 2020 and incorporated by reference herein.
(11)	Filed with the Company’s Post Qualification Amendment No. 11 to Form 1-A dated May 29, 2020 and incorporated by reference herein.
(12)	Filed with the Company’s Post Qualification Amendment No. 12 to Form 1-A dated June 12, 2020 and incorporated by reference herein.
(13)	Filed with the Company’s Post Qualification Amendment No. 13 to Form 1-A dated July 15, 2020 and incorporated by reference herein.
(14)	Filed with the Company’s Post Qualification Amendment No. 14 to Form 1-A dated July 31, 2020 and incorporated by reference herein.
(15)	Filed with the Company’s Post Qualification Amendment No. 16 to Form 1-A dated September 22, 2020 and incorporated by reference herein.
(16)	Filed with the Company’s Post Qualification Amendment No. 19 to Form 1-A dated November 3, 2020 and incorporated by reference herein.
(17)	Filed with the Company’s Post Qualification Amendment No. 20 to Form 1-A dated December 18, 2020 and incorporated by reference herein.
(18)	Filed with the Company’s Post Qualification Amendment No. 22 to Form 1-A dated March 2, 2021 and incorporated by reference herein.
(19)	Filed with the Company’s Post Qualification Amendment No. 24 to Form 1-A dated April 20, 2021 and incorporated by reference herein.
(20)	Filed with the Company’s Post Qualification Amendment No. 24 to Form 1-A dated April 30, 2021 and incorporated by reference herein.
(21)	Filed with the Company’s Post Qualification Amendment No. 27 to Form 1-A dated June 14, 2021 and incorporated by reference herein
(22)	Filed with the Company’s Post Qualification Amendment No. 28 to Form 1-A dated September 3, 2021 and incorporated by reference herein.
(23)	Filed with the Company’s Post Qualification Amendment No. 31 to Form 1-A dated December 6, 2021 and incorporated by reference herein
(24)	Filed with the Company’s Post Qualification Amendment No. 32 to Form 1-A dated January 11, 2022 and incorporated by reference herein
(25)	Filed with the Company’s Form 1-A dated February 22, 2022 and incorporated by reference herein
(26)	Filed with the Company’s Post Qualification Amendment No. 1 to Form 1-A dated May 6, 2022 and incorporated by reference herein.
(27)	Filed with the Company’s Post Qualification Amendment No. 2 to Form 1-A dated June 24, 2022 and incorporated by reference herein.
(28)	Filed with the Company’s Post Qualification Amendment No. 5 to Form 1-A dated August 22, 2022 and incorporated by reference herein.
(29)	Filed with the Company’s Post Qualification Amendment No. 6 to Form 1-A dated September 16, 2022 and incorporated by reference herein.
(30)	Filed with the Company’s Post Qualification Amendment No. 7 to Form 1-A dated October 27, 2022 and incorporated by reference herein.
(31)	Filed with the Company’s Post Qualification Amendment No. 9 to Form 1-A, dated February 17, 2023 and incorporated by reference.
(32)	Filed with the Company’s Post Qualification Amendment No. 10 to Form 1-A, dated May 3, 2023 and incorporated by reference.
(33)	Filed with the Company’s Post Qualification Amendment No. 14 to Form 1-A, dated October 13, 2023 and incorporated by reference.
(34)	Filed with the Company’s Post Qualification Amendment No. 15 to Form 1-A, dated October 27, 2023 and incorporated by reference.
(35)	Filed with the Company’s Post Qualification Amendment No. 16 to Form 1-A, dated December 12, 2023 and incorporated by reference.
(36)	Filed with the Company’s Post Qualification Amendment No. 18 to Form 1-A, dated June 24, 2024 and incorporated by reference.

47

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: October 25, 2024	MY RACEHORSE CA LLC

By: Experiential Squared, Inc., its Manager

By: /s/ Michael Behrens
Name: Michael Behrens
Title: Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael Behrens Name: Michael Behrens	Chief Executive Officer, Chief Financial Officer, and Secretary of Experiential Squared, Inc. (Principal Executive Officer, Principal Financial Officer, and Principal Accounting Officer)	October 25, 2024
MY RACEHORSE CA LLC By: /s/ Michael Behrens Name: Michael Behrens Title: Chief Executive Officer	Manager	October 25, 2024

48